                                             AS FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-102120
OFFER TO EXCHANGE/PROSPECTUS
                                   AVAYA INC.
                                      AND
                     WARBURG, PINCUS EQUITY PARTNERS, L.P.
                        AND AFFILIATED INVESTMENT FUNDS

                               OFFER TO EXCHANGE
       AN AGGREGATE OF UP TO 69,506,161 SHARES OF AVAYA COMMON STOCK AND
                   AN AGGREGATE OF UP TO $200 MILLION IN CASH
                                   FOR UP TO
             $660,542,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF
                LIQUID YIELD OPTION-TM- NOTES DUE 2021 OF AVAYA
                 (CUSIP NO. 053499AA7) (ISIN NO. US053499AA70)
                              -------------------

    - FOR EACH $1,000 PRINCIPAL AMOUNT AT MATURITY OF LIQUID YIELD OPTION NOTES DUE 2021 OF AVAYA (NEW YORK STOCK EXCHANGE: AVZR21), THE OFFERORS ARE OFFERING TO EXCHANGE, AT YOUR ELECTION AND SUBJECT TO PRORATION AS DESCRIBED BELOW, EITHER:

       --  THE "MIXED CONSIDERATION," CONSISTING OF $208.40 IN CASH PLUS SHARES
          OF AVAYA COMMON STOCK HAVING A VALUE EQUAL TO $208.40, BASED ON THE VOLUME-WEIGHTED AVERAGE TRADING PRICE OF A SHARE OF AVAYA COMMON STOCK (NYSE: AV) ON THE NYSE DURING THE FIVE NYSE TRADING DAYS ENDING ON AND INCLUDING THE SECOND NYSE TRADING DAY PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, SUBJECT TO A MAXIMUM OF 105 SHARES AND A MINIMUM OF 77 SHARES; OR

       --  THE "CASH CONSIDERATION," CONSISTING OF $389.61 IN CASH.

    - OF THE $200 MILLION IN CASH AVAILABLE IN THE EXCHANGE OFFER, AVAYA WILL PAY UP TO $100 MILLION AND THE WARBURG PINCUS FUNDS WILL PAY UP TO $100 MILLION. AVAYA WILL ISSUE ALL OF THE SHARES OF AVAYA COMMON STOCK.

    - THE OFFERORS WILL NOT ACCEPT FOR EXCHANGE MORE THAN $660,542,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS, REPRESENTING APPROXIMATELY 70% OF THE OUTSTANDING LYONS. BECAUSE THE OFFERORS WILL USE NO MORE THAN
      $200 MILLION IN CASH TO PURCHASE LYONS IN THE EXCHANGE OFFER, UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN THIS OFFER TO EXCHANGE/PROSPECTUS, THE MAXIMUM AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS THAT THE OFFERORS WILL ACCEPT FOR EXCHANGE MAY BE LESS THAN $660,542,000.

    - LYONS PROPERLY TENDERED AND NOT VALIDLY WITHDRAWN WILL BE SUBJECT TO PRORATION IN A VARIETY OF SITUATIONS, BASED ON (1) THE AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS PROPERLY TENDERED, (2) THE AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS PROPERLY TENDERED BY HOLDERS THAT ELECT, OR ARE DEEMED TO HAVE ELECTED, THE MIXED CONSIDERATION AND (3) THE AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS PROPERLY TENDERED BY HOLDERS THAT ELECT THE CASH CONSIDERATION.

       THE PRORATION MECHANISMS THAT WILL BE USED ARE DESIGNED TO ENSURE THAT
       (A) NOT MORE THAN $660,542,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF LYONS ARE ACCEPTED FOR EXCHANGE, (B) LYONS PROPERLY TENDERED BY HOLDERS THAT ELECT, OR ARE DEEMED TO HAVE ELECTED, THE MIXED CONSIDERATION ARE ACCEPTED FOR EXCHANGE FIRST, AND (C) NO MORE THAN AN AGGREGATE OF
       $200 MILLION IN CASH IS PAID IN THE EXCHANGE OFFER. HOLDERS OF LYONS THAT ELECT CASH CONSIDERATION ARE MORE LIKELY TO EXPERIENCE PRORATION, OR A HIGHER DEGREE OF PRORATION, THAN THOSE HOLDERS THAT ELECT, OR ARE DEEMED TO HAVE ELECTED, MIXED CONSIDERATION.

       FOR ADDITIONAL INFORMATION CONCERNING PRORATION, SEE "THE EXCHANGE OFFER--PRORATION."

    - THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 28, 2003, UNLESS EXTENDED. YOU MAY WITHDRAW LYONS THAT YOU TENDER AT ANY TIME BEFORE THE EXCHANGE OFFER EXPIRES.

    - THE EXCHANGE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS OFFER TO EXCHANGE/PROSPECTUS FORMS A PART; THE EXPIRATION OF ANY APPLICABLE WAITING PERIOD REQUIRED UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AS A RESULT OF THE WARBURG PINCUS FUNDS' PARTICIPATION IN THE EXCHANGE OFFER AND THE RELATED TRANSACTIONS; THE APPROVAL FOR LISTING ON THE NYSE OF THE SHARES OF COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER AND THE SHARES ISSUABLE UPON THE EXERCISE OF THE WARRANTS HELD BY AND TO BE ISSUED TO THE WARBURG PINCUS FUNDS IN CONNECTION WITH THEIR PARTICIPATION IN THE EXCHANGE OFFER AS DESCRIBED IN "RELATIONSHIP BETWEEN AVAYA AND THE WARBURG PINCUS FUNDS--THE BACKSTOP AGREEMENT"; AND THE OTHER CONDITIONS DESCRIBED IN "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER."

    - THE OFFERORS RESERVE THE RIGHT TO JOINTLY WAIVE ANY CONDITION OR EXTEND THE EXCHANGE OFFER AND OTHERWISE AMEND THE EXCHANGE OFFER IN ANY RESPECT. THE OBLIGATIONS OF AVAYA AND THE WARBURG PINCUS FUNDS TO EXCHANGE THE LYONS IN THE EXCHANGE OFFER ARE SEVERAL AND NOT JOINT.

    WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 25 BEFORE YOU MAKE ANY INVESTMENT DECISION.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS OFFER TO EXCHANGE/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                                 MORGAN STANLEY

DECEMBER 23, 2002 (AS AMENDED ON JANUARY 13 AND 22, 2003)
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                               TABLE OF CONTENTS

Questions and Answers About the
  Exchange Offer......................      1

Summary...............................     11

Risk Factors..........................     25

Forward Looking Statements............     40

Use of Proceeds.......................     41

Price Range of Common Stock and
  Lyons...............................     42

Capitalization........................     43

Selected Pro Forma Financial
  Information.........................     45

The Exchange Offer....................     47

The Offerors' Reasons For Making the
  Exchange Offer......................     61

Relationship Between Avaya and the
  Warburg Pincus Funds................     62

Description of Capital Stock..........     71

Description of Lyons..................     78

Certain United States Federal Income
  Tax Consequences....................     89

Legal Matters.........................     95

Experts...............................     95

Fees and Expenses.....................     95

Where To Find Additional Information
  Regarding Avaya.....................     96

    THIS OFFER TO EXCHANGE/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AVAYA THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS OFFER TO EXCHANGE/PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO LYONS HOLDERS UPON WRITTEN OR ORAL REQUEST MADE TO THE OFFICE OF THE CORPORATE SECRETARY, AVAYA INC., 211 MOUNT AIRY ROAD, BASKING RIDGE, NEW JERSEY 07920 (TEL. 908-953-6000). TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, LYONS HOLDERS MUST MAKE ANY REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

    You should rely only on the information contained or incorporated by reference in this offer to exchange/prospectus. Neither we nor the Warburg Pincus Funds have authorized anyone to provide you with information different from that contained or incorporated by reference in this offer to exchange/ prospectus. We are offering our common stock only in jurisdictions where the exchange offer is permitted. The information contained in this offer to exchange/prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this offer to exchange/prospectus. Our business, financial condition, results of operation and prospects may have changed since those dates.

                            ------------------------

    Unless otherwise provided in this offer to exchange/prospectus or in any of documents incorporated by reference, trademarks identified by -Registered Trademark- and -TM- are registered trademarks or trademarks, respectively, of Avaya Inc. or its subsidiaries. "Liquid Yield Option" and "LYON" are trademarks of Merrill Lynch & Co., Inc.

                                       i
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                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

    THESE ANSWERS TO QUESTIONS YOU MAY HAVE AS A HOLDER OF LYONS, AS WELL AS THE SUMMARY THAT FOLLOWS, HIGHLIGHT SELECTED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE/ PROSPECTUS. TO FULLY UNDERSTAND THE EXCHANGE OFFER AND THE OTHER CONSIDERATIONS THAT MAY BE IMPORTANT TO YOUR DECISION ABOUT WHETHER TO EXCHANGE YOUR LYONS AND WHICH CONSIDERATION TO ELECT, YOU SHOULD CAREFULLY READ THIS OFFER TO EXCHANGE/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE SECTION ENTITLED "RISK FACTORS," AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE/PROSPECTUS. FOR FURTHER INFORMATION REGARDING AVAYA, SEE "WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA." EXCEPT AS OTHERWISE SPECIFIED, THE WORDS:

    - "AVAYA," THE "COMPANY," "WE," "OUR," "OURS," AND "US" REFER TO AVAYA INC. AND ITS SUBSIDIARIES;

    - "WARBURG PINCUS FUNDS" REFERS TO THE WARBURG PINCUS PRIVATE EQUITY INVESTMENT FUNDS THAT ARE PARTICIPATING IN THE EXCHANGE OFFER, WARBURG, PINCUS EQUITY PARTNERS, L.P., WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V., WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V. AND WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.;

    - "WARBURG PINCUS" REFERS TO WARBURG PINCUS LLC, A PRIVATE EQUITY INVESTMENT FIRM AND THE MANAGER OF THE WARBURG PINCUS FUNDS; AND

    - "THE OFFERORS" REFERS TO AVAYA AND THE WARBURG PINCUS FUNDS TOGETHER.

WHO IS MAKING THIS OFFER?

    The offerors are Avaya and the Warburg Pincus Funds. The obligations of Avaya and the Warburg Pincus Funds to exchange the LYONs in the exchange offer are several and not joint, with Avaya and the Warburg Pincus Funds being obligated only to the extent of the specific consideration each is offering, as described below under "--What is the Source of the Cash to Be Paid and the Shares to Be Issued in the Exchange Offer?". This limitation on the obligations of each of the offerors applies only to the obligation of each party to purchase LYONs in the exchange offer and does not apply to any other liabilities the offerors may have in connection with the exchange offer.

WHAT CLASS AND AMOUNT OF SECURITIES ARE BEING SOUGHT IN THE EXCHANGE OFFER?

    The offerors are offering to exchange up to $660,542,000 aggregate principal amount at maturity of Avaya's currently outstanding Liquid Yield Option Notes due 2021, or LYONs, representing approximately 70% of the outstanding LYONs as of the date of this offer to exchange/prospectus. However, because the offerors will pay no more than $200 million in cash in the exchange offer, the aggregate principal amount at maturity of LYONs that the offerors will ultimately accept for exchange will depend on the number of tendering holders that elect, or are deemed to have elected, the mixed consideration, and the number of tendering holders that elect the cash consideration. For example, if all tendering holders elect the cash consideration, the offerors would not accept more than $513,333,000 aggregate principal amount at maturity of LYONs, representing approximately 54% of the outstanding LYONs as of the date of this offer to exchange/prospectus.

    The offerors will accept LYONs for exchange only in principal amounts at maturity of $1,000 or integral multiples of $1,000.

WHAT WILL PARTICIPATING LYONS HOLDERS RECEIVE IN THE EXCHANGE OFFER?

    For each LYON that you properly tender and do not validly withdraw prior to the expiration of the exchange offer, you will receive, at your election and subject to proration as described in this offer to exchange/prospectus, either:

    - the "mixed consideration," consisting of $208.40 in cash plus shares of Avaya common stock having a value equal to $208.40, based on the volume-weighted average trading price of a share of Avaya

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      common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer, subject to a maximum of 105 shares and a minimum of 77 shares; or

    - the "cash consideration," consisting of $389.61 in cash.

    Avaya's common stock and the LYONs are listed on the NYSE under the symbols "AV" and "AVZR21," respectively. The last reported sale price per share of Avaya common stock on the NYSE was $2.72 on January 9, 2003 and $2.33 on December 20, 2002, the business day immediately preceding the commencement of the exchange offer. The last price per LYON reported by Bloomberg L.P. was $427.78 on January 9, 2003 and $362.43 on December 20, 2002, the business day immediately preceding the commencement of the exchange offer.

WHAT WILL HAPPEN IF THE EXCHANGE OFFER IS OVERSUBSCRIBED, OR IF LYONS HOLDERS ELECT TO RECEIVE MORE CASH CONSIDERATION THAN IS BEING OFFERED?

    LYONs properly tendered will be subject to proration in a variety of situations, based on (1) the aggregate principal amount at maturity of LYONs properly tendered, (2) the aggregate principal amount at maturity of LYONs properly tendered by holders that elect, or are deemed to have elected, the mixed consideration and (3) the aggregate principal amount at maturity of LYONs properly tendered by holders that elect the cash consideration.

    The proration mechanisms that will be used are designed to ensure that
(a) not more than $660,542,000 aggregate principal amount at maturity of LYONs are accepted for exchange, (b) LYONs properly tendered by holders that elect, or are deemed to have elected, the mixed consideration are accepted for exchange first, and (c) no more than an aggregate of $200 million in cash is paid in the exchange offer.

    Holders of LYONs that elect cash consideration are more likely to experience proration, or a higher degree of proration, than those holders that elect mixed consideration. However, holders of LYONs that elect mixed consideration will also be subject to proration if more than $660,542,000 aggregate principal amount at maturity of LYONs are properly tendered by holders that elect, or are deemed to have elected, the mixed consideration.

    For additional information concerning proration, see "The Exchange Offer--Proration."

WHY ARE THE OFFERORS MAKING THE EXCHANGE OFFER?

    The offerors believe that the exchange offer, if completed at this time and fully subscribed for, including the related transactions, would help Avaya in the following ways:

    - Avaya's outstanding indebtedness would be reduced, resulting in a capital structure that would provide Avaya greater flexibility, including to react to changing market and industry conditions;

    - given current market conditions, the cost to Avaya of retiring any LYONs pursuant to the exchange offer would be lower than the amount Avaya would have to pay if it were required to repurchase such LYONs pursuant to their terms on October 31, 2004; and

    - the Warburg Pincus Funds' $100 million commitment to purchase and convert LYONs would enable Avaya to retire a greater amount of the outstanding LYONs than it otherwise could on its own. Because of constraints contained in Avaya's existing credit facility, Avaya is prohibited from paying in excess of $100 million in cash to repurchase LYONs.

    The Warburg Pincus Funds are participating in the exchange offer at this time because they currently hold a substantial amount of Avaya common stock and would likely suffer substantial dilution if Avaya were required to repurchase LYONs on October 31, 2004, assuming the restrictions in Avaya's credit

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facility remain in effect and Avaya's common stock continues to trade at current market levels. The Warburg Pincus Funds are also participating in the exchange offer because of the arrangements in the Backstop Agreement among Avaya and the Warburg Pincus Funds (the "Backstop Agreement"). See "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

WHAT DO AVAYA'S BOARD OF DIRECTORS AND THE WARBURG PINCUS FUNDS THINK OF THE EXCHANGE OFFER?

    None of our board of directors, Warburg Pincus or any of the Warburg Pincus Funds is making any recommendation regarding whether you should tender your LYONs in the exchange offer or, if you do decide to tender, whether you should elect to receive the mixed consideration or the cash consideration. Warburg Pincus is not giving you any investment advice about Avaya, Avaya common stock or the LYONs. Accordingly, you must make your own determination as to whether to tender your LYONs and whether to elect to receive the mixed consideration or the cash consideration. Before making your decision, the offerors urge you to carefully read this offer to exchange/prospectus in its entirety, including the information set forth under "Risk Factors," and the other documents incorporated by reference.

HOW WILL FLUCTUATIONS IN THE TRADING PRICE OF OUR COMMON STOCK AND THE LYONS AFFECT THE CONSIDERATION OFFERED TO LYONS HOLDERS?

    The mixed consideration offered in exchange for a LYON consists of $208.40 in cash plus a number of shares of Avaya common stock based on the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date, as follows:

    - a number of shares of Avaya common stock having a value equal to $208.40, IF such volume-weighted average trading price is greater than or equal to $1.98 but not greater than $2.68; or

    - 105 shares of Avaya common stock, IF such volume-weighted average trading price is less than $1.98; or

    - 77 shares of Avaya common stock, IF such volume-weighted average trading price is greater than $2.68.

    The mixed consideration will have a value (based on the volume-weighted average trading price) equal to $416.80 as long as the volume-weighted average trading price is within the collar of $1.98 and $2.68. Because the volume-weighted average trading price used to determine the number of shares of Avaya common stock offered as part of the mixed consideration is subject to the collar, the value of the mixed consideration received in exchange for each LYON will be less than $416.80 if the volume-weighted average trading price is less than $1.98, the low end of the collar. Moreover, because the price of our common stock is subject to market fluctuations, holders of LYONs accepted for the mixed consideration will bear the risk that the market value of the shares of Avaya common stock could decline during the time between the expiration of the exchange offer and the date they receive the mixed consideration, and that such decline could be substantial. Accordingly, even if the volume-weighted average trading price used to determine the number of shares to be delivered as part of the mixed consideration equals or exceeds $1.98, the total value of the mixed consideration received per LYON may still be less than $416.80.

    The amount of the cash consideration offered in the exchange offer will not be affected by the trading price of our common stock. The amount of the cash consideration offered is fixed at $389.61 per LYON.

    Although the trading price of the LYONs has no effect on the value of the mixed consideration or the amount of the cash consideration, because the LYONs' trading price fluctuates, the value of the mixed consideration or the cash consideration may be less than the trading price of the LYONs on the expiration date.

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WILL THE AVAYA COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE LISTED FOR
  TRADING?

    We will make an application for listing on the NYSE of the shares of Avaya common stock to be issued in the exchange offer and to be issued to the Warburg Pincus Funds in connection with the exchange offer and related transactions. The approval of this application is a condition to the completion of the exchange offer. Generally, the Avaya common stock you receive in the exchange offer will be freely tradeable, unless you are considered an "affiliate" of ours, as that term is defined in the Securities Act of 1933. For more information regarding the market for Avaya common stock, please see "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters" in our 2002 Annual Report on
Form 10-K, which we incorporate by reference into this offer to exchange/prospectus.

DOES AVAYA INTEND TO PAY DIVIDENDS ON ITS COMMON STOCK?

    No. We have no intention to pay dividends on Avaya common stock.

WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?

    The exchange offer is conditioned upon:

    - the effectiveness of the registration statement of which this offer to exchange/prospectus forms a part;

    - the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the issuance of Avaya common stock to the Warburg Pincus Funds in connection with the exchange offer and related transactions;

    - the approval for listing on the NYSE of the shares of Avaya common stock to be issued in the exchange offer and of the shares of Avaya common stock issuable upon exercise of the warrants held by and to be issued to the Warburg Pincus Funds in connection with the exchange offer;

    - the satisfaction of certain conditions set forth in the Backstop Agreement, including the accuracy of the representations and warranties in the Backstop Agreement and the Dealer Manager Agreement among Avaya, the Warburg Pincus Funds and the dealer manager, Morgan Stanley & Co. Incorporated, and compliance with certain covenants contained in the Dealer Manager Agreement, as of the expiration date of the exchange offer; and

    - the other closing conditions described in "The Exchange Offer--Conditions to the Exchange Offer."

    The offerors may jointly waive any condition. If any of these conditions is not satisfied, the offerors will not be obligated to accept and exchange any properly tendered LYONs. For more information regarding the conditions to the exchange offer, see "The Exchange Offer--Conditions to the Exchange Offer."

UNDER WHAT CIRCUMSTANCES CAN THE EXCHANGE OFFER BE TERMINATED?

    Any of the offerors may terminate the exchange offer at any time prior to the expiration of the exchange offer if any condition to the exchange offer is not satisfied as of the expiration of the exchange offer. See "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement." If the exchange offer is terminated, no LYONs will be accepted for exchange.

UNDER WHAT CIRCUMSTANCES CAN THE EXCHANGE OFFER BE EXTENDED OR AMENDED?

    The offerors reserve the right to jointly extend the exchange offer for any reason or no reason at all. The offerors have also agreed that they will extend the exchange offer if Avaya makes any public announcement concerning its financial condition or results of operations during the seven NYSE trading

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days prior to the scheduled expiration of the exchange offer, such that the expiration date of the exchange offer will then become the seventh NYSE trading day following the date of the announcement, unless they otherwise agree at that time. The offerors have agreed, however, that Avaya's announcement on January 21, 2003 concerning its first fiscal quarter 2003 earnings will not result in an extension of the exchange offer. In addition, Avaya has the right, in its sole discretion, to extend the exchange offer once until not later than February 5, 2003, if the registration statement of which this offer to exchange/prospectus forms a part has not been declared effective by the SEC or any applicable waiting period under the HSR Act has not expired as of January 28, 2003. Further, the offerors may be required by law to extend the exchange offer if they make a material change in the terms of the exchange offer or in the information contained in this offer to exchange/prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer, LYONs that were previously tendered and not validly withdrawn will remain subject to the exchange offer. For more information regarding the offerors' right to terminate, extend or amend the exchange offer, see "The Exchange Offer--Extensions, Delay in Acceptance, Termination or Amendment."

HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER IS TERMINATED, EXTENDED OR AMENDED?

    If the exchange offer is terminated, extended or amended, we will issue a press release or another form of public announcement. In the case of an extension, a release or announcement will be issued no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions or amendments of the exchange offer, see "The Exchange Offer--Extensions, Delay in Acceptance, Termination or Amendment."

HOW WILL AVAYA BE AFFECTED IF THE EXCHANGE OFFER IS NOT COMPLETED?

    If the exchange offer is not completed, our operating flexibility may be restricted because we would not have reduced our indebtedness. Whether or not the exchange offer is completed, holders of LYONs outstanding as of October 31, 2004 will have the right to require us to repurchase their LYONs on that date at a price of $542.95 per LYON. We have the right to pay the purchase price in cash or, subject to certain conditions, in shares of Avaya common stock or a combination of cash and shares of Avaya common stock. On the repurchase date, we may not have sufficient funds to make the required repurchase, and even if we do, our credit facility and other debt instruments may restrict us from paying cash to repurchase LYONs. Therefore, if we are unable to satisfy the conditions to our right to use Avaya common stock to repurchase the LYONs, we could be in default of our obligations under the LYONs. Any default in our obligations under the LYONs could trigger a default under the terms of our other indebtedness. If we deliver Avaya common stock in satisfaction of these repurchase obligations, the holders of Avaya common stock, including holders who receive Avaya common stock pursuant to the exchange offer, would suffer substantial dilution.

HOW WILL THE EXCHANGE OFFER AFFECT THE TRADING MARKET FOR THE LYONS THAT ARE NOT
  EXCHANGED?

    Although LYONs that are not exchanged will continue to be listed on the NYSE, to the extent that LYONs are tendered and accepted for exchange in the exchange offer, the trading market for the remaining LYONs may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in LYONs.

HOW WOULD MY DECISION NOT TO TENDER LYONS AFFECT MY ABILITY TO CONVERT MY LYONS IN THE FUTURE OR TO REQUIRE AVAYA TO PURCHASE MY LYONS ON SCHEDULED PURCHASE DATES IN THE FUTURE?

    If you do not tender your LYONs, you will still be able to convert your LYONs into Avaya common stock at any time at the rate of 37.4437 shares of Avaya common stock per LYON (subject to antidilution adjustments) or require Avaya to purchase your LYONs on scheduled purchase dates in the future in

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accordance with the terms of the LYONs. However, your right to participate in the exchange offer and elect to receive the cash consideration or mixed consideration as described in this offer to exchange/ prospectus will expire upon the expiration of the exchange offer.

WHAT IS THE SOURCE OF THE CASH TO BE PAID AND THE SHARES TO BE ISSUED IN THE
  EXCHANGE OFFER?

    Avaya will pay up to an aggregate of $100 million in cash in the exchange offer from its general corporate funds. The Warburg Pincus Funds will pay up to an aggregate of $100 million in cash in the exchange offer from their working capital. Avaya has the right to determine, subject to these limitations, how much cash will be paid by Avaya and how much cash will be paid by the Warburg Pincus Funds. See "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement." All of the shares of Avaya common stock to be issued in the exchange offer will be issued by Avaya.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF MY PARTICIPATING IN THE EXCHANGE
  OFFER?

    To the extent you receive the mixed consideration, the exchange offer should be treated as a recapitalization for U.S. federal income tax purposes and a tendering holder generally would recognize gain, if any, but not loss on the exchange. The determination of the amount and character of such gain would depend on various factors. See "Certain United States Federal Income Tax Consequences."

    To the extent you receive the cash consideration, the exchange offer should be treated as a taxable exchange for U.S. federal income tax purposes and a tendering holder generally would recognize gain or loss, if any, on the exchange. The determination of the amount and character of such gain or loss would depend on various factors. See "Certain United States Federal Income Tax Consequences."

ARE AVAYA'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS RELEVANT TO MY DECISION TO TENDER IN THE EXCHANGE OFFER?

    Yes. The price of both our common stock and the LYONs are closely linked to our financial condition and results of operations. The successful completion of the exchange offer will have an effect on our debt service obligations and other related commitments. To assist you in determining the effect of our financial condition on you as a holder of our common stock (if you elect to tender your LYONs in the exchange offer in exchange for the mixed consideration), or as holder of LYONs (if you elect not to tender or to the extent the offerors do not accept your LYONs for exchange), we have included the capitalization of Avaya as of September 30, 2002, on an as adjusted basis to give effect to the exchange offer given certain assumptions. See "Capitalization." We have also included summary historical financial information and certain pro forma financial information. See "Summary--Summary Historical Financial Information" and "Selected Pro Forma Financial Information."

WILL AVAYA RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

    No. However, to the extent the Warburg Pincus Funds purchase LYONs in the exchange offer, we may receive up to approximately $472,000 in cash proceeds upon the exercise of warrants currently held by the Warburg Pincus Funds. For more information, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

WHAT IS THE RELATIONSHIP OF THE WARBURG PINCUS FUNDS TO AVAYA?

    The Warburg Pincus Funds are substantial stockholders of Avaya and are considered affiliates. As of December 20, 2002, the Warburg Pincus Funds beneficially owned an aggregate of 65,154,397 shares of Avaya common stock, of which 12,104,397 shares represent shares of Avaya common stock that may be acquired by the Warburg Pincus Funds upon exercise of currently exercisable warrants.

    Since October 2000, when the Warburg Pincus Funds made their initial investment in Avaya, they have had the right to nominate an individual for election to Avaya's board of directors and the right to have an observer attend meetings of Avaya's board of directors. On December 19, 2002, prior to approval by Avaya's board of directors of the exchange offer and the related transactions, the Warburg Pincus Funds' designee resigned from Avaya's board of directors.

    The rights described above terminated upon execution of the Backstop Agreement. However, in the Backstop Agreement, we granted the Warburg Pincus Funds the right to designate one individual for election to our board of directors and an additional unaffiliated individual for election to our board of directors if the Warburg Pincus Funds pay at least $25 million to purchase LYONs in the exchange offer, in each case, for so long as they hold a specified number of shares of our common stock. In accordance with these provisions, on January 6, 2003, Joseph P. Landy, Co-President of Warburg Pincus, was appointed to Avaya's board of directors.

    For more information on the Backstop Agreement, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

WILL THE WARBURG PINCUS FUNDS RECEIVE ANY CASH PROCEEDS OR COMPENSATION FROM THE
  EXCHANGE OFFER?

    The Warburg Pincus Funds will not receive any cash proceeds from the exchange offer. However, in consideration of their agreement to participate in the exchange offer, we have granted the Warburg Pincus Funds series C warrants that have a four year term and are exercisable for an aggregate of 7,355,824 shares of Avaya common stock at an exercise price of $3.50 per share.

    In addition, we have agreed that, if the Warburg Pincus Funds purchase LYONs in the exchange offer:

    - we will grant the Warburg Pincus Funds additional warrants to purchase our common stock, on terms that depend upon the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer;

    - we will decrease to $.01 the exercise price of warrants currently held by Warburg Pincus and, to the extent necessary, increase the number of shares of Avaya common stock that may be purchased upon exercise of such warrants;

    - the Warburg Pincus Funds will convert all LYONs they purchase in the exchange offer into shares of our common stock, in accordance with the terms of the LYONs;

    - the Warburg Pincus Funds will exercise for cash warrants to purchase a number of shares of our common stock that will be determined based on the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer; and

    - following the exercise described in the preceding bullet point, the adjusted exercise price of the unexercised warrants held by the Warburg Pincus Funds will be readjusted to the exercise price that would have been in effect if the Backstop Agreement had not been entered into.

    The intended net effect of the transactions described in the preceding four bullet points is that, in consideration for the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer plus the amount of cash paid by the Warburg Pincus Funds to us upon exercise of the warrants, the Warburg Pincus Funds will receive an aggregate number of shares of our common stock equal to the quotient of:

    - the sum of the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer plus the amount of cash paid by the Warburg Pincus Funds to us upon exercise of the warrants, divided by

    - 90% of the volume-weighted average trading price of a share of our common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration of the exchange offer, but in no event less than $1.78 or more than $2.68.

    In addition, we have agreed to reimburse the Warburg Pincus Funds for specified fees and expenses that they incur in connection with the exchange offer and to indemnify the Warburg Pincus Funds for specified losses that may result from the exchange offer.

    For a more complete description of the compensation that we have agreed to pay the Warburg Pincus Funds in connection with the exchange offer, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER?

    You will have until 5:00 p.m., New York City time, on January 28, 2003, unless the exchange offer is extended. For more information regarding the time period for tendering your LYONs, see "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering LYONs."

HOW DO I TENDER MY LYONS?

    To tender LYONs, the exchange agent, The Bank of New York, must receive, prior to the expiration of the exchange offer, a timely confirmation of book-entry transfer of such LYONs and a properly completed letter of transmittal or agent's message according to the procedure for book-entry transfer described in this offer to exchange/prospectus. If you cannot provide the exchange agent with all of the required documents prior to the expiration of the exchange offer, you may obtain additional time by submitting a notice of guaranteed delivery to the exchange agent according to the procedures described in this offer to exchange/ prospectus, whereby you guarantee that these items will be received by the exchange agent within three NYSE trading days and, for your tender to be valid, the exchange agent must receive the missing items within that three trading-day period. If you wish to tender LYONs that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf. For more information regarding the procedures for tendering your LYONs, see "The Exchange Offer--Procedures for Tendering LYONs."

MAY I TENDER A PORTION OF THE OUTSTANDING LYONS THAT I HOLD?

    Yes. You do not have to tender all of your LYONs to participate in the exchange offer. However, you may only tender your LYONs in increments of $1,000 principal amount at maturity.

HOW DO I INDICATE WHETHER I WOULD PREFER TO RECEIVE THE MIXED CONSIDERATION OR THE CASH CONSIDERATION?

    To elect to receive either the mixed consideration or the cash consideration, you must indicate such election on the letter of transmittal or in your instruction to The Depository Trust Company, or DTC. If you properly tender LYONs but fail to make a valid election, you will be deemed to have elected to receive the mixed consideration.

WHEN WILL I RECEIVE THE MIXED CONSIDERATION OR CASH CONSIDERATION IN EXCHANGE FOR MY LYONS?

    Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming the offerors have not previously elected to terminate or amend the exchange offer, the offerors will accept for exchange LYONs that are properly tendered and not validly withdrawn prior to the expiration of the exchange offer which, unless extended, will be at 5:00 p.m., New York City time, on January 28, 2003. The offerors will announce the final prorations and commence delivery of the mixed consideration and/or the cash consideration promptly after the expiration date.

WHAT HAPPENS IF MY LYONS ARE NOT ACCEPTED FOR EXCHANGE?

    If the offerors decide for any reason not to accept any LYONs, or not all properly tendered LYONs are accepted as a result of proration, DTC will credit any validly withdrawn or unaccepted LYONs to the tendering holder's account at DTC. For more information, see "The Exchange Offer--Return of Unaccepted LYONs."

UNTIL WHEN MAY I WITHDRAW PREVIOUSLY TENDERED LYONS?

    You may withdraw previously tendered LYONs at any time until the exchange offer has expired. For more information regarding your right to withdraw tendered LYONs, see "The Exchange Offer--Withdrawal of Tenders."

HOW DO I WITHDRAW PREVIOUSLY TENDERED LYONS?

    To withdraw previously tendered LYONs, you are required to deliver a written notice of withdrawal to the exchange agent, which you may deliver by facsimile, or you must comply with the appropriate procedures of DTC's automated tender offer program. For more information regarding the procedures for withdrawing tendered LYONs, see "The Exchange Offer--Withdrawal of Tenders."

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY LYONS?

    If you are the record owner of your LYONs and you tender your LYONs in the exchange offer, you will not incur any brokerage fees or commissions. If your LYONs are held through a broker or other nominee who tenders the LYONs on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

HOW MANY SHARES OF OUR COMMON STOCK WILL BE OUTSTANDING AFTER THE COMPLETION OF THE EXCHANGE OFFER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE BACKSTOP AGREEMENT?

    We cannot determine how many shares of Avaya common stock will be outstanding following completion of the exchange offer and the related transactions. However, we will not issue more than an aggregate of approximately 93,032,926 shares of our common stock in the exchange offer and to the Warburg Pincus Funds in connection with the exchange offer. Accordingly, we may have up to approximately 458,834,706 shares of our common stock outstanding following completion of the exchange offer and the related transactions. The number of shares of our common stock that we issue could vary materially, based upon various factors, including:

    - the volume-weighted average trading price for a share of our common stock during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date;

    - the aggregate principal amount at maturity of LYONs accepted for exchange in the exchange offer;

    - the proportion of LYONs that are tendered for the mixed consideration and the cash consideration; and

    - the aggregate principal amount at maturity of LYONs purchased by the Warburg Pincus Funds in the exchange offer.

    For additional information, see "The Exchange Offer--Offer Consideration" and "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

    If you have questions regarding the information in this offer to exchange/prospectus or the exchange offer, please contact the dealer manager, Morgan Stanley & Co. Incorporated. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your LYONs, please contact the information agent, Georgeson Shareholder Communications, Inc. In addition, if you wish to obtain information each day as to the value of the mixed consideration being offered as if it had been determined on such date (which, until the NYSE trading day preceding the expiration date of the exchange offer, will be determined by assuming that the volume-weighted average trading price used to determine the number of shares of Avaya common stock offered as part of the mixed consideration equals the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the trading day preceding the day of your inquiry), you can contact the information agent at the toll-free number set forth below. If you would like additional copies of this offer to exchange/prospectus, our 2002 annual report on Form 10-K, our 2002 annual meeting proxy statement or any current reports on Form 8-K that we incorporate by reference, please contact either the information agent or Avaya.

    You can call the dealer manager collect at (212) 761-5409 or the information agent collect at (212) 440-9800 or toll-free at (866) 296-4337. You can also write to the dealer manager or the information agent at one of the addresses set forth on the back cover of this offer to exchange/prospectus. You can also contact us at:

                                   Avaya Inc.
                              211 Mount Airy Road
                        Basking Ridge, New Jersey 07920
                         Attention: Investor Relations
                          Phone number: (908) 953-7501

                                    SUMMARY

AVAYA INC.

    Avaya Inc. is a leading provider of communications systems, applications and services for enterprises, including businesses, government agencies and other organizations. Our product and solution offerings include converged voice and data networks, traditional voice communications systems, customer relationship management solutions, unified communications solutions and structured cabling products. We support our broad customer base with comprehensive global service offerings that help our customers plan, design, implement and manage their communications networks. We believe our global service organization is an important consideration for customers purchasing our products and solutions and is a source of significant revenue for us, primarily from maintenance contracts.

    We offer a broad array of communications systems, solutions and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include telephones, computers, cell phones and personal digital assistants. Our broad portfolio of products includes products we have developed internally, products we have obtained through acquisitions, products manufactured by third parties which we resell, products and software provided to us by third parties as components of our offerings and products we have developed through our strategic alliances with other technology leaders. Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for businesses with less than ten employees.

    Prior to the fourth quarter of fiscal 2002, our businesses were organized into operating segments based on product groups. In the fourth quarter of fiscal 2002, we reevaluated our business model due to the continued decline in spending on enterprise communications technology by our customers and redesigned our operating segments to align them with discrete customer sets and market segment opportunities in order to optimize revenue growth and profitability. As a result, we now report our operating results in the following four segments:
Converged Systems and Applications, Small and Medium Business Solutions, Services and Connectivity Solutions.

    We were incorporated under the laws of the State of Delaware on February 16, 2000, as a wholly owned subsidiary of Lucent Technologies Inc. On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all of the outstanding shares of our capital stock to its shareowners. We refer to these transactions as the "distribution." Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

    Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

THE WARBURG PINCUS FUNDS

    Warburg Pincus is a leading private equity investment firm. The firm currently has nearly $10 billion under management, with approximately
$6 billion available for investment in a range of industries including business services, energy and natural resources, financial services and technologies, healthcare and life sciences, information and communications technology, media and real estate.

    Since 1971, Warburg Pincus has sponsored ten private equity investment funds with committed capital in excess of $19 billion. These funds have invested more than $14 billion in over 450 companies in 29 countries. The Warburg Pincus private equity investment funds that are participating in the exchange offer are Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg Pincus Netherlands Equity Partners III, C.V., which are collectively referred to in this offer to exchange/prospectus as the "Warburg Pincus Funds."

    Warburg Pincus has over 100 professionals in offices in New York, Menlo Park, London, Munich, Hong Kong, Singapore, Seoul, Tokyo and Mumbai. Warburg Pincus' sole business is private equity investing. The firm has an active portfolio of about 150 companies.

    Warburg Pincus' principal executive offices are located at 466 Lexington Avenue, New York, New York 10017. Warburg Pincus' telephone number is
(212) 878-0600.

RELATIONSHIP BETWEEN THE WARBURG PINCUS FUNDS AND AVAYA

    The Warburg Pincus Funds are substantial stockholders of Avaya and are considered affiliates. As of December 20, 2002 the Warburg Pincus Funds beneficially owned an aggregate of 65,154,397 shares of Avaya common stock, of which 12,104,397 shares represent shares of Avaya common stock that may be acquired by the Warburg Pincus Funds upon exercise of currently exercisable warrants.

    Since October 2000, when the Warburg Pincus Funds made their initial investment in Avaya, they have had the right to nominate an individual for election to Avaya's board of directors and the right to have an observer attend meetings of Avaya's board of directors. On December 19, 2002, prior to approval by Avaya's board of directors of the exchange offer and the related transactions, the Warburg Pincus Funds' designee resigned from Avaya's board of directors.

BACKSTOP AGREEMENT BETWEEN AVAYA AND THE WARBURG PINCUS FUNDS

    On December 23, 2002, Avaya and the Warburg Pincus Funds entered into the Backstop Agreement. In the Backstop Agreement, Avaya and the Warburg Pincus Funds agreed that the exchange offer would be commenced, and the Warburg Pincus Funds would participate in the exchange offer, on the terms described in this offer to exchange/prospectus.

    In consideration of the Warburg Pincus Funds agreement to participate in the exchange offer, we agreed to grant the Warburg Pincus Funds series C warrants with a four year term exercisable for an aggregate of 7,355,824 shares of our common stock at an exercise price of $3.50 per share. We also agreed that, if the Warburg Pincus Funds purchase LYONs in the exchange offer:

    - we will grant the Warburg Pincus Funds additional warrants to purchase our common stock, on terms that depend upon the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer;

    - we will decrease to $.01 the exercise price of warrants currently held by Warburg Pincus and to the extent necessary increase the number of shares of Avaya common stock that may be purchased upon exercise of such warrants;

    - the Warburg Pincus Funds will convert all LYONs they purchase in the exchange offer into shares of our common stock, in accordance with the terms of the LYONs;

    - the Warburg Pincus Funds will exercise for cash warrants to purchase a number of shares of our common stock that will be determined based on the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer; and

    - following the exercise described in the preceding bullet point, the adjusted exercise price of the unexercised warrants held by the Warburg Pincus Funds will be readjusted to the exercise price that would have been in effect if the Backstop Agreement had not been entered into.

    The intended net effect of the transactions described in the preceding four bullet points is that, in consideration for the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer plus the amount of cash paid by the Warburg Pincus Funds to us upon exercise of the warrants, the Warburg Pincus Funds will receive an aggregate number of shares of our common stock equal to the quotient of:

    - the sum of the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer plus the amount of cash paid by the Warburg Pincus Funds to us upon exercise of the warrants, divided by

    - 90% of the volume-weighted average trading price of a share of our common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration of the exchange offer, but in no event less than $1.78 or more than $2.68.

    The Warburg Pincus Funds' existing rights relating to board representation and observation terminated upon execution of the Backstop Agreement. However, in the Backstop Agreement we granted the Warburg Pincus Funds the right to designate one individual for election to our board of directors and an additional unaffiliated individual for election to our board of directors if the Warburg Pincus Funds pay at least $25 million to purchase LYONs in the exchange offer, in each case for so long as they hold a specified number of shares of our common stock. On January 6, 2003, Joseph P. Landy, Co-President of Warburg Pincus, was appointed to Avaya's board of directors.

    We also agreed to reimburse the Warburg Pincus Funds for specified fees and expenses that they incur in connection with the exchange offer and to indemnify the Warburg Pincus Funds for specified losses that may result from the exchange offer.

RECENT DEVELOPMENTS

    On January 21, 2003, we announced our first fiscal quarter 2003 results. See our Current Report on Form 8-K dated January 21, 2003. See also "Where To Find Additional Information Regarding Avaya."

                               THE EXCHANGE OFFER

                                            Avaya Inc., Warburg, Pincus Equity Partners L.P.,
OFFERORS..................................  Warburg, Pincus Netherlands Equity Partners I, C.V.,
                                            Warburg, Pincus Netherlands Equity Partners II, C.V.,
                                            and Warburg, Pincus Netherlands Equity Partners III,
                                            C.V. The obligations of Avaya and the Warburg Pincus
                                            Funds in the exchange offer are several and not joint,
                                            with Avaya and the Warburg Pincus Funds being
                                            obligated only to the extent of the specific
                                            consideration each is offering as described in this
                                            offer to exchange/prospectus.

SECURITIES FOR WHICH THE OFFERORS ARE
  MAKING THE EXCHANGE OFFER...............  $660,542,000 aggregate principal amount at maturity of our Liquid Yield Option Notes due 2021, or
                                            approximately 70% of the outstanding LYONs. The CUSIP
                                            number for the LYONs is 053499AA7. The ISIN number is
                                            US053499AA70.

THE EXCHANGE OFFER........................  For each $1,000 principal amount at maturity of LYONs properly tendered and not validly withdrawn prior to
                                            the expiration of the exchange offer, the holder will
                                            receive, at its election and subject to proration as
                                            described in this offer to exchange/prospectus,
                                            either:

                                            -    the "mixed consideration," consisting of $208.40
                                                 in cash plus shares of Avaya common stock having
                                                 a value equal to $208.40, based on the
                                                 volume-weighted average trading price of a share
                                                 of Avaya common stock on the NYSE during the five
                                                 NYSE trading days ending on and including the
                                                 second NYSE trading day prior to the expiration
                                                 date of the exchange offer, subject to a maximum
                                                 of 105 shares and a minimum of 77 shares; or

                                            -    the "cash consideration," consisting of $389.61
                                                 in cash.

                                            LYONs properly tendered and not validly withdrawn will
PRORATION.................................  be subject to proration in a variety of situations, based on (1) the aggregate principal amount at
                                            maturity of LYONs properly tendered, (2) the aggregate
                                            principal amount at maturity of LYONs properly
                                            tendered by holders that elect, or are deemed to have
                                            elected, the mixed consideration and (3) the aggregate
                                            principal amount at maturity of LYONs properly
                                            tendered by holders that elect the cash consideration.

                                            The proration mechanisms that will be used are
                                            designed to ensure that (a) not more than $660,542,000
                                            aggregate principal amount at maturity of LYONs are
                                            accepted for exchange, (b) LYONs properly tendered by
                                            holders that elect, or are deemed to have elected, the
                                            mixed consideration are accepted for exchange first,
                                            and (c) no more than an aggregate of $200 million in
                                            cash is paid in the exchange offer. Holders of LYONs
                                            that elect cash consideration are more likely to
                                            experience proration, or a higher degree of proration,
                                            than those holders that elect, or are deemed to have
                                            elected, mixed consideration.

                                            For additional information concerning proration, see
                                            "The Exchange Offer-Proration."

SOURCE OF THE CASH TO BE PAID IN THE        Avaya will pay up to an aggregate of $100 million in
  EXCHANGE OFFER..........................  cash in the exchange offer from its general corporate funds. The Warburg Pincus Funds will pay up to an
                                            aggregate of $100 million in cash in the exchange
                                            offer from their working capital. Avaya has the right
                                            to determine, subject to these limitations, how much
                                            cash will be paid by Avaya and how much cash will be
                                            paid by the Warburg Pincus Funds. See "Relationship
                                            Between Avaya and the Warburg Pincus Funds--The
                                            Backstop Agreement."

SOURCE OF COMMON STOCK TO BE ISSUED IN THE
  EXCHANGE OFFER..........................  All of the shares of Avaya common stock to be issued in the exchange offer will be issued by Avaya.

EXPIRATION DATE...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on January 28, 2003, unless extended.

CLOSING DATE..............................  The closing of the exchange offer will be promptly after the expiration date.

CONDITIONS TO THE EXCHANGE OFFER..........  The exchange offer is conditioned upon:

                                            -    the effectiveness of the registration statement
                                                 of which this offer to exchange/prospectus forms
                                                 a part;

                                            -    the expiration of any waiting periods under the
                                                 HSR Act applicable to the issuance of Avaya
                                                 common stock to the Warburg Pincus Funds in
                                                 connection with the exchange offer and the
                                                 related transactions;

                                            -    the approval for listing on the NYSE of the
                                                 shares of Avaya common stock to be issued in the
                                                 exchange offer and of the shares issuable upon
                                                 the exercise of the warrants held by and to be
                                                 issued to the Warburg Pincus Funds in connection
                                                 with the exchange offer;

                                            -    the satisfaction of the conditions set forth in
                                                 the Backstop Agreement, including the accuracy of
                                                 representations and warranties in the Backstop
                                                 Agreement and the Dealer Manager Agreement and
                                                 the compliance with certain covenants contained
                                                 in the Dealer Manager Agreement, in each case, as
                                                 of the expiration of the exchange offer; and

                                            -    the other closing conditions described in "The
                                                 Exchange Offer--Conditions to the Exchange
                                                 Offer."

                                            The offerors may jointly waive any condition to the
                                            exchange offer. If any of these conditions is not
                                            satisfied, the offerors will not be obligated to
                                            accept and exchange any properly tendered LYONs.

TERMINATION OF THE EXCHANGE OFFER.........  Any of the offerors may terminate the exchange offer if any of the conditions to the exchange offer is not
                                            satisfied at the expiration of the exchange offer.

                                            The offerors reserve the right to jointly extend the
                                            exchange offer for any reason or no reason at all. The
                                            offerors have also agreed that they will extend the
                                            exchange offer if Avaya makes any public announcement
                                            concerning its financial condition or results of
                                            operations during the seven NYSE trading days prior to
                                            the scheduled expiration of the exchange offer, such
                                            that the expiration of the exchange offer will then
                                            become the seventh NYSE trading day following the date
EXTENSION OR AMENDMENT OF THE EXCHANGE      of the announcement, unless they otherwise agree at
  OFFER...................................  that time. The offerors have agreed, however, that
                                            Avaya's announcement on January 21, 2003 concerning
                                            its first fiscal quarter 2003 earnings will not result
                                            in an extension of the exchange offer. Avaya has the
                                            right, in its sole discretion, to extend the exchange
                                            offer once until not later than February 5, 2003, if
                                            the registration statement of which this offer to
                                            exchange/prospectus forms a part has not been declared
                                            effective by the SEC or the applicable waiting period
                                            under the HSR Act has not expired as of January 28,
                                            2003. Further, the offerors may be required by law to
                                            extend the exchange offer if they make a material
                                            change in the terms of the exchange offer or in the
                                            information contained in this offer to
                                            exchange/prospectus or waive a material condition to
                                            the exchange offer. During any extension of the
                                            exchange offer, LYONs that were previously tendered
                                            but not validly withdrawn will remain subject to the
                                            exchange offer.

SHARES OUTSTANDING AFTER THE EXCHANGE       We cannot determine how many shares of Avaya common
  OFFER...................................  stock will be outstanding following the completion of the exchange offer and the transactions contemplated
                                            by the Backstop Agreement. However, we will not issue
                                            more than an aggregate of approximately 93,032,926
                                            shares of our common stock in the exchange offer and
                                            to the Warburg Pincus Funds in connection with the
                                            exchange offer. Accordingly, we may have up to
                                            approximately 458,834,706 shares of our common stock
                                            outstanding following completion of the exchange offer
                                            and the related transactions. However, the number of
                                            shares of our common stock that we issue could vary
                                            materially, based upon various factors, including:

                                            -    the volume-weighted average trading price for a
                                                 share of our common stock during the five NYSE
                                                 trading days ending on and including the second
                                                 NYSE trading day prior to the expiration date;

                                            -    the aggregate principal amount at maturity of
                                                 LYONs accepted for exchange in the exchange
                                                 offer;

                                            -    the proportion of LYONs that are tendered for the
                                                 mixed consideration and the cash consideration;
                                                 and

                                            -    the aggregate principal amount at maturity of
                                                 LYONs purchased by the Warburg Pincus Funds in
                                                 the exchange offer.

                                            For additional information, see "The Exchange
                                            Offer--Offer Consideration" and "Relationship Between
                                            Avaya and the Warburg Pincus Funds--The Backstop
                                            Agreement."

                                            LYONs not exchanged in the exchange offer will remain
                                            outstanding following completion of the exchange
CERTAIN CONSEQUENCES TO NON-TENDERING       offer. If the exchange offer is completed, the
  HOLDERS.................................  aggregate amount of LYONs that would remain outstanding may be substantially lower than the
                                            current amount outstanding. This reduction may
                                            adversely affect the liquidity of the trading market
                                            for and, consequently, the market price for the LYONs
                                            that remain outstanding after completion of the
                                            exchange offer. The terms and conditions governing the
                                            LYONs, including the covenants and other protective
                                            provisions contained in the indenture governing the
                                            LYONs, will remain unchanged. No amendment to the
                                            indenture governing the terms of the LYONs is being
                                            sought in connection with the exchange offer.

OUR BOARD OF DIRECTORS' APPROVAL OF THE
  EXCHANGE OFFER..........................  Avaya's board of directors has approved the exchange offer. However, neither Avaya's board of directors,
                                            Warburg Pincus nor any of the Warburg Pincus Funds is
                                            making any recommendation regarding whether you should
                                            tender your LYONs in the exchange offer or, if you do
                                            decide to tender, whether you should elect to receive
                                            the mixed consideration or the cash consideration.
                                            Warburg Pincus is not giving you any investment advice
                                            regarding Avaya, its common stock or the LYONs. You
                                            should consult your own advisors and make your own
                                            decision whether to tender and what consideration to
                                            elect.

PROCEDURES FOR TENDERING LYONS............  You must transmit to the exchange agent on or prior to the expiration of the exchange offer either:

                                            -    a timely confirmation of book-entry transfer of
                                                 your LYONs into the exchange agent's account at
                                                 DTC pursuant to the procedure for book-entry
                                                 transfers described in this offer to
                                                 exchange/prospectus under "The Exchange
                                                 Offer--Procedures for Tendering LYONs," or

                                            -    the documents necessary for compliance with the
                                                 guaranteed delivery procedures described below.

                                            If you wish to tender LYONs that are held in the name
                                            of a broker or other nominee, you should instruct your
                                            broker or other nominee to tender on your behalf.

GUARANTEED DELIVERY PROCEDURES............  If you wish to tender your LYONs in the exchange offer and you cannot complete the procedure for book-entry
                                            transfer on a timely basis, you may tender your LYONs
                                            in accordance with the guaranteed delivery procedures
                                            set forth in "The Exchange Offer--Procedures for
                                            Tendering LYONs--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.........................  You may withdraw previously tendered LYONs at any time before the exchange offer expires. See "The Exchange
                                            Offer--Withdrawal of Tenders."

CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES FOR LYONS HOLDERS..........
                                            To the extent you receive the mixed consideration, the
                                            exchange offer should be treated as a recapitalization
                                            for U.S. federal income tax purposes and a tendering
                                            holder generally would recognize gain, if any, but not
                                            loss on the exchange. The determination of the amount
                                            and character of such gain would depend on various
                                            factors. See "Certain United States Federal Income Tax
                                            Consequences."

                                            To the extent you receive the cash consideration, the
                                            exchange offer should be treated as a taxable exchange
                                            for U.S. federal income tax purposes and a tendering
                                            holder generally would recognize gain or loss, if any,
                                            on the exchange. The determination of the amount and
                                            character of such gain or loss would depend on various
                                            factors. See "Certain United States Federal Income Tax
                                            Consequences."

BROKERAGE COMMISSIONS.....................  You are not required to pay any brokerage commissions to the dealer manager. If your LYONs are held through
                                            a broker or other nominee who tenders the LYONs on
                                            your behalf, your broker may charge you a commission
                                            for doing so.

DEALER MANAGER............................  Morgan Stanley & Co. Incorporated

INFORMATION AGENT.........................  Georgeson Shareholder Communications, Inc.

EXCHANGE AGENT............................  The Bank of New York

MARKET-TRADING............................  Avaya common stock and the LYONs currently trade under the symbols "AV" and "AVZR21", respectively. See
                                            "Price Range of Common Stock and LYONs."

                                            If you have questions regarding the information in
                                            this offer to exchange/prospectus, please contact the
                                            dealer manager. If you have questions regarding the
                                            procedures for tendering in the exchange offer or
                                            require assistance in tendering your LYONs, please
                                            contact the information agent. In addition, if you
                                            wish to obtain information each day as to the value of
                                            the mixed consideration being offered as if it had
                                            been determined on such date (which, until the NYSE
                                            trading day preceding the expiration date of the
FURTHER INFORMATION.......................  exchange offer, will be determined by assuming that the volume-weighted average trading price used to
                                            determine the number of shares of Avaya common stock
                                            offered as part of the mixed consideration equals the
                                            volume-weighted average trading price of a share of
                                            Avaya common stock on the NYSE during the five NYSE
                                            trading days ending on and including the trading day
                                            preceding the day of your inquiry), you can contact
                                            the information agent at the toll-free number set
                                            forth on the back cover of this offer to exchange/
                                            prospectus. If you would like additional copies of
                                            this offer to exchange/prospectus, our 2002 annual
                                            report on Form 10-K, our 2002 annual meeting proxy
                                            statement or any current report on Form 8-K that we
                                            incorporate by reference, contact either the
                                            information agent or Avaya. For all other questions,
                                            please contact the dealer manager. The contact
                                            information is set forth on the back cover of this
                                            offer to exchange/prospectus.

                     SUMMARY COMPARISON OF KEY DIFFERENCES
                      BETWEEN AVAYA COMMON STOCK AND LYONS

    The following summary highlights selected differences between the terms of the LYONs and the shares of common stock we propose to issue to those LYONs holders who elect to receive the mixed consideration in the exchange offer. For a more detailed description of the LYONs and the shares of common stock, please see "Description of LYONs" and "Description of Capital Stock," respectively.

                                              LYONS                          COMMON STOCK
                                 --------------------------------  --------------------------------
Issuer.........................  Avaya Inc.                        Avaya Inc.

Maturity.......................  October 31, 2021                  Not applicable

Principal Amount at Maturity...  $1,000 per LYON                   Not applicable

Listing........................  New York Stock Exchange--         New York Stock Exchange--"AV"
                                 "AVZR21"

                                                                   We have made an application for
                                                                   listing on the NYSE of the
                                                                   shares of common stock to be
                                                                   issued in the exchange offer.
                                                                   The approval of this application
                                                                   is a condition to the completion
                                                                   of the exchange offer.

Ranking........................  The LYONs are unsecured and       A holder of shares of common
                                 unsubordinated indebtedness that  stock is an equity holder and is
                                 ranks equal in right of payment   not a creditor of Avaya. In the
                                 to all of Avaya's existing and    event of a liquidation of Avaya,
                                 future unsecured and              holders of LYONs and other
                                 unsubordinated indebtedness. The  creditors of Avaya would be
                                 LYONs are effectively             entitled to be paid prior to
                                 subordinated to any secured       holders of common stock.
                                 indebtedness of Avaya to the
                                 extent of the security. Also,
                                 the LYONs are effectively
                                 subordinated to any indebtedness
                                 and other liabilities, including
                                 trade payables, of our
                                 subsidiaries.

Accretion......................  We issued and sold the LYONs at an issue price significantly
                                 below the principal amount at
                                 maturity. The difference between
                                 the issue price and the
                                 principal amount at maturity of
                                 a LYON is referred to as the
                                 original issue discount. The
                                 original issue discount accrues
                                 daily at a rate of 3.625% per
                                 year, beginning on October 31,
                                 2001, calculated on a semiannual
                                 bond equivalent basis, using a
                                 360-day year comprised of twelve
                                 30-day months. As of
                                 September 30, 2002

                                              LYONS                          COMMON STOCK
                                 --------------------------------  --------------------------------
                                 the accreted value of a LYON was
                                 approximately $504.43.

Interest/Dividends.............  We do not pay cash interest on    We have never paid any dividends
                                 the LYONs.                        on our common stock and we have
                                                                   no plans to pay dividends on our
                                                                   common stock in the future.

Conversion.....................  Holders can convert the LYONs at any time on or before the
                                 maturity date, unless the LYONs
                                 have been redeemed or
                                 repurchased previously. For each
                                 LYON converted, we will deliver
                                 37.4437 shares of our common
                                 stock. The conversion rate may
                                 be adjusted for certain reasons,
                                 but will not be adjusted for
                                 accrued original issue discount.
                                 Upon conversion, the holder will
                                 not receive any cash payment
                                 representing accrued original
                                 issue discount; accrued original
                                 issue discount will be deemed
                                 paid by the shares of common
                                 stock received by the holder of
                                 LYONs on conversion. See
                                 "Description of LYONs--
                                 Conversion Rights."

Purchase by Avaya at the Option
  of the Holder................
                                 Holders of LYONs can require us   Holders of shares of common
                                 to purchase all or a portion of   stock cannot require us to
                                 their LYONs on the following      purchase their shares of common
                                 dates at the following prices,    stock.
                                 which are equal to the sum of
                                 the issue price and accrued
                                 original issue discount on such
                                 dates:

                                     - on October 31, 2004 at a
                                       price of $542.95 per LYON;

                                     - on October 31, 2006 at a
                                       price of $583.40 per LYON;
                                       and

                                     - on October 31, 2011 at a
                                       price of $698.20 per LYON.

                                 We may pay the purchase price in
                                 cash or, subject to certain
                                 conditions, shares of our common

                                              LYONS                          COMMON STOCK
                                 --------------------------------  --------------------------------
                                 stock or a combination of cash
                                 and shares of our common stock.
                                 See "Description of
                                 LYONs--Purchase of LYONs by
                                 Avaya at the Option of the
                                 Holder."

Redemption.....................  We can redeem all or a portion    The shares of common stock are
                                 of the LYONs for cash at any      not redeemable.
                                 time on or after October 31,
                                 2004, at a redemption price
                                 equal to the issue price plus
                                 accrued original issue discount
                                 to the redemption date.

Change in Control..............  In the event of a change in       Holders of shares of common
                                 control of Avaya prior to         stock are not entitled to
                                 October 31, 2004, holders of      require Avaya to purchase their
                                 LYONs can require Avaya to        shares of common stock upon a
                                 purchase their LYONs at a price   change in control.
                                 equal to the issue price plus
                                 accrued original issue discount
                                 to the purchase date.

Voting Rights..................  Holders of LYONs are not          A holder of shares of common
                                 entitled to any voting rights.    stock has one vote for each
                                 LYONs holders who convert LYONs   share of common stock held.
                                 into shares of common stock will
                                 have one vote for each share of
                                 common stock held.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following table sets forth summary historical financial information derived from our audited consolidated financial statements as of and for the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998. On
September 30, 2000, we were spun off from Lucent. The consolidated financial statements as of and for each of the fiscal years ended prior to September 30, 2001 include allocations of certain Lucent corporate headquarters' assets, liabilities, and expenses relating to the businesses that were transferred to us from Lucent. Therefore, the summary historical financial information for the fiscal years ended September 30, 2000, 1999 and 1998, during which time we were a business unit of Lucent, may not be indicative of our future performance as an independent company. The summary historical financial information for all periods should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included in our 2002 annual report on Form 10-K incorporated into this offer to exchange/ prospectus by reference. In reviewing the selected financial information, please note the following:

    - Commencing in fiscal 2002, we discontinued amortization of goodwill pursuant to the adoption of a new accounting pronouncement.

    - Purchased in-process research and development is attributable to the acquisitions of VPNet Technologies, Inc. and substantially all of the assets and certain liabilities of Quintus Corporation in 2001, and Lannet Ltd., SDX Business Systems PLC and Prominet Corporation in 1998.

    - We merged with Mosaix, Inc. in July 1999.

    - In October 1999, we adopted Statement of Position 98-1 and prospectively capitalized certain costs of computer software developed or obtained for internal use, which had been previously expensed as incurred. Accordingly, we began amortizing these costs on a straight-line basis over three to seven years.

    - Effective October 1, 1998, we changed our method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs, which was recorded as a cumulative effect of accounting change.

    - Total debt as of September 30, 2000 represents commercial paper obligations we assumed following the separation from Lucent and debt attributable to our foreign entities. During fiscal 2002, we repaid our commercial paper obligations and issued long-term convertible debt and senior secured notes.

    - In October 2000, we sold four million shares of our Series B convertible participating preferred stock and warrants to purchase our common stock for an aggregate purchase price of $400 million. In March 2002, all four million shares of the Series B preferred stock were converted into approximately 38 million shares of our common stock. The conversion of the Series B preferred stock and the exercise of warrants resulted in a charge to accumulated deficit of approximately $125 million. In addition, we recorded $12 million of accretion from October 1, 2001 through the date of conversion. Both the $125 million charge and the $12 million of accretion were included in the calculation of net income (loss) available to common stockholders for fiscal 2002.

    - In March 2002, we sold 19.55 million shares of common stock and received net proceeds of approximately $112 million.

                                                                    YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------------------------------
                                                        2002       2001       2000       1999       1998
                                                      --------   --------   --------   --------   --------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenue.............................................   $4,956     $6,793     $7,732     $8,268     $7,754
Business restructuring charges and related expenses,
  net of reversals..................................      209        837        684        (33)        --
Goodwill and intangibles impairment charge..........       71         --         --         --         --
Purchased in-process research and development.......       --         32         --         --        306
Income (loss) before cumulative effect of accounting
  change............................................     (666)      (352)      (375)       186         43
Cumulative effect of accounting change..............       --         --         --         96         --
                                                       ------     ------     ------     ------     ------
Net income (loss)...................................   $ (666)    $ (352)    $ (375)    $  282     $   43
                                                       ======     ======     ======     ======     ======
Earnings (loss) per common share--basic:
  Income (loss) available to common stockholders....   $(2.44)    $(1.33)    $(1.39)    $ 0.72     $ 0.17
  Cumulative effect of accounting change............       --         --         --       0.37         --
                                                       ------     ------     ------     ------     ------
  Net income (loss) available to common
    stockholders....................................   $(2.44)    $(1.33)    $(1.39)    $ 1.09     $ 0.17
                                                       ======     ======     ======     ======     ======
Earnings (loss) per common share--diluted:
  Income (loss) available to common stockholders....   $(2.44)    $(1.33)    $(1.39)    $ 0.68     $ 0.17
  Cumulative effect of accounting change............       --         --         --       0.35         --
                                                       ------     ------     ------     ------     ------
  Net income (loss) available to common
    stockholders....................................   $(2.44)    $(1.33)    $(1.39)    $ 1.03     $ 0.17
                                                       ======     ======     ======     ======     ======

                                                                      AS OF SEPTEMBER 30,
                                                      ----------------------------------------------------
                                                        2002       2001       2000       1999       1998
                                                      --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents...........................   $  597     $  250     $  271     $  194     $  107
Working capital.....................................      979        662        773      1,446      1,525
Total assets........................................    3,897      4,648      5,037      4,239      4,177
Short term borrowings...............................       --        145         80          5          9
Long term debt......................................      933        500        713          5          5
Total debt..........................................      933        645        793         10         14
Series B convertible participating preferred
  stock.............................................       --        395         --         --         --
Total stockholders' equity..........................       --        481        764      1,817      1,795

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS OFFER TO EXCHANGE/PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU, INCLUDING THOSE INCORPORATED BY REFERENCE, BEFORE DECIDING WHETHER OR NOT TO EXCHANGE THE LYONS FOR THE MIXED CONSIDERATION OR THE CASH CONSIDERATION PURSUANT TO THE EXCHANGE OFFER.

           RISKS RELATED TO THE EXCHANGE OFFER AND AVAYA COMMON STOCK

    THE VALUE OF THE MIXED CONSIDERATION WILL BE AFFECTED BY FLUCTUATIONS IN THE TRADING PRICE OF OUR COMMON STOCK.

    The mixed consideration offered in exchange for a LYON consists of $208.40 in cash plus a number of shares of Avaya common stock based on the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date, as follows:

    - a number of shares of Avaya common stock having a value equal to $208.40, IF such volume-weighted average trading price is greater than or equal to $1.98 but not greater than $2.68;

    - 105 shares of Avaya common stock, IF such volume-weighted average trading price is less than $1.98; or

    - 77 shares of Avaya common stock, IF such volume-weighted average trading price is greater than $2.68.

The mixed consideration will have a value (based on the volume-weighted average trading price) equal to $416.80, as long as the volume-weighted average trading price is within the collar of $1.98 and $2.68. Because the volume-weighted average trading price used to determine the number of shares of Avaya common stock offered as part of the mixed consideration is subject to the collar, the value of the mixed consideration received in exchange for each LYON will be less than $416.80 if the volume-weighted average trading price is less than $1.98, the low end of the collar. Moreover, because the price of our common stock is subject to market fluctuations, holders of LYONs accepted for the mixed consideration will bear the risk that the market value of the shares of Avaya common stock could decline during the time between the expiration of the exchange offer and the date they receive the mixed consideration, and that such decline could be substantial. Accordingly, even if the volume-weighted average trading price used to determine the number of shares to be delivered as part of the mixed consideration equals or exceeds $1.98, the total value of the mixed consideration received per LYON may still be less than $416.80.

    LYONS HOLDERS THAT ELECT TO RECEIVE THE MIXED CONSIDERATION COULD EXPERIENCE SUBSTANTIAL DILUTION IF WE ARE REQUIRED TO REPURCHASE A SIGNIFICANT PORTION OF OUR LYONS IN OCTOBER 2004.

    Holders of our LYONs may require us to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. Under the terms of the indenture governing the LYONs, we may, at our option, elect to pay the purchase price in cash or, subject to certain conditions, in shares of our common stock or a combination of cash and common stock. Our existing credit facility prohibits us from using more than $100 million in cash to redeem or repurchase the LYONs (including any cash used to purchase LYONs in the exchange offer) and therefore, the amount of cash we will be able to use to repurchase LYONs may be significantly reduced after completion of the exchange offer. If the trading price of our common stock does not improve or deteriorates and we pay a substantial portion of the purchase price of any LYONs that we are required to repurchase in October 2004 in shares of our common stock, LYONs holders who receive common stock in the exchange offer may suffer significant dilution.

    OUR COMMON STOCK WILL HAVE NO PRIORITY IN THE EVENT OF A LIQUIDATION OR INSOLVENCY.

    In the event of our liquidation or insolvency, a payment default with respect to our existing indebtedness, a covenant default with respect to our existing indebtedness or upon acceleration of any of our existing indebtedness due to an event of default, our assets will be available to pay our creditors first, including holders of the LYONs and our other debt. Holders of common stock will not have the same degree of protection as holders of debt claims, including holders of LYONs. As of September 30, 2002, we had approximately $933 million of total debt outstanding, including the LYONs.

    HOLDERS OF THE COMMON STOCK HAVE NONE OF THE REPURCHASE RIGHTS AFFORDED UNDER THE LYONS.

    As a holder of LYONs, if a change in control occurs prior to October 31, 2004, you have the right to require Avaya to purchase your LYONs for cash at a price equal to the issue price plus accrued original issue discount to the purchase date. In addition, a holder of LYONs may require us to repurchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price equal to the sum of the issue price and accrued original issue discount on the LYONs as of the applicable purchase date. Holders of LYONs who exchange their LYONs for common stock will not have these or similar rights with respect to the common stock they receive.

    THE LIQUIDITY OF ANY TRADING MARKET THAT CURRENTLY EXISTS FOR THE LYONS MAY BE ADVERSELY AFFECTED BY THE EXCHANGE OFFER, AND HOLDERS OF LYONS WHO FAIL TO TENDER IN THE EXCHANGE OFFER MAY FIND IT MORE DIFFICULT TO SELL THEIR LYONS.

    Although LYONs that are not exchanged will continue to be listed on the NYSE, to the extent that LYONs are tendered and accepted for exchange in the exchange offer, the trading market for the remaining LYONs may be less liquid and more sporadic and prices may fluctuate significantly depending on the volume of trading in LYONs. This decreased liquidity may also make if more difficult for holders of LYONs that do not tender to sell their LYONs.

    BECAUSE OUR COMMON STOCK MAY BE CONSIDERED A TECHNOLOGY STOCK, THE MARKET PRICE MAY BE VOLATILE.

    The market price of our common stock could fluctuate significantly for many reasons, including in response to the occurrence of any event discussed in "Risk Factors" or for reasons unrelated to our specific performance or prospects. In recent years, the stock market has experienced a high level of price volatility, and market prices for the stock of many companies, particularly technology companies, have experienced price fluctuations that have not necessarily been related to their operating performance or prospects. As we may be considered a technology company, the market price of our common stock may be more volatile than that of other companies.

    A NUMBER OF SHARES OF OUR COMMON STOCK ARE OR WILL BE ELIGIBLE FOR FUTURE SALE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Any sales of substantial amounts of our common stock in the public market or the exercise of substantial amounts of options or warrants to purchase shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock to decline. All of these shares will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.

    If the exchange offer is over subscribed by holders that elect, or are deemed to have elected, the mixed consideration, then, depending on the volume-weighed average trading price of our common stock used to calculate the number of shares issued in the exchange offer and related transactions, we could have up to a maximum of approximately 458,834,706 shares of our common stock outstanding. In that case, the Warburg Pincus Funds would beneficially own 93,275,926 shares, or 19.6%, of our outstanding common stock, including immediately exercisable warrants to acquire up to approximately 16,699,162 shares of our common stock. For additional information, see "The Exchange Offer--Offer Consideration" and "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement." For so long as the Warburg Pincus Funds remain our "affiliate," any shares of our common stock held by the Warburg Pincus Funds will only be available for public sale if such shares are registered under the Securities Act or sold in accordance with an applicable exemption from registration. Three months after the Warburg Pincus Funds cease to be an "affiliate" of Avaya, all of the shares held for more than two years would then immediately become eligible for public sale without the limitations of Rule 144. The Warburg Pincus Funds have registration rights with respect to the shares of our common stock and warrants to purchase shares of our common stock they currently beneficially own or will own as a result of their participation in the exchange offer to the extent not already covered by an effective registration statement.

    Further, as of December 2, 2002, options to purchase 54,830,636 shares of our common stock were outstanding and held by our employees. Also as of December 2, 2002, 9,355,105 restricted stock units were held by our employees. This concentration of stock options and restricted stock units relative to the amount of our common stock outstanding may have a dilutive effect on our earnings per share which could adversely affect the market price of our common stock. From time to time, we will issue additional options and restricted stock units to our employees under our existing plans and under new plans we may adopt.

    AS OUR LARGEST STOCKHOLDER, THE WARBURG PINCUS FUNDS HAVE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OUR OTHER STOCKHOLDERS.

    As of December 20, 2002, the Warburg Pincus Funds beneficially owned approximately 65,154,397 shares, or approximately 17.2%, of our outstanding common stock. Although the number of shares of our common stock beneficially owned by the Warburg Pincus Funds following the completion of the exchange offer and the transactions contemplated by the Backstop Agreement will vary depending on a variety of factors, the Warburg Pincus Funds could beneficially own as many as approximately 127,941,911 shares, or approximately 29.0%, of our outstanding common stock, including currently exercisable warrants to acquire up to approximately 18,528,710 shares of our common stock if the exchange offer is over-subscribed, all LYONs are tendered by holders that elect to receive the cash consideration and the volume weighted average trading price used to calculate any shares issued in the exchange offer is less than or equal to $1.98 per share. Although the Warburg Pincus Funds have agreed to limitations on their right to vote any shares they own in excess of 25.0% of the outstanding shares of our common stock, the Warburg Pincus Funds could exert significant influence over all matters requiring approval by stockholders, including the election or removal of directors and the approval of mergers or other business combination transactions. In addition, the Warburg Pincus Funds have the right to designate an individual for election to Avaya's board of directors. On January 6, 2003, Joseph P. Landy, Co-President of Warburg Pincus, was appointed to Avaya's board of directors. Further, if the Warburg Pincus Funds pay $25 million or more for the purchase of LYONs in the exchange offer, they will have the right to nominate an additional individual. See "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

    OUR ABILITY TO USE OUR TAX NET OPERATING LOSSES MAY BE LIMITED IN THE
FUTURE.

    As of September 30, 2001, we had consolidated net operating loss carryforwards, or NOLs, for U.S. federal income tax purposes of approximately $202 million. These NOLs remain subject to examination and adjustment by the Internal Revenue Service. We also expect to incur an additional NOL for 2002. These NOLs generally can be used by us to offset income earned in subsequent taxable years.

    Under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an "ownership change" may generally thereafter only utilize its pre-change losses (including certain so-called "built-in" losses that have not yet been recognized for federal income tax purposes) to offset a fixed amount of taxable income. A corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over a three year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose).

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    Based on our reported stock ownership to date, we do not expect to undergo an ownership change in connection with the consummation of the exchange offer, either alone or together with prior changes in our stock ownership. However, subsequent changes in our stock ownership--including the purchase or sale of our common stock by 5% shareholders, changes in the indirect beneficial ownership of such stock, and issuances or redemptions of common stock by us (such as the consummation of the reverse/forward split described in our 2002 annual proxy statement), particularly when combined with the exchange offer--could result in an ownership change that would trigger a Section 382 limitation.

    Imposition of a Section 382 limitation on our NOLs could have an adverse effect on our anticipated future cash flow. If an ownership change of our company occurs, the amount of the annual limitation generally would be equal to the product of (1) the fair market value of our common stock immediately before the ownership change (subject to certain reductions, generally including any capital infusions within two years) multiplied by (2) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.65% for ownership changes occurring in December 2002). In certain circumstances the annual limitation for a particular year may be increased due to the subsequent recognition of so-called "built in" gains that existed at the time of the ownership change. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the company did not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the resulting annual limitation would be zero.

    OUR SUBSTANTIAL AMOUNT OF DEBT COULD HAVE IMPORTANT CONSEQUENCES TO YOU.

    We have, and after the exchange offer will continue to have, a substantial amount of debt. At September 30, 2002, we had approximately $933 million of debt outstanding on a consolidated basis and approximately $561 million available under our credit agreement. After giving pro forma effect to the exchange offer and assuming the exchange offer was fully subscribed for and completed, our outstanding consolidated debt at September 30, 2002 would have been $600 million and we would have $461 million available under our credit agreement assuming we paid $100 million of our cash in the exchange offer.

    Our substantial amount of debt and other obligations could have important consequences to you should you decide to retain your LYONs or accept shares of our common stock as part of the mixed consideration in the exchange offer. For example, it could:

    - make it more difficult for us to satisfy our repurchase obligations with respect to the LYONs;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - increase our vulnerability to interest rate fluctuations because our credit agreement provides for interest at variable rates;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

    - place us at a competitive disadvantage compared to our competitors that have less debt.

    The agreements governing our debt limit, but do not prohibit, us from incurring additional debt, and we may incur a significant amount of additional debt in the future. If new debt is added to our current debt levels, these related risks could increase.

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    Our ability to make scheduled payments on or to refinance our debt and other obligations, including our obligations to repurchase the LYONs if required by the holders on October 31, 2004 and thereafter, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, including our repurchase obligations with respect to the LYONs, we may be forced to reduce or delay scheduled expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to pay our debt obligations when they become due. In the event that we are required to dispose of material assets or operations or restructure our debt or other obligations, we cannot assure you as to the terms of any such transactions or how soon any such transaction could be completed. See "Item 7. Management's Discussion and Analysis of Financial Condition and Result of Operations--Liquidity and Capital Resources" of our 2002 annual report on Form 10-K.

    ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BY-LAWS, OUR RIGHTS AGREEMENT AND PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL THAT YOU MAY FAVOR.

    Provisions of our certificate of incorporation and bylaws, our rights agreement and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable or may impede the ability of shareholders to change our management. The provisions of our restated certificate of incorporation and amended and restated bylaws, among other things:

    - divide our board of directors into three classes, with members of each class elected in staggered three-year terms;

    - limit the right of shareholders to remove directors;

    - regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

    - authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

    These provisions, as well as our rights agreement and provisions of Delaware law, could:

    - have the effect of delaying, deferring or preventing a change of control of Avaya;

    - discourage bids for our common stock at a premium over the market price;
      or

    - impede the ability of the holders of Avaya common stock to change our management.

                         RISKS RELATED TO OUR BUSINESS
               RISKS RELATED TO OUR REVENUE AND BUSINESS STRATEGY

    OUR REVENUE HAS DECLINED SIGNIFICANTLY DURING THE PAST SEVERAL QUARTERS AND IF BUSINESS CAPITAL SPENDING, PARTICULARLY FOR ENTERPRISE COMMUNICATIONS PRODUCTS AND SERVICES, DOES NOT IMPROVE OR DETERIORATES, OUR REVENUE MAY CONTINUE TO DECLINE AND OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

    Our revenue for the quarter ended September 30, 2002 was $1,152 million, a decrease of 20.1%, or $290 million, from $1,442 million for the quarter ended September 30, 2001, a sequential decrease of 5.5%, or $67 million, from $1,219 million for the quarter ended June 30, 2002, and a decrease of 9.9%, or $127 million, from $1,279 million for the quarter ended March 31, 2002.

    Our operating results are significantly affected by the impact of economic conditions on the willingness of enterprises to make capital investments, particularly in enterprise communications technology and related services. Although general economic conditions have shown some signs of improvement recently, we have seen a continued decline in spending on enterprise communications technology and services by

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our customers. We believe that enterprises continue to be concerned about their ability to increase revenues and thereby increase their profitability. Accordingly, they have tried to maintain or improve profitability through cost reduction and reduced capital spending. Because we do not believe that enterprise communications spending will improve significantly in the near term, we expect there to be continued pressure on our ability to generate revenue.

    To the extent that enterprise communications spending does not improve or deteriorates, our revenue and operating results will continue to be adversely affected and we may not be able to comply with the financial covenants included in our credit facility.

    REVENUE GENERATED BY OUR TRADITIONAL BUSINESS, ENTERPRISE VOICE COMMUNICATIONS PRODUCTS, HAS BEEN DECLINING FOR THE LAST SEVERAL YEARS AND IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY TO EXPAND OUR SALES IN MARKET SEGMENTS WITH HIGHER GROWTH RATES, OUR REVENUE AND OPERATING RESULTS MAY CONTINUE TO BE ADVERSELY AFFECTED.

    We have been experiencing declines in revenue from our traditional business, enterprise voice communications products. We expect, based on various industry reports, a low growth rate or no growth in the future in the market segments for these traditional products. We are implementing a strategy to capitalize on the higher growth opportunities in our market, including converged voice and data network products, customer relationship management solutions and unified communication applications. This strategy requires us to make a significant change in the direction and strategy of our company to focus on the development and sales of these products. The success of this strategy, however, is subject to many risks, including the risks that:

    - we do not develop new products or enhancements to our current products on a timely basis to meet the changing needs of our customers;

    - customers do not accept our products or new technology, or industry standards develop that make our products obsolete;

    - our competitors introduce new products before we do and achieve a competitive advantage by being among the first to market; or

    - capital spending by our customers or communications products and services continues to decline.

    Our traditional enterprise voice communications products and the advanced communications solutions described above are a part of our Converged Systems and Applications and Small and Medium Business Solutions segments. If we are unsuccessful in implementing our strategy, the contribution to our results from these segments may decline, reducing our overall operating results and thereby requiring a greater need for external capital resources and our Services segment may be adversely affected to the extent that Services revenues are related to sales of these products and solutions.

    WE ARE SIGNIFICANTLY CHANGING OUR FOCUS IN ORDER TO CONCENTRATE ON THE DEVELOPMENT AND MARKETING OF ADVANCED COMMUNICATIONS SOLUTIONS, INCLUDING CONVERGED VOICE AND DATA NETWORK PRODUCTS, AND THIS CHANGE IN FOCUS MAY NOT BE SUCCESSFUL OR MAY ADVERSELY AFFECT OUR BUSINESS.

    We are making a significant change in the direction and strategy of our company to focus on the development and sales of converged voice and data networks and other advanced communications solutions. In order to implement this change, we must:

    - retrain our sales staff to sell new types of products and services and improve our marketing of such products and services;

    - retrain our Services employees to service the new products and solutions;

    - develop relationships with new types of distribution partners;

    - research and develop more converged voice and data products and products using communications media other than voice traffic, which has historically been our core area of expertise;

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    - build credibility among customers that we are capable of delivering advanced communications solutions beyond our historic product lines; and

    - expand our current customer base by selling our advanced communications solutions to enterprises who have not previously purchased our products.

    If we do not successfully implement this change in focus, our operating results may be adversely affected. However, even if we successfully address these challenges, our operating results may still be adversely affected if the market opportunity for advanced communications solutions, including converged voice and data network products, does not develop in the ways that we anticipate. Because this market opportunity is in its early stages, we cannot predict whether:

    - the demand for advanced communications solutions and converged voice and data products will grow as fast as we anticipate;

    - new technologies will cause the market to evolve in a manner different than we expect; or

    - we will be able to obtain a leadership or profitable position as this opportunity develops.

    In addition, as a part of the change in our focus from traditional voice communications to move advanced communications solutions, we realigned our operating segments twice during fiscal 2002. Effective January 1, 2002, we implemented an internal reorganization designed to enable us to understand and manage our product groups with greater precision. As a result of that reorganization, our "communications solutions" segments was divided into two separate segments--Systems and Applications. In the fourth quarter of fiscal 2002, we reevaluated our business model in light of the continued decline in spending on enterprise communications technology by our customers. This reevaluation resulted in moving forward in the design of our then existing operating segments to focus more firmly on aligning them with discrete customer sets and market segment opportunities in order to optimize revenue growth and profitability. Accordingly, we reorganized the Systems and Applications segments to form the Converged Systems and Applications segments and the Small and Medium Business Solutions segment. We cannot assure that the reorganization of our businesses will yield the desired benefits or that the implementation of the reorganization will not disrupt our operations and adversely affect our operating results.

    WE MAY NOT BE ABLE TO DISPOSE OF OUR CONNECTIVITY SOLUTIONS BUSINESS ON TERMS SATISFACTORY TO US OR AT ALL.

    In February 2002, we engaged Salomon Smith Barney Inc. to explore alternatives for our Connectivity Solutions segment, including the possible sale of the business. Our goal in exploring alternatives for our Connectivity Solutions segment is to strengthen our focus on higher growth opportunities by emphasizing our Converged Systems and Applications, Small and Medium Sized Business Solutions and Services offerings, such as converged voice and data network products and unified communication and customer relationship management solutions. In addition, we believe that the proceeds from any sale of our Connectivity Solutions segment would help enhance our liquidity. We have had discussions with interested parties concerning a possible sale of Connectivity Solutions, however, current market conditions make it difficult for us to realize fair value for this business. Accordingly, we may not be able to dispose of our Connectivity Solutions segment on terms satisfactory to us or at all. If we are unable to dispose of our Connectivity Solutions segment on terms satisfactory to us or at all, our operating results and liquidity may suffer and we may not be able to focus our business on our Converged Systems and Applications, Small and Medium Sized Business Solutions and Services offerings, which also may adversely affect our business.

    IF WE DISPOSE OF OUR CONNECTIVITY SOLUTIONS BUSINESS, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

    Prior to fiscal 2001, our Connectivity Solutions segment provided a significant contribution to our operating results. Any disposition of our Connectivity Solutions segment could result in the loss of a historically significant contributor to our operating results, which could adversely affect our consolidated operating results. See the segment information included in
Note 16--Operating Segments included in the notes to our consolidated financial statements incorporated into this offer to exchange/prospectus by reference to our 2002 annual report on Form 10-K for further information regarding the contribution of Connectivity Solutions to our consolidated operating results.

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              RISKS RELATED TO OUR LIQUIDITY AND CAPITAL RESOURCES

    WE MAY NOT HAVE ADEQUATE OR COST-EFFECTIVE LIQUIDITY OR CAPITAL RESOURCES.

    Our cash needs include making payments on and refinancing our indebtedness and funding working capital, capital expenditures, strategic acquisitions, business restructuring charges and related expenses, employee benefit obligations and for general corporate purposes. In addition, holders of LYONs may require us to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. Under the terms of the indenture governing the LYONs, we may, at our option, elect to pay the purchase price in cash or, subject to certain conditions, in shares of common stock, or any combination thereof. Our credit facility, however, prohibits us from using more than $100 million in cash to redeem or repurchase the LYONs (including any LYONs purchased for cash in the exchange offer). Further, upon the occurrence of specific kinds of change in control events, we may have substantial repayment obligations under existing debt agreements. Our ability to satisfy our cash needs depends on our ability to generate cash from operations and access the financial markets, both of which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Our ability to generate cash from operations is affected by the terms of our credit agreement, the indenture governing our LYONs, and the indenture governing our 11 1/8% Senior Secured Notes due 2009. These instruments impose, and any future indebtedness may impose, various restrictions and covenants, including financial covenants, that may limit our ability to respond to market conditions, provide for unanticipated capital investments, make strategic acquisitions or take advantage of business opportunities.

    If we do not generate sufficient cash from operations, we will need to access the financial markets. External financing may not be available to us on acceptable terms or at all. Under the terms of any external financing, we may incur higher than expected financing expenses, and become subject to additional restrictions and covenants. In addition, our ability to obtain external financing is affected by the terms of our debt agreements. Our existing debt agreements include covenants that limit our ability to incur additional indebtedness. In addition, our credit facility requires us to comply with certain financial covenants. We have in the past been required to seek amendments of our credit facilities in order to ensure our compliance with the financial covenants. If we are unable to comply with our financial covenants and cannot amend or waive those covenants, an event of default under the credit facility would occur. If a default occurs, the lenders under our credit facility could accelerate the maturity of our debt obligations and terminate their commitments to lend to us. If such a default occurs when our debt obligations under the credit facility exceed $100 million, our debt obligations in respect of $200 million interest rate swaps, the LYONs and the Senior Secured Notes could be accelerated. In addition, although we currently have a $561 million five-year credit facility, the terms of the facility require mandatory commitment reductions over the remaining term of the facility and additional commitment reductions upon the issuance of debt, sales of assets or repurchase or redemption of the LYONs, thereby reducing our available liquidity. Currently there are no funds drawn under our credit facility.

    Our ability to obtain external financing and, in particular, debt financing, is also affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. Our corporate credit is rated BB- and our long-term senior unsecured debt is rated B by Standard & Poor's, each with a negative outlook, and our long-term senior unsecured debt is rated B3 by Moody's with a negative outlook. Any increase in our level of indebtedness or deterioration of our operating results may cause a further reduction in our current debt ratings. These downgrades, among other factors, could impair our ability to secure additional financing on acceptable terms, and we cannot assure you that we will be successful in raising any of the new financing on acceptable terms.

    Our ability to obtain equity financing is dependent upon the performance of our stock price. The market for technology stocks, including our common stock, has been extremely volatile recently. As of January 9, 2003, the closing price of our common stock on the NYSE was $2.72 per share and the 52-week

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low trading price for common stock as of that date was $1.12 per share. The current trading price of our common stock may hinder our ability in the near term to obtain equity financing on cost-effective terms or at all.

    THE VALUE OF THE ASSETS IN OUR PENSION PLANS HAS DECREASED SIGNIFICANTLY IN FISCAL 2002 AND, AS A RESULT, WE WILL LIKELY INCUR ADDITIONAL EXPENSE AND FUNDING OBLIGATIONS THAT MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

    The recent decline in the global equity markets has resulted in a decrease in the value of the assets in our pension plans. This decline will likely adversely affect our related accounting results in future periods through higher pension expense, additional minimum liabilities with corresponding reductions in stockholders' equity, and increased cash funding requirements.

    Based on the value of the assets in our pension plans as of January 1, 2002, we will be required to fund approximately $45 million to the plans in fiscal 2003. We estimate that for fiscal 2004, we will be required to fund approximately $53 million to our pension plans.

    OUR LARGEST DEALER MAY NOT BE ABLE TO SATISFY IN FULL ITS OBLIGATIONS TO US UNDER A SHORT-TERM LINE OF CREDIT.

    As of September 30, 2002, Expanets Inc., currently our largest dealer, owed us approximately $35 million under a short-term line of credit we provided to Expanets in 2001. The remaining balance under the line of credit was originally due on December 31, 2002 and, under the terms of the related credit agreement, may be offset by certain obligations we have to Expanets related to the March 2000 sale of our primary distribution function for voice communications systems for small and medium-sized enterprises to Expanets. We have had, and continue to have, discussions with Expanets regarding operational issues related to the March 2000 sale. Although these issues are unrelated to the obligations of Expanets and its parent company, NorthWestern Corporation, under the credit agreement, because of the importance to us of our relationship with Expanets and the customer base served by Expanets, in December 2002, we agreed to extend the term of the credit agreement to February 2003.

    Outstanding amounts under the line of credit are secured by Expanets' accounts receivable and inventory. In addition, NorthWestern has guaranteed up to $50 million of Expanets' obligations under the credit agreement. A default by NorthWestern of its guarantee obligations under the credit agreement would constitute a default under Expanets' dealer agreement with Avaya, resulting in a termination of the non-competition provisions contained in the dealer agreement and permitting us to sell products to Expanets' customers.

    There can be no assurance that we will be able to resolve our issues with Expanets relating to the March 2000 sale and recover the amounts owed to us under the credit agreement or that any resolution will not have a material adverse effect on our operating results, financial condition or cash flows. In addition, if these issues are not resolved in a timely manner, this matter may result in arbitration or litigation or may disrupt our sales to Expanets, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

                     RISKS RELATED TO OUR OPERATING RESULTS

    DISRUPTION OF, OR CHANGES IN THE MIX OF, OUR PRODUCT DISTRIBUTION MODEL OR CUSTOMER BASE COULD AFFECT OUR REVENUES AND GROSS MARGINS.

    If we fail to manage distribution of our products and services properly, or if our distributors' financial condition or operations weaken, our revenues and gross margins could be adversely affected. Furthermore, a change in mix of direct sales and indirect sales could adversely affect our revenues and gross margins.

    We use a variety of channels to bring our products to customers, including direct sales, distributors, dealers, value-added resellers and system integrators. Since each distribution channel has a distinct profile, the failure to achieve the most advantageous balance in the delivery model for our products and services could adversely affect our gross margins and operating results.

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    For example:

    - As we respond to demand from certain categories of customers to sell directly to them, we could risk alienating channel partners and adversely affecting our distribution model.

    - Some of our system integrators may demand that we absorb a greater share of the risks that their customers may ask them to bear, affecting our gross margins.

    - Some of our channel partners may have insufficient financial resources and may not be able to withstand changes in business conditions, including the recent economic slowdown. Revenues from indirect sales could suffer if our distributors' financial condition or operations weaken.

    We must manage inventory effectively, particularly with respect to sales to distributors. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of our products and the products of our competitors that are available to the distributor and to seasonal fluctuations in end-user demand. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins. In addition, if sales through indirect channels increase, this may lead to greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of orders from our customers.

    OUR GROSS MARGINS MAY BE NEGATIVELY AFFECTED, WHICH IN TURN COULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

    Our gross margins have been decreasing recently and may be negatively affected as result of a number of factors, including:

    - increased price competition;

    - excess capacity;

    - higher material or labor costs;

    - warranty costs;

    - obsolescence charges;

    - loss of cost savings on future inventory purchases as a result of high inventory levels;

    - introductions of new products and costs of entering new markets;

    - increased levels of customer services;

    - changes in distribution channels; and

    - changes in product and geographic mix.

    CHANGES IN EFFECTIVE TAX RATES OR THE RECORDING OF INCREASED DEFERRED TAX ASSET VALUATION ALLOWANCES IN THE FUTURE COULD AFFECT OUR OPERATING RESULTS.

    Our effective tax rates in the future could be adversely affected by earnings being lower or losses being higher than anticipated in countries where we have tax rates that are lower than the U.S. statutory rate and earnings being higher or losses lower than anticipated in countries where we have tax rates that are higher than the U.S. statutory tax rate, changes in our net deferred tax assets valuation allowance, or by changes in tax laws or interpretations thereof.

    For example, during fiscal 2002 our effective tax rate was adversely affected by an unfavorable geographic distribution of earnings and losses and we recorded an increase in our net deferred tax assets valuation allowance of $364 million. If the geographic distribution of our earnings and losses continues to be unfavorable in the future, our effective tax rate could be adversely affected. In addition, based on our assessment of our deferred tax assets, we determined, based on certain available tax planning strategies,

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that $532 million of our deferred tax assets will more likely than not be realized in the future and no valuation allowance is currently required for this portion of our deferred tax assets. Should we determine in the future that it is no longer more likely than not that these assets will be realized, we will be required to record an additional valuation allowance in connection with these deferred tax assets and our operating results would be adversely affected in the period such determination is made.

                        RISKS RELATED TO OUR OPERATIONS

    WE PLAN TO EXPAND OUR INTERNATIONAL SALES, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS THAT MAY ADVERSELY AFFECT OUR OPERATING RESULTS DUE TO INCREASED COSTS.

    We intend to continue to pursue growth opportunities internationally. In many countries outside the United States, long-standing relationships between our potential customers and their local providers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such international growth opportunities may require us to make significant investments for an extended period before returns on such investments, if any, are realized. International operations are subject to a number of risks and potential costs, including:

    - expenditure of significant amounts of time and money to build a brand identity in locations where our new brand is not recognized currently without certainty that we will be successful;

    - unexpected changes in regulatory requirements;

    - the need to customize marketing and product capabilities to reach localized customer requirements;

    - inadequate protection of intellectual property in certain countries outside the United States;

    - adverse tax consequences;

    - dependence on developing relationships with qualified local distributors, dealers, value-added resellers and systems integrators; and

    - political and economic instability.

    Any of these factors could prevent us from increasing our revenue and otherwise adversely affect our operating results in international markets. We may not be able to overcome some of these barriers and may incur significant costs in addressing others. Sales to our international customers are denominated in either local currency or U.S. dollars, depending on the country or channel used to fulfill the customers' order. We manage our net currency exposure through currency forward contracts and currency options which requires us to incur additional cost for this protection, although we did recognize a loss on foreign currency transactions of $12 million for the quarter ended June 30, 2002 due to the decline in the U.S. dollar as compared to several other currencies. In addition to the foreign currency risk for our receivables, there is additional risk associated with the fact that most of our products or components are manufactured or sourced from the United States. Should the U.S. dollar strengthen against a local currency, the impact may hamper our ability to compete with other competitors, preventing us from increasing our revenue and otherwise adversely affect our operating results in international markets.

    WE HAVE RESTRUCTURED OUR BUSINESS TO RESPOND TO INDUSTRY AND MARKET CONDITIONS, HOWEVER, THE ASSUMPTIONS UNDERLYING OUR RESTRUCTURING EFFORTS MAY PROVE TO BE INACCURATE AND WE MAY HAVE TO RESTRUCTURE OUR BUSINESS AGAIN IN THE FUTURE.

    In response to changes in industry and market conditions, we have restructured our business in the past, are currently restructuring our business and may again restructure our business in the future to achieve certain cost savings and to strategically realign our resources. We have based our restructuring plans on certain assumptions regarding the cost structure of our business and the nature, severity and duration of the current slowdown in enterprise communications technology spending which may not prove to be accurate. We will continue to assess our cost structure and restructuring efforts based on an ongoing assessment of industry conditions.

    Our restructuring initiatives may not be sufficient to meet the changes in industry and market conditions, and such conditions may continue to deteriorate or last longer than we expect. In addition, we may not be able to successfully implement our restructuring initiatives and may be required to refine, expand or extend our restructuring initiatives, which may require the recording of additional charges. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings. As a result, our restructuring efforts may not result in our return to profitability within the currently expected timeframe.

    OUR COLLECTIVE BARGAINING AGREEMENTS EXPIRE DURING FISCAL 2003 AND THE RENEGOTIATION OF THESE AGREEMENTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers and the labor agreement related to our variable Services workforce each expire on May 31, 2003. If we are unsuccessful in renegotiating new labor agreements, our operations may be disrupted and our operating results may be adversely affected. Even if we successfully renegotiate these agreements, the terms of any new agreements may be less favorable than our current labor agreements, thereby adversely affecting our operating results.

    WE DEPEND ON CONTRACT MANUFACTURERS TO PRODUCE MOST OF OUR PRODUCTS AND IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY AND RELIABLE BASIS, WE WILL LIKELY BE UNABLE TO DELIVER OUR PRODUCTS TO MEET CUSTOMER ORDERS OR SATISFY THEIR REQUIREMENTS.

    We have outsourced substantially all of our manufacturing operations related to our Converged Systems and Applications and Small and Medium Business Solutions segments. Our ability to realize the intended benefits of our manufacturing outsourcing initiative will depend on the willingness and ability of contract manufacturers to produce our products. We may experience significant disruption to our operations by outsourcing so much of our manufacturing. If our contract manufacturers terminate their relationships with us or are unable to fill our orders on a timely basis, we may be unable to deliver our products to meet our customers' orders, which could delay or decrease our revenue or otherwise have an adverse effect on our operations.

    THE TERMINATION OF STRATEGIC ALLIANCES OR THE FAILURE TO FORM ADDITIONAL STRATEGIC ALLIANCES COULD LIMIT OUR ACCESS TO CUSTOMERS AND HARM OUR REPUTATION WITH CUSTOMERS.

    Our strategic alliances are important to our success because they provide us the ability to offer comprehensive advanced communications solutions, reach a broader customer base and strengthen brand awareness. We may not be successful in creating new strategic alliances on acceptable terms or at all. In addition, most of our current strategic alliances can be terminated under various circumstances, some of which may be beyond our control. Further, our alliances are generally non-exclusive, which means our partners may develop alliances with some of our competitors. We may rely more on strategic alliances in the future, which would increase the risk to our business of losing these alliances.

    IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS AND FUTURE PROSPECTS MAY BE HARMED.

    Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection for our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business and future prospects because we believe that developing new products and technology that are unique to us is critical to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

    WE MAY ACQUIRE OTHER BUSINESSES OR FORM JOINT VENTURES THAT COULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

    The pursuit of additional technology, services or distribution channels through acquisitions or joint ventures is a component of our business strategy. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all. Even if we do identify and complete these transactions, we may not be able to successfully integrate such technology, services or distribution channels into our existing operations and we may not realize the benefits of any such acquisition or joint venture. We have limited experience with acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. There may also be risks of entering markets in which we have no or limited experience. In addition, by making acquisitions, we could assume unknown or contingent liabilities.

    WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY AND MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

    We depend on highly skilled technical personnel to research and develop, market and service new products. To succeed, we must hire and retain employees who are highly skilled in rapidly changing communications technologies In particular, as we implement our strategy of focusing on advanced communications solutions and the convergence of voice and data networks, we will need to:

    - retain our researchers in order to maintain a group sufficiently large to support our strategy to continue to introduce innovative products and to offer comprehensive advanced communications solutions;

    - hire more employees with experience developing and providing advanced communications products and services; and

    - retrain our existing sales force to sell converged and advanced communications products and services and maintain a workforce of our services group with the requisite skills to service these products.

    Individuals who have these skills and can perform the services we need to provide our products and services are scarce. Because the competition for qualified employees in our industry is intense, hiring and retaining employees with the skills we need is both time-consuming and expensive. We might not be able to hire enough of them or to retain the employees we currently employ. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing products, systems, software or services or to develop and sell new products, systems, software or services. If we are not able to attract and retain qualified individuals, we will not be able to successfully implement many of our strategies and our business will be harmed.

    OUR INDUSTRY IS HIGHLY COMPETITIVE AND IF WE CANNOT EFFECTIVELY COMPETE, OUR REVENUE MAY DECLINE.

    The market for our products and services is very competitive and subject to rapid technological advances. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition also may result in price reductions, reduced gross margins and loss of market share. Our failure to maintain and enhance our competitive position would adversely affect our business and prospects.

    We compete with a number of equipment manufacturers and software companies in selling our communications systems and software. Further, our customer relationship management professional services consultants compete against a number of professional services firms. Some of our customers and strategic partners are also competitors of ours. We expect to face increasing competitive pressures from both existing and future competitors in the markets we serve and we may not be able to compete successfully against these competitors.

    The sizes of our competitors vary across our market segments. Many of our competitors have greater financial, personnel, capacity and other resources than we have in each of our market segments or overall. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in client requirements. Competitors with greater financial resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.

                    RISKS RELATED TO CONTINGENT LIABILITIES

    WE MAY INCUR LIABILITIES AS A RESULT OF OUR OBLIGATIONS TO INDEMNIFY, AND TO SHARE CERTAIN LIABILITIES WITH, LUCENT TECHNOLOGIES INC. IN CONNECTION WITH OUR SPIN-OFF FROM LUCENT IN SEPTEMBER 2000.

    Pursuant to the contribution and distribution agreement we entered into with Lucent in connection with our spin-off from Lucent on September 30, 2000, Lucent contributed to us substantially all of the assets, liabilities and operations associated with its enterprise networking businesses and distributed all of the outstanding shares of our common stock to its stockholders. The contribution and distribution agreement, among other things, provides that, in general, we will indemnify Lucent for all liabilities including certain pre-distribution tax obligations of Lucent relating to our businesses and all contingent liabilities primarily relating to our businesses or otherwise assigned to us. In addition, the contribution and distribution agreement provides that certain contingent liabilities not directly identifiable with one of the parties will be shared in the proportion of 90% by Lucent and 10% by us. The contribution and distribution agreement also provides that contingent liabilities in excess of $50 million that are primarily related to Lucent's businesses shall be borne 90% by Lucent and 10% by us and contingent liabilities in excess of $50 million that are primarily related to our businesses shall be borne equally by the parties.

    See "Item 3. Legal Proceedings" in our 2002 annual report on Form 10-K for a description of certain matters involving Lucent for which we have assumed responsibility under the contribution and distribution agreement and a description of other matters for which we may be obligated to indemnify, or share the cost with, Lucent. We cannot assure you we will not have to make indemnification or other cost sharing payments to Lucent in connection with these matters or that Lucent will not submit a claim for indemnification or cost sharing to us in connection with any future matter. In addition, our ability to assess the impact of matters for which we may have to indemnify, or share the cost with, Lucent is made more difficult by the fact that we do not control the defense of these matters.

    WE MAY BE SUBJECT TO LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS OR SERVICES.

    We cannot assure you that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claimed that our proprietary or licensed systems and software infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our operating results.

    In addition, third parties may claim that a customer's use of our product's, systems or software infringes the third party's intellectual property rights. Under certain circumstances, we may be required to indemnify our customers for some of the costs and damages related to such an infringement claim. Any indemnification requirement could have a material adverse effect on our business and our operating results.

    See "Item 3. Legal Proceedings" in our 2002 annual report on Form 10-K for a description of patent infringement indemnification claims made by three customers of our managed services business.

    IF THE DISTRIBUTION DOES NOT QUALIFY FOR TAX-FREE TREATMENT, WE COULD BE REQUIRED TO PAY LUCENT OR THE INTERNAL REVENUE SERVICE A SUBSTANTIAL AMOUNT OF MONEY.

    Lucent has received a private letter ruling from the Internal Revenue Service stating, based on certain assumptions and representations, that the distribution would not be taxable to Lucent. Nevertheless, Lucent could incur significant tax liability if the distribution did not qualify for tax-free treatment because any of those assumptions or representations were not correct.

    Although any U.S. federal income taxes imposed in connection with the distribution generally would be imposed on Lucent, we could be liable for all or a portion of any taxes owed for the reasons described below. First, as part of the distribution, we and Lucent entered into a tax sharing agreement. This agreement generally allocates between Lucent and us the taxes and liabilities relating to the failure of the distribution to be tax-free. Under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution to Lucent under Section 355 of the Internal Revenue Code because of an issuance or an acquisition of our stock or an acquisition of our assets, or some other actions of ours, then we will be solely liable for any resulting taxes to Lucent.

    Second, aside from the tax sharing agreement, under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's U.S. federal income taxes resulting from the distribution being taxable. This means that even if we do not have to indemnify Lucent under the tax sharing agreement, we may still be liable to the Internal Revenue Service for all or part of these taxes if Lucent fails to pay them. These liabilities of Lucent could arise from actions taken by Lucent over which we have no control, including an issuance or acquisition of stock (or acquisition of assets) of Lucent.

                           FORWARD LOOKING STATEMENTS

    Our disclosure and analysis in this offer to exchange/prospectus and the documents that we incorporate by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

    Any or all of our forward-looking statements in this offer to exchange/prospectus and the documents that we incorporate by reference MAY TURN OUT TO BE WRONG. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of these factors will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

    Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and 8-K reports to the SEC. Also note that under the caption "Risk Factors," we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in "Risk Factors" could also adversely affect us.

    The risks and uncertainties referred to above include, but are not limited to, price and product competition, rapid technological development, dependence on new product development, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to form and implement alliances, the ability to implement in a timely manner our restructuring plan, the economic, political and other risks associated with international sales and operations, U.S. and foreign government regulation, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.

    The categorization of risks set forth under the caption "Risk Factors" is meant to help you better understand the risks facing our business and are not intended to limit your consideration of the possible effects of these risks to the listed categories. Any adverse effects related to the risks discussed above may, and likely will, adversely affect many aspects of our business.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer. However, to the extent the Warburg Pincus Funds purchase LYONs in the exchange offer, we may receive up to approximately $472,000 in cash proceeds upon the exercise of warrants currently held by the Warburg Pincus Funds. For more information, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement." LYONs that are exchanged or purchased by Avaya will be retired and canceled. LYONs purchased by the Warburg Pincus Funds will be converted into common stock.

                     PRICE RANGE OF COMMON STOCK AND LYONS

    Our common stock and the LYONs currently trade on the NYSE under the symbols "AV" and "AVZR21," respectively. The last reported sale price per share of Avaya common stock on the NYSE was $2.72 on January 9, 2003 and $2.33 on December 20, 2002, the business day immediately preceding the commencement of the exchange offer. The last price per LYON reported by Bloomberg L.P. was $427.78 on January 9, 2003 and $362.43 on December 20, 2002, the business day immediately preceeding the commencement of the exchange offer. As of November 29, 2002, there were 365,801,780 shares of common stock outstanding, owned by approximately 1.0 million holders of record and approximately 1.9 million beneficial holders.

                                                                                          LYONS
                                                                                  (PER $1,000 PRINCIPAL
                                                               COMMON STOCK        AMOUNT AT MATURITY)
                                                            -------------------   ---------------------
                                                              HIGH       LOW        HIGH         LOW
                                                            --------   --------   ---------   ---------
FISCAL YEAR ENDED SEPTEMBER 30, 2001:
First Quarter.............................................   $22.94     $10.00          --          --
Second Quarter............................................    19.24       9.88          --          --
Third Quarter.............................................    17.06      10.30          --          --
Fourth Quarter............................................    14.40       9.39          --          --

FISCAL YEAR ENDED SEPTEMBER 30, 2002:
First Quarter.............................................   $13.70     $ 8.50     $576.25     $483.75
Second Quarter............................................    12.73       4.68      555.00      351.25
Third Quarter.............................................     7.60       4.15      417.50      363.75
Fourth Quarter............................................     4.88       1.12      365.00      173.75

FISCAL YEAR ENDING SEPTEMBER 30, 2003:
First Quarter.............................................   $ 3.59     $ 1.35     $416.50     $207.50
Second Quarter (through January 9, 2003)..................     2.72       2.49      427.78      413.88

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2002. This table should be read in conjunction with our audited consolidated financial statements, the accompanying notes and other financial information included in our 2002 annual report on Form 10-K which we incorporate by reference into this offer to exchange/prospectus and the information included in the section of this offer to exchange/ prospectus titled "Summary--Summary Historical Financial Information." The capitalization as of September 30, 2002, is set forth below:

    - on an actual basis;

    - on an as adjusted basis assuming the exchange offer is fully subscribed and $660,542,000 aggregate principal amount at maturity of LYONs, the maximum amount of LYONs tendered, for are exchanged for the mixed consideration; and

    - on an as adjusted basis assuming the exchange offer is fully subscribed and $330,271,000 aggregate principal amount at maturity of LYONs are exchanged for the mixed consideration, representing 50% of the LYONs accepted for exchange, and $330,271,000 aggregate principal amount at maturity of LYONs are exchanged for the cash consideration, representing 50% of the LYONs accepted for exchange; and

    - on an as adjusted basis assuming the exchange offer is fully subscribed and $513,333,000 aggregate principal amount at maturity of LYONs, the maximum amount of LYONs purchasable with the cash consideration, are exchanged for the cash consideration.

    For each adjustment set forth above, the as adjusted capitalization assumes that:

    - all LYONs deemed to be purchased by the Warburg Pincus Funds will be converted into shares of Avaya common stock;

    - the first $100 million in cash to purchase the LYONs will be paid by Avaya;

    - the warrants currently held by the Warburg Pincus Funds are adjusted pursuant to the Backstop Agreement and are exercised for an aggregate number of shares of common stock as set forth in the applicable footnote to the capitalization table;

    - the warrants issued to the Warburg Pincus Funds under the terms of the Backstop Agreement, referred to as the series C and series D warrants, have not been exercised; and

    - the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer is $1.98.

The as adjusted capitalization as of September 30, 2002 gives effect to the foregoing transactions as if they had occurred on September 30, 2002. The adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. For additional information about how the number of shares issuable upon exercise of the warrants will be determined, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

                                                            YEAR ENDED SEPTEMBER 30, 2002
                                                   ------------------------------------------------
                                                                    (IN MILLIONS)
                                                                            AS ADJUSTED
                                                                             50% MIXED       AS
                                                              AS ADJUSTED       AND       ADJUSTED
                                                    ACTUAL    100% MIXED     50% CASH     100% CASH
                                                   --------   -----------   -----------   ---------
Cash and cash equivalents........................  $   597      $   489(1)    $   489(6)   $   491(11)
                                                   =======      =======       =======      =======
Long term debt
  LYONs..........................................  $   476      $   143(2)    $   143(7)   $   217(12)
  7-year Senior Secured Notes due 2009...........      457          457           457          457
                                                   -------      -------       -------      -------
Total long term debt.............................      933          600           600          674
                                                   -------      -------       -------      -------
Stockholders' equity
  Common stock...................................        4            5(3)          5(8)         4(13)
  Additional paid-in capital.....................    1,693        2,056(4)      1,953(9)     1,792(14)
  Accumulated deficit............................   (1,182)      (1,347)(5)    (1,247)(10)   (1,155)(15)
  Accumulated other comprehensive loss...........     (512)        (512)         (512)        (512)
  Less treasury stock at cost....................       (3)          (3)           (3)          (3)
                                                   -------      -------       -------      -------
Total stockholders' equity.......................       --          199           196          126
                                                   -------      -------       -------      -------
Total capitalization.............................  $   933      $   799       $   796      $   800
                                                   =======      =======       =======      =======

------------------------------

(1) Reflects Avaya's payment of $100 million to retire $660.5 million aggregate principal amount at maturity of LYONs and Avaya's payment of $8 million for expenses related to this transaction.

(2) Reflects the retirement of $660.5 million aggregate principal amount at maturity of LYONs, with carrying value of $333 million.

(3) Reflects the par value of 70 million shares of common stock issued pursuant to this offer to retire LYONs and the par value of 21 million shares of common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement.

(4) Reflects the value in excess of par value of the 91 million shares issued in note (3) above and the fair value of the series C and D warrants issued to the Warburg Pincus Funds, offset by a tax benefit of $110 million.

(5) Reflects a $226 million charge related to the retirement of LYONs and $28 million of expense related to (a) the series C and D warrants issued;
    (b) common stock issued to Warburg Pincus Funds pursuant to the Backstop Agreement; (c) estimated transaction costs; and (d) the unamortized costs from the original issuance of LYONs, offset by a tax benefit of $89 million.

(6) Reflects Avaya's payment of $100 million to retire $660.5 million aggregate principal amount at maturity of LYONs and Avaya's payment of $8 million for expenses related to this transaction.

(7) Reflects the retirement of $660.5 million aggregate principal amount at maturity of the LYONs, with a carrying value of $333 million.

(8) Reflects the par value of 35 million shares of common stock issued pursuant to the exchange offer to retire the LYONs and the par value of 55 million shares of common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement.

(9) Reflects the value in excess of par value of the 90 million shares of common stock issued in note (8) above and the fair value of series C and D warrants issued to the Warburg Pincus Funds, offset by a tax benefit of $69 million.

(10) Reflects a $113 million charge related to the retirement of $330.3 million aggregate principal amount at maturity of LYONs, a $38 million gain related to the extinguishment of an additional $330.3 million aggregate principal amount at maturity of the LYONs and $35 million of expense related to
    (a) the series C and D warrants issued; (b) common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement; (c) estimated transaction costs; and (d) the related unamortized costs from the original issuance of LYONs, offset by a tax benefit of $45 million.

(11) Reflects Avaya's payment of $100 million to retire $513.3 million aggregate principal amount at maturity of LYONs and Avaya's payment of $6 million for expenses related to this transaction.

(12) Reflects the extinguishment of $513.3 million of the aggregate principal amount at maturity of LYONs, with a carrying value of $259 million.

(13) Reflects the par value of 56 million shares of common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement.

(14) Reflects the value in excess of par value of the 56 million shares of common stock issued in note (13) above and the fair value of series C and D warrants issued to the Warburg Pincus Funds, offset by a tax benefit of $22 million.

(15) Reflects a $59 million gain related to the extinguishment of $513.3 million aggregate principal amount at maturity of the LYONs and $32 million of expense related to (a) the series C and D warrants issued;
    (b) common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement; (c) estimated transaction costs; and (d) the unamortized costs from the original issuance of LYONs.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

    The following table sets forth selected pro forma historical financial information as of September 30, 2002. This table should be read in conjunction with our audited consolidated financial statements and the accompanying notes included in our 2002 annual report on Form 10-K, which we incorporate by reference into this offer to exchange/prospectus, and the information included in the section of this offer to exchange/prospectus titled "Summary Historical Financial Information." The selected pro forma historical financial information as of September 30, 2002, is set forth below:

    - on an actual basis;

    - on a pro forma basis assuming the exchange offer is fully subscribed and $660,542,000 aggregate principal amount at maturity of LYONs, the maximum amount of LYONs tendered for, are exchanged for the mixed consideration; and

    - on a pro forma basis assuming the exchange offer is fully subscribed and $330,271,000 aggregate principal amount at maturity of LYONs are exchanged for the mixed consideration, representing 50% of the LYONs accepted for exchange, and $330,271,000 aggregate principal amount at maturity of LYONs are exchanged for the cash consideration, representing 50% of the LYONs accepted for exchange; and

    - on a pro forma basis assuming the exchange offer is fully subscribed and $513,333,000 aggregate principal amount at maturity of LYONs, the maximum amount of LYONs purchasable with the cash consideration, are exchanged for the cash consideration.

    For each pro forma adjustment set forth above, the selected pro forma historical financial information assumes that:

    - all LYONs deemed to be purchased by the Warburg Pincus Funds will be converted into shares of Avaya common stock;

    - the first $100 million in cash to purchase the LYONs will be paid by Avaya;

    - the warrants currently held by the Warburg Pincus Funds are adjusted pursuant to the Backstop Agreement and are exercised for an aggregate number of shares of common stock as set forth in the applicable footnote to the capitalization table;

    - the warrants issued to the Warburg Pincus Funds under the terms of the Backstop Agreement have not been exercised; and

    - the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer is $1.98.

The selected pro forma historical financial information as of September 30, 2002 gives effect to the foregoing transactions as if they had occurred on September 30, 2002. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. For additional information about how the number of shares issuable upon exercise of the warrants will be determined, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

                                                          YEAR ENDED SEPTEMBER 30, 2002
                                                 -----------------------------------------------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                                         PRO FORMA
                                                                         50% MIXED
                                                            PRO FORMA       AND       PRO FORMA
                                                  ACTUAL    100% MIXED    50% CASH    100% CASH
                                                 --------   ----------   ----------   ----------
Revenue........................................   $4,956      $4,956       $4,956       $4,956
Costs..........................................    3,010       3,010        3,010        3,010
                                                  ------      ------       ------       ------
Gross margin...................................    1,946       1,946        1,946        1,946
                                                  ------      ------       ------       ------
Operating expenses
  Selling, general and administrative..........    1,555       1,555        1,555        1,555
  Business restructuring and related charges,
    net of reversals...........................      209         209          209          209
  Goodwill and intangibles impairment charge...       71          71           71           71
  Research and development.....................      459         459          459          459
  In process research and development..........       --          --           --           --
                                                  ------      ------       ------       ------
Total operating expenses.......................    2,294       2,294        2,294        2,294
Operating loss.................................     (348)       (348)        (348)        (348)
Other income (expense), net....................       (2)       (256)(1)     (112)(3)       25 (5)
Interest expense...............................      (51)        (51)         (51)         (51)
                                                  ------      ------       ------       ------
Loss before income taxes.......................     (401)       (655)        (511)        (374)
Provision for income taxes.....................      265         176 (2)      220 (4)      265
                                                  ------      ------       ------       ------
Net loss.......................................   $ (666)     $ (831)      $ (731)      $ (639)
                                                  ======      ======       ======       ======
LOSS PER COMMON SHARE:
Basic and diluted..............................   $(2.44)     $(2.93)      $(2.63)      $(2.35)

WEIGHTED AVERAGE SHARES USED IN PER SHARE
  CALCULATION:
Basic and diluted..............................      330         330          330          330

------------------------

(1) Reflects a $226 million charge related to the retirement of the LYONs and $28 million of expense related to (a) the series C and D warrants issued;
    (b) common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement; (c) estimated transaction costs; and (d) the unamortized costs from the original issuance of the LYONs.

(2) Reflects a tax benefit of $89 million resulting from the retirement of $660.5 million aggregate principal amount at maturity of the LYONs.

(3) Reflects a $113 million charge related to the retirement of $330.3 million aggregate principal amount at maturity of the LYONs, $38 million gain related to the extinguishment of an additional $330.3 million aggregate principal amount at maturity of the LYONs, $35 million of expense related to
    (a) the series C and D warrants issued; (b) common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement; (c) estimated transaction costs; and (d) the related unamortized costs from the original issuance of the LYONs.

(4) Reflects a tax benefit of $45 million resulting from the retirement of $330.3 million aggregate principal amount at maturity of the LYONs.

(5) Reflects a $59 million gain related to the extinguishment of $513.3 million aggregate principal amount at maturity of the LYONs and $32 million of expense related to the (a) series C and D warrants issued; (b) common stock issued to the Warburg Pincus Funds pursuant to the Backstop Agreement;
    (c) estimated transaction costs; and (d) the unamortized costs from the original issuance of the LYONs.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING LYONS

    Upon the terms and subject to the conditions of the exchange offer set forth in this offer to exchange/ prospectus and in the accompanying letter of transmittal, the offerors are offering to exchange up to $660,542,000 aggregate principal amount at maturity of our outstanding LYONs for the offer consideration described below. However, because the offerors will use no more than $200 million in cash to purchase LYONs in the exchange offer, under certain circumstances the maximum amount of LYONs that the offerors will accept for exchange may be less than $660,542,000 aggregate principal amount at maturity of LYONs.

    The exchange offer is being made to all holders of LYONs. The exchange offer will expire at 5:00 p.m., New York City time, on January 28, 2003, unless extended.

    The obligation of the offerors to accept LYONs in the exchange offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer." The offerors expressly reserve the right, at any time and from time to time, to jointly extend the period of time during which the exchange offer is open, and thereby delay acceptance of any LYONs, or to jointly amend the exchange offer. Any of the offerors may terminate the exchange offer and not accept any LYONs if any of the conditions to the exchange offer are not satisfied at the expiration of the exchange offer. See "--Extensions, Delay in Acceptance, Termination or Amendment."

    The offerors will return to the registered holder, at our expense, any LYONs not accepted for exchange promptly after the expiration or termination of the exchange offer. The offerors acknowledge that Rule 13e-4(f)(5) under the Exchange Act requires us to pay the consideration offered or return the LYONs tendered promptly after the termination or withdrawal of the exchange offer.

    Following completion of the exchange offer, subject to applicable securities laws, any of the offerors may seek to acquire LYONs not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, redemptions or otherwise, or commence one or more tender offers or additional exchange offers to those holders of LYONs who did not exchange their LYONs. None of our directors or executive officers own any of the LYONs or have conducted any transactions in LYONs in the last 60 days.

OFFER CONSIDERATION

    In consideration for each $1,000 principal aggregate amount at maturity of LYONs properly tendered and not validly withdrawn prior to the expiration of the exchange offer, LYONs holders may elect to receive, as specified in such holder's letter of transmittal or agent's message, either the mixed consideration or the cash consideration, each as set forth below and subject to the conditions set forth in "--Conditions to the Exchange Offer" and the proration set forth in "--Proration."

    - MIXED CONSIDERATION. The mixed consideration consists of $208.40 in cash PLUS a number of shares of common stock, based on the volume-weighted average trading price per share on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date as follows:

       - a number of shares of Avaya common stock having a value equal to $208.40, IF such volume-weighted average trading price is greater than or equal to $1.98 but not greater than $2.68;

       - 105 shares of Avaya common stock, IF such volume-weighted average trading price is less than $1.98; or

       - 77 shares of Avaya common stock, IF such volume-weighted average trading price is greater than $2.68.

    - CASH CONSIDERATION. The cash consideration consists of $389.61 in cash.

    Notwithstanding the above, no fractional shares of our common stock will be issued in the exchange offer. In lieu of fractional shares, we will distribute cash equal to the market value of the fractional share based on the last reported sale price of our common stock on the date the exchange offer expires.

    If, on or prior to the expiration of the exchange offer, the offerors increase either the mixed consideration or the cash consideration offered to any holders of LYONs in the exchange offer, the increased consideration will be paid, subject to proration, to all holders of LYONs exchanged or purchased pursuant to the exchange offer for the mixed consideration or the cash consideration, as the case may be, whether or not the LYONs are tendered, accepted for payment or paid for prior to any such increase. If the offerors increase either the mixed consideration or the cash consideration, the offerors will extend the exchange offer to the extent required by law.

    Generally, the shares of Avaya common stock you receive in the exchange offer will be freely tradeable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act.

    Not more than an aggregate of $200 million in cash will be paid in the exchange offer. Avaya will pay up to $100 million in cash in the exchange offer from its general corporate funds. The Warburg Pincus Funds will pay up to an aggregate of $100 million in cash in the exchange offer from their working capital. Avaya has the right to determine, subject to these limitations, how much of the cash consideration will be paid by Avaya and how much will come from the Warburg Pincus Funds. All of the shares of Avaya common stock to be issued in the exchange offer will be issued by Avaya.

ELECTIONS

    Tendering LYONs holders should specify in the appropriate part of the letter of transmittal or the agent's message the number of LYONs they desire to have exchanged for the mixed consideration and the number of LYONs they desire to have exchanged for the cash consideration. TO THE EXTENT A TENDERING LYONS HOLDER OTHERWISE PROPERLY COMPLETES, EXECUTES AND DELIVERS A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DELIVERIES, OR OTHERWISE PROPERLY DELIVERS AN AGENT'S MESSAGE, BUT FAILS TO VALIDLY ELECT TO RECEIVE EITHER THE MIXED CONSIDERATION OR THE CASH CONSIDERATION IN RESPECT OF SOME OR ALL OF THE TENDERED LYONS, THE HOLDER SHALL BE DEEMED TO HAVE ELECTED TO RECEIVE THE MIXED CONSIDERATION WITH RESPECT TO THOSE LYONS.

ORDER OF ACCEPTANCE OF LYONS IN THE EXCHANGE OFFER

    Subject to the limitations set forth in "--Conditions to the Exchange Offer" and the proration set forth in "--Proration," the offerors will accept for exchange all LYONs that are properly tendered and not validly withdrawn prior to the expiration of the exchange offer in the following order.

    - First, the offerors will accept for exchange LYONs tendered by holders who have validly elected to receive the mixed consideration or have been deemed to have elected to receive the mixed consideration.

    - Second, the offerors will accept for exchange LYONs tendered by holders who have validly elected to receive the cash consideration.

    Any tendered LYONs that are not accepted for exchange by the offerors will be promptly returned to their holders.

PRORATION

    The exchange offer is subject to proration to ensure that (a) the offerors do not accept for exchange more than $660,542,000 aggregate principal amount at maturity of LYONs, which represents approximately 70% of the outstanding LYONs,
(b) Avaya does not issue more than 69,506,161 shares of common stock or pay more than $100 million in cash in the exchange offer, and (c) the Warburg Pincus Funds do not pay more than $100 million in cash in the exchange offer. Specifically, the exchange offer will be subject to proration as follows:

    - If more than $660,542,000 aggregate principal amount at maturity of LYONs are properly tendered for exchange, all LYONs properly tendered and not validly withdrawn will be subject to proration. The manner in which this proration will be effected depends upon the aggregate principal amount at maturity of LYONs that have been properly tendered and not validly withdrawn by holders that have elected, or are deemed to have elected, to receive the mixed consideration:

       -- If more than $660,542,000 aggregate principal amount at maturity of LYONs are properly tendered and not validly withdrawn by holders that have elected, or are deemed to have elected, the mixed consideration:

           -- LYONs properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration, will be accepted for exchange on a PRO RATA basis, such that $660,542,000 aggregate principal amount at maturity of LYONs are accepted for exchange and such holders will receive the mixed consideration. The remaining LYONs properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration will not be accepted for exchange and will be promptly returned to such holders.

           -- LYONs properly tendered by holders that have elected the cash consideration will not be accepted for exchange and will be promptly returned to such holders.

       -- If less than $660,542,000 aggregate principal amount at maturity of LYONs are properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration:

           -- All LYONs properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration, will be accepted for exchange and such holders will receive the mixed consideration.

           -- LYONs properly tendered by holders that elected the cash consideration will be accepted for exchange on a PRO RATA basis, such that the aggregate principal amount at maturity of LYONs accepted for exchange from holders electing the cash consideration will be equal to the product of (1) the quotient of
               (a) the difference of (i) $200 million minus (ii) the cash issued in exchange for LYONs accepted for exchange from holders that elected, or were deemed to have elected, the mixed consideration, divided by (b) the cash consideration per LYON, times
               (2) $1,000, PROVIDED, HOWEVER, that the aggregate principal amount at maturity of LYONs accepted for exchange from holders electing to receive the cash consideration shall not exceed an amount equal to $660,542,000 MINUS the aggregate principal amount at maturity of LYONs accepted from holders electing to receive the mixed consideration. Such LYONs will be accepted for exchange and the holders of such LYONs will receive the cash consideration. The remaining LYONs properly tendered by holders that have elected the cash consideration will not be accepted for exchange and will be promptly returned to such holders.

    - If less than $660,542,000 aggregate principal amount at maturity of LYONs are properly tendered and not validly withdrawn:

       -- LYONs properly tendered and not validly withdrawn by holders that have elected, or are deemed to have elected, the mixed consideration will be accepted for exchange and such holders will receive the mixed consideration.

       -- LYONs properly tendered and not validly withdrawn by holders that have elected the cash consideration, may or may not be subject to proration. The manner in which such proration will be effected depends on (1) the amount of LYONs properly tendered and not validly withdrawn by holders that have elected, or are deemed to have elected, the mixed consideration, and (2) the amount of LYONs properly tendered and not validly withdrawn by holders that have elected the cash consideration.

           -- If any LYONs are properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration, the LYONs properly tendered and not validly withdrawn by holders that have elected the cash consideration will be accepted for exchange on a PRO RATA basis, such that the aggregate principal amount at maturity of LYONs accepted for exchange from holders electing the cash consideration will be equal to the product of (1) the quotient of (a) difference of (i) $200 million minus (ii) the cash issued in exchange for LYONs accepted for exchange from holders that elected, or were deemed to have elected, the mixed consideration, divided by (b) the cash consideration per LYON, times (2) $1,000. Such LYONs will be accepted for exchange and the holders of such LYONs will receive the cash consideration. The remaining LYONs properly tendered and not validly withdrawn by holders that have elected the cash consideration will not be accepted for exchange and will be promptly returned to such holders.

           -- If no LYONs are properly tendered by holders that have elected, or are deemed to have elected, the mixed consideration, and more than $513,333,000 aggregate principal amount at maturity of LYONs are properly tendered and not validly withdrawn by holders that have elected the cash consideration, the LYONs properly tendered for exchange by holders that have elected the cash consideration will be accepted for exchange on a PRO RATA basis, such that the aggregated principal amount at maturity of LYONs accepted for exchange from holders electing the cash consideration will be equal to the product of (1) the quotient of (a) $200 million, divided by (b) the cash consideration per LYON, times
               (2) $1,000. Such LYONs will be accepted for exchange and the holders of such LYONs will receive the cash consideration. The remaining LYONs properly tendered and not validly withdrawn by holders that have elected the cash consideration will not be accepted for exchange and will be promptly returned to such holders.

    To the extent proration results in increments of less than $1,000 principal amount at maturity of LYONs being accepted in the exchange offer, the offerors will reduce the amount of LYONs accepted to the next lowest $1,000 principal amount at maturity.

    We will announce the final prorations and commence delivery of the mixed consideration or the cash consideration, if any, pursuant to the exchange offer promptly after the expiration of the exchange offer. The offerors will deliver the consideration after determining the number of LYONs properly tendered for exchange (including LYONs tendered for exchange pursuant to the guaranteed delivery procedures hereinafter described) and not validly withdrawn prior to the expiration of the exchange offer.

    The obligations of Avaya and the Warburg Pincus Funds to purchase the LYONs in the exchange offer are several and not joint, with Avaya and the Warburg Pincus Funds each being obligated only to the extent of the specific consideration they respectively are offering as described under "--Offer Consideration."

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

    The offerors expressly reserve the right, at any time or at various times, to jointly extend the period of time during which the exchange offer is open for any reason or no reason at all. The offerors have also agreed that they will extend the period for which the exchange offer is open if Avaya makes any public announcement concerning its financial condition or results of operations during the seven NYSE trading days prior to the scheduled expiration of the exchange offer, such that the expiration of the exchange offer will then become the seventh NYSE trading day following the date of the announcement, unless they otherwise agree at the time. The offerors have agreed that Avaya's announcement on January 21, 2003 concerning its first fiscal quarter 2003 earnings will not result in an extension of the exchange offer. In addition, Avaya has the right, in its sole discretion, to extend the period during which the exchange offer is open once until not later than February 5, 2003, if the registration statement of which this offer to exchange/prospectus forms a part has not been declared effective by the SEC, or any waiting periods required by the HSR Act in connection with the issuance of shares or Avaya common stock to the Warburg Pincus Funds in the exchange offer and the related transactions have not expired, as of January 28, 2003. Any delay in the acceptance for exchange of LYONs will be made by giving oral or written notice of the extension. During any extension, all LYONs that have been previously tendered will remain subject to the exchange offer, and the offerors may accept them for exchange, subject to the withdrawal rights described in "--Withdrawal of Tenders."

    To extend the exchange offer, the offerors will notify the exchange agent orally or in writing of any extension. The offerors also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, any of the offerors may terminate the exchange offer at any time prior to the expiration of the exchange offer, in which case all tendered LYONs will be promptly returned to their holders. If either Avaya or the Warburg Pincus Funds terminates the exchange offer, neither Avaya nor the Warburg Pincus Funds will be obligated to proceed with the exchange offer. In addition, if any of the conditions with respect to the exchange offer have not been satisfied, the offerors may:

    - extend the exchange offer and, subject to the withdrawal rights described in "--Withdrawal of Tenders," retain all tendered LYONs until the extended exchange offer expires;

    - amend the terms of the exchange offer; or

    - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

    The offerors also reserve the right to amend the terms of the exchange offer in any manner for any other reason.

    The offerors will give oral or written notice of such termination, extension or amendment of the exchange offer to the exchange agent.

    Any termination, extension or amendment of the exchange offer will also be promptly followed by oral or written notice thereof. If we amend the exchange offer in a manner that constitutes a material change, the offerors will promptly disclose that amendment by means of a supplement to this offer to exchange/ prospectus. The offerors will distribute the supplement to the registered holders of the LYONs as and to the extent required by applicable law. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, the offerors will extend the exchange offer for at least the minimum period required by Rules 13e-4(e) and 14(e)-1 under the Exchange Act.

    Without limiting the manner in which the offerors may choose to make public announcements of any termination, extension or amendment of the exchange offer, the offerors have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

    The exchange offer is subject to the following conditions:

    - the effectiveness of the registration statement, of which this offer to exchange/prospectus forms a part, registering the issuance of shares of Avaya common stock in the exchange offer;

    - the expiration of any waiting periods under the HSR Act required in connection the issuance of shares of Avaya common stock to the Warburg Pincus Funds in the exchange offer and the related transactions; and

    - the approval for listing on the NYSE of the shares of Avaya common stock to be issued in the exchange offer and of the shares of Avaya common stock issuable upon exercise of the warrants held by and to be issued to the Warburg Pincus Funds.

    In addition, the obligations of each of Avaya and the Warburg Pincus Funds to complete the exchange offer are subject to conditions based upon the truth of the representations and warranties of the other made in the Backstop Agreement and/or the Dealer Manager Agreement, as the case may be, and the compliance by the other with covenants contained in the Dealer Manager Agreement, in each case, as of the expiration of the exchange offer. Specifically:

    - the obligations of Avaya to complete the exchange offer are conditioned upon:

       - the accuracy in all material respects as of the expiration date of the representations and warranties made by the Warburg Pincus Funds in the Backstop Agreement;

       - the accuracy in all material respects of the representations and warranties made by the Warburg Pincus Funds in the Dealer Manager Agreement;

       - the performance in all material respects by the Warburg Pincus Funds of all of their obligations contained in the Backstop Agreement prior to the expiration of the exchange offer;

       - the delivery by the Warburg Pincus Funds to Avaya of customary officers' certificates as of the expiration of the exchange offer;

       - the delivery by the Warburg Pincus Funds to the dealer manager of customary officers' certificate as of the expiration date; and

       - the delivery by the Warburg Pincus Funds to the dealer manager of a legal opinion rendered by counsel to the Warburg Pincus Funds as of the expiration of the exchange offer; and

    - the obligations of the Warburg Pincus Funds to complete the exchange offer are conditioned upon:

       - the accuracy in all material respects as of the expiration date of the representations and warranties made by Avaya in the Backstop Agreement;

       - the accuracy in all material respects of the representations and warranties made by Avaya in the Dealer Manager Agreement;

       - the performance in all material respects by Avaya of all of its obligations contained in the Backstop Agreement prior to the expiration of the exchange offer;

       - the delivery by Avaya to the Warburg Pincus Funds of customary officers' certificates as of the expiration of the exchange offer;

       - the delivery by Avaya to the dealer manager of customary officers' and a secretary's certificate as of the expiration date;

       - the delivery by Avaya to the dealer manager of a "comfort letter" from Avaya's independent public accountants with respect to certain information contained in this offer to exchange/ prospectus; and

       - the delivery by Avaya to each of the Warburg Pincus Funds and the dealer manager of a legal opinion rendered by counsel to Avaya as of expiration of the exchange offer.

    The delivery of certificates and opinions set forth above are conditions to the exchange offer in order to provide Avaya on the one hand and the Warburg Pincus Funds on the other with assurances that the other party will comply with its respective obligations in the exchange offer.

    Further, the offerors are not required to accept any LYONs for exchange or to pay the cash consideration or mixed consideration in exchange for LYONs, and any offeror may terminate, or the offerors may amend, the exchange offer, at any time prior to the acceptance of LYONs for exchange, if any of the conditions described above are not satisfied or any of the following events occurs:

    - there shall be pending any suit, action, arbitration or proceeding challenging or seeking to prohibit the exchange offer or the transactions contemplated by the Backstop Agreement;

    - any material adverse effect on our business (financial or otherwise), our operations, our performance or our properties;

    - any federal, state local or foreign law, statute, rule or regulation or any rule or listing requirement of any national stock exchange makes the exchange offer or any of the transactions contemplated by the Backstop Agreement illegal;

    - (1) any general suspension of trading in securities on the NYSE, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of war, armed hostilities or other national or international calamity involving the United States that would reasonably be expected to have a material adverse effect on the capital markets of the United States, (4) any limitation (whether or not mandatory) by any United States government authority on the extension of credit generally by banks or other lending institutions, (5) a change in the general financial, bank or other capital market conditions that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (6) a decline of at least 20% in the Standard & Poor's 500 Index from the close of business on the date of this offer to exchange/prospectus, or (7) in the case of any of the foregoing existing at the date of this offer to exchange/prospectus, a material acceleration or worsening thereof;

    - any revocation or material modification of the Private Letter Ruling obtained from the I.R.S. in connection with our separation from Lucent; or

    - the termination of the Backstop Agreement in accordance with its terms.

    The conditions are for the sole benefit of the offerors. Any offeror may assert these conditions at any time until the expiration of the exchange offer with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. The offerors may waive any condition in whole or in part in the offerors' discretion. The failure of the offerors to exercise rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time until the expiration of the exchange offer. Any determination by the offerors concerning the conditions described above will be final and binding upon all parties.

PROCEDURES FOR TENDERING LYONS

    HOW TO TENDER GENERALLY

    Only a holder of LYONs may tender LYONs in the exchange offer. To tender in the exchange offer, a holder must comply with the book-entry transfer procedures of The Depository Trust Company, or DTC, described below.

    To complete a tender of book-entry interests, the exchange agent must receive, prior to the expiration of the exchange offer, a timely confirmation of book-entry transfer of such LYONs into the exchange agent's account at DTC and a properly completed letter of transmittal or agent's message according to the procedure for book-entry transfer described below or comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not validly withdrawn prior to the expiration date and the offerors' acceptance of that tender will constitute an agreement between the holder and the offerors in accordance with the terms and subject to the conditions described in this offer to exchange/prospectus and in the letter of transmittal.

    THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

    If you beneficially own LYONs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those LYONs, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

    SIGNATURES AND SIGNATURE GUARANTEES

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless you are either:

    - a registered holder of LYONs and have not completed the box titled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - you are tendering LYONs for the account of one of the following institutions.

       -   bank, as defined in Section 3(a) of the Federal Deposit Insurance
           Act;

       - broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, as defined in the Exchange Act;

       -   credit union, as defined in Section 19B(1)(A) of the Federal Reserve
           Act;

       - national securities exchange, registered securities association or clearing agency, as defined in the Exchange Act; or

       - savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor is required to be a participant in the Securities Transfer Agents Medallion Program, the New

York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (each an "eligible guarantor institution") must guarantee the signature(s) on this Letter of Transmittal. If you plan to sign the letter of transmittal but you are not the registered holder of your LYONs (which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the LYONs) you must have the LYONs registered in your name.

    If the letter of transmittal or any other document provided to us or the exchange agent is signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

    BOOK-ENTRY TRANSFER

    Within two business days after the date of this offer to exchange/prospectus, the exchange agent will establish a new account or utilize an existing account with respect to LYONs at DTC. Any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of LYONs may make a book-entry tender of LYONs by causing DTC to transfer such LYONs into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although the tender of LYONs may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the exchange agent at its address set forth below under the caption "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of LYONs into the exchange agent's account at DTC as described above is referred to herein as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

    The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the LYONs stating:

    (1) the number of LYONs which have been tendered by the participant;

    (2) the aggregate principal amount at maturity of LYONs tendered for the mixed consideration;

    (3) the aggregate principal amount at maturity of LYONs tendered for the cash consideration;

    (4) that the participant has received and agrees to be bound by the term of the letter of transmittal; and

    (5) that we may enforce such agreement against the participant.

    GUARANTEED DELIVERY PROCEDURES

    If you are a registered holder of LYONs and wish to tender your LYONs, but:

    - you do not have enough time to deliver any required documents to the exchange agent before the expiration of the exchange offer; or

    - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer;

    you may effect a tender of your LYONs if:

    - the tender is made through an eligible guarantor institution;

    - prior to the expiration of the exchange offer, the exchange agent receives (by overnight courier, registered or certified mail or facsimile transmission) from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of LYONs you are tendering and stating that the tender is being made by notice of guaranteed delivery;

    - you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal (or facsimile thereof) or an agent's message, together with a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    - such properly completed and executed letter of transmittal (or facsimile thereof) or an agent's message, as well as a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

DETERMINATIONS UNDER THE EXCHANGE OFFER

    All questions as to the validity, form, eligibility, including time of receipt, and acceptance of LYONs tendered for exchange, will be determined by the offerors in their sole and absolute discretion. The offerors' determination will be final and binding. The offerors reserve the absolute right to reject any and all improperly tendered LYONs or not to accept any LYONs, the acceptance of which might be unlawful as determined by them or their counsel. The offerors also reserve the absolute right to waive any defects or irregularities as to any LYONs either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender LYONs.

    Unless waived, any defects or irregularities in connection with tenders of LYONs must be cured within a reasonable period of time, as determined by the offerors. Neither the offerors, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of LYONs for exchange, nor will the offerors have any liability for failure to give this notification. Tenders of LYONs will not be deemed made until such defects or irregularities have been cured or waived. Any LYONs received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

RETURN OF UNACCEPTED LYONS

    If for any reason the offerors do not accept any tendered LYONs or if LYONs are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged LYONs will be credited to an account maintained by the tendering holder with DTC promptly after the expiration or termination of the exchange offer.

PAYMENT OF OFFER CONSIDERATION

    Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming the exchange offer has not been previously terminated, the offerors will accept, promptly after the expiration of the exchange offer, LYONs up to an amount which shall not exceed, with respect to the exchange offer, the maximum amount the offerors are offering to acquire in the exchange offer. The offerors will deliver the mixed consideration and cash consideration to be exchanged in the exchange offer promptly after the expiration of the exchange offer. The offerors will make the delivery after determining the number of LYONs properly tendered for exchange (including LYONs tendered for exchange pursuant to the guaranteed delivery procedures) and not validly withdrawn prior to the expiration of the exchange offer. For purposes of the exchange offer, the offerors will be deemed to have accepted properly tendered LYONs for exchange when, as and if the offerors have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

    In all cases, the payment of the mixed consideration and the cash consideration in exchange for LYONs tendered and accepted for payment pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

    - a book-entry confirmation of transfer of the LYONs into the exchange agent's account at DTC,

    - a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message, and

    - any other documents required by the letter of transmittal.

    Accordingly, tendering holders of LYONs may be paid at different times depending upon when book-entry confirmations, letters of transmittal or other documents with respect to the LYONs are actually received by the exchange agent.

WITHDRAWAL OF TENDERS

    YOU MAY WITHDRAW TENDERS OF LYONS AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND, UNLESS YOUR TENDERED LYONS HAVE PREVIOUSLY BEEN ACCEPTED FOR EXCHANGE AND YOU HAVE RECEIVED THE CASH PAYABLE AND/OR THE SHARES OF COMMON STOCK ISSUABLE IN EXCHANGE THEREFOR, YOU MAY ALSO WITHDRAW PREVIOUSLY TENDERED LYONS AT ANY TIME AFTER FEBRUARY 20, 2003.

    If the offerors extend the exchange offer, are delayed in their acceptance for exchange of LYONs or are unable to accept LYONs for exchange pursuant to the exchange offer for any reason, without prejudice to the rights of the offerors under the exchange offer, the exchange agent may, nevertheless, on behalf of the offerors, retain tendered LYONs and such LYONs may not be validly withdrawn except to the extent that tendering holders of LYONs are entitled to withdrawal rights as described herein. Any such delay will be accompanied by an extension of the exchange offer to the extent required by law.

    For a withdrawal to be effective:

    - the exchange agent must receive a written notice of withdrawal at its address on the back cover page of this offer to exchange/prospectus; or

    - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

    Any notice of withdrawal must:

    - specify the name of the person who tendered the LYONs to be validly withdrawn;

    - identify the LYONs to be validly withdrawn and the principal amount of such LYONs;

    - be signed by the person who tendered the LYONs in the same manner as the original signature on the letter of transmittal used to deposit those LYONs or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender; and

    - specify the name in which LYONs are to be registered, if different from that of the person who tendered the LYONs.

    Any validly withdrawn or unaccepted LYONs will be credited to the tendering holder's account at DTC for the LYONs tendered into the exchange agent's account at DTC.

    Withdrawals of tenders of LYONs may not be rescinded, and LYONs properly withdrawn will thereafter be deemed not properly tendered for purposes of the exchange offer. However, validly withdrawn LYONs may be retendered by again following the procedures described above at any time prior to the expiration of the exchange offer.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the offerors, in their sole discretion, and the offerors' determination will be final and binding.

DEALER MANAGER

    We have appointed Morgan Stanley as dealer manager for the exchange offer. All inquiries relating to this offer to exchange/prospectus and the transactions contemplated hereby should be directed to the dealer manager at the telephone number or the address set forth below:

                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 Broadway
                            New York, New York 10036
                          Attention: Nathan McMurtray
                          Call Collect: (212) 761-5409

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your LYONs should also be directed to the exchange agent at its telephone number or one of the following addresses:

                              THE BANK OF NEW YORK

            BY MAIL:                       BY FACSIMILE:             BY HAND OR OVERNIGHT COURIER:
     101 Barclay Street, 7E       (for eligible institutions only)         101 Barclay Street
    New York, New York 10286               (212) 298-1915           Corporate Trust Services Window
  Attention: Carolle Montreuil                                                Ground Level
                                    FOR CONFIRMATION TELEPHONE:         New York, New York 10286
                                           (212) 815-5920             Attention: Carolle Montreuil

    DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

INFORMATION AGENT

    We have appointed Georgeson Shareholder as the information agent for the exchange offer. Requests for additional copies of this offer to exchange/prospectus, our 2002 annual report on Form 10-K and our 2002 annual proxy statement, the enclosed letter of transmittal or the enclosed notice of guaranteed delivery may be directed to the Information Agent at one of the telephone numbers or the address set forth below:

                             GEORGESON SHAREHOLDER
                          17 State Street - 10th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                                       or
                         Call Toll Free (866) 295-4337

    In addition, if you wish to obtain information each day as to the value of the mixed consideration being offered as if it had been determined on such date (which, until the NYSE trading day preceding the expiration date of the exchange offer, will be determined by assuming that the volume-weighted average trading price used to determine the number of shares of Avaya common stock offered as part of the mixed consideration equals the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the trading day preceding the day of your inquiry), you can contact the information agent at the toll-free number set forth above.

RECOMMENDATION

    NONE OF OUR BOARD OF DIRECTORS, WARBURG PINCUS OR ANY OF THE WARBURG PINCUS FUNDS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR LYONS OR WHETHER YOU SHOULD ELECT TO RECEIVE THE MIXED CONSIDERATION OR CASH CONSIDERATION. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR LYONS FOR EXCHANGE AND, IF YOU DECIDE TO TENDER, WHETHER YOU SHOULD TENDER FOR THE MIXED CONSIDERATION OR THE CASH CONSIDERATION. WARBURG PINCUS IS NOT GIVING YOU ANY INVESTMENT ADVICE REGARDING AVAYA, ITS COMMON STOCK OR THE LYONS.

SOLICITATION

    The information agent will mail solicitation materials on our behalf. Morgan Stanley is acting as financial advisor and dealer manager for us in connection with the exchange offer.

    Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Avaya, Warburg Pincus, their respective affiliates and by persons so engaged by the dealer manager.

TRANSFER TAXES

    You will not be obligated to pay any transfer tax in connection with the tender of LYONs in the exchange offer unless you instruct us to register your shares of our common stock in the name of, or request that LYONs not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

REQUIRED APPROVALS

    Except for the expiration of the applicable waiting periods under the HSR Act and any foreign antitrust law or regulation required in connection with the issuance of shares of Avaya common stock to the Warburg Pincus Funds in the exchange offer and the related transactions, the approval of the supplemental listing on the NYSE of the shares of common stock to be issued in the exchange offer and to the Warburg Pincus Funds, and the effectiveness of the registration statement of which this offer to exchange/prospectus forms a part, no federal or state regulatory requirements must be complied with and no approval need be obtained in connection with the exchange offer.

APPRAISAL RIGHTS

    There are no dissenter's rights or appraisal rights with respect to the exchange offer.

              THE OFFERORS' REASONS FOR MAKING THE EXCHANGE OFFER

    The offerors believe that the exchange offer, if completed at this time and fully subscribed for on the terms described in this offer to exchange/prospectus, including the related transactions, would help Avaya in the following ways:

    - Avaya's outstanding indebtedness would be reduced, resulting in a capital structure that would provide Avaya greater flexibility, including to react to changing market and industry conditions;

    - given current market conditions, the cost to Avaya of retiring any LYONs pursuant to the exchange offer would be lower than the amount Avaya would have to pay if it were required to repurchase such LYONs pursuant to their terms on October 31, 2004; and

    - the Warburg Pincus Funds' $100 million commitment to purchase and convert LYONs would enable Avaya to retire a greater amount of the outstanding LYONs than it otherwise could on its own. Because of constraints contained in Avaya's existing credit facility, Avaya is prohibited from paying in excess of $100 million in cash to repurchase LYONs.

    The Warburg Pincus Funds are participating in the exchange offer at this time because they currently hold a substantial amount of Avaya common stock and would likely suffer substantial dilution if Avaya were required to repurchase LYONs on October 31, 2004, assuming the restrictions in Avaya's credit facility remain in effect and Avaya's common stock continues to trade at current market levels. The Warburg Pincus Funds are also participating in the exchange offer because of the arrangements in the Backstop Agreement among Avaya and the Warburg Pincus Funds. See "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

            RELATIONSHIP BETWEEN AVAYA AND THE WARBURG PINCUS FUNDS

THE BACKSTOP AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE BACKSTOP AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BACKSTOP AGREEMENT, WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS OFFER TO EXCHANGE/PROSPECTUS FORMS A PART. HOLDERS OF LYONS ARE ENCOURAGED TO READ TO THE FULL TEXT OF THE BACKSTOP AGREEMENT.

    Avaya and the Warburg Pincus Funds entered into the Backstop Agreement dated December 23, 2002 and amended January 13, 2003. As more fully described below, in the Backstop Agreement, Avaya and the Warburg Pincus Funds agreed that, among other things:

    - the exchange offer would be commenced on the terms described in this offer to exchange/ prospectus;

    - Avaya would make available up to an aggregate of $100 million in cash to be exchanged for LYONs;

    - Avaya would make available the shares of Avaya common stock to be exchanged for LYONs in the exchange offer;

    - the Warburg Pincus Funds would make available up to an aggregate of $100 million in cash to exchange for LYONs;

    - upon the execution of the Backstop Agreement, Avaya would issue to the Warburg Pincus Funds four year series C warrants to purchase an aggregate of 7,355,824 shares of Avaya common stock at an exercise price of $3.50 per share;

    - as of not less than 11th business day following the expiration of the exchange offer, Avaya would adjust to $.01 the exercise price per share and, if necessary, the number of shares of Avaya common stock that may be purchased upon exercise, of the series A and series B warrants currently held by the Warburg Pincus Funds;

    - as of not less than 11 business days following the expiration of the exchange offer, Avaya would issue to the Warburg Pincus Funds series D warrants, on the terms described below;

    - not less than 11 business days following the expiration of the exchange offer, the Warburg Pincus Funds would convert the LYONs purchased by the Warburg Pincus Funds into shares of Avaya common stock in accordance with the terms of this LYONs; and

    - not less than 11 business days following the expiration of the exchange offer, the Warburg Pincus Funds would exercise, for cash, a portion of the adjusted series A and series B warrants held by the Warburg Pincus Funds in accordance with the terms described below.

    THE EXCHANGE OFFER

    In the Backstop Agreement, Avaya and the Warburg Pincus Funds agreed to commence the exchange offer on, or as soon as reasonably practicable following, the date of the Backstop Agreement. The Backstop Agreement provides that the terms of the exchange offer would be those terms described in this offer to exchange/prospectus.

    THE WARRANT GRANTS AND ADJUSTMENTS

    In consideration of the Warburg Pincus Funds' willingness to enter into the Backstop Agreement, upon execution of the Backstop Agreement, Avaya granted the Warburg Pincus Funds the series C warrants. The series C warrants have a four year term and entitle the Warburg Pincus Funds to purchase up to an aggregate of 7,355,824 shares of Avaya common stock at a price of $3.50 per share. The series C warrants are immediately exercisable and contain customary anti-dilution adjustments.

    Avaya agreed that effective as of not less than 11 business days following the expiration of the exchange offer, Avaya would, if the Warburg Pincus Funds purchase LYONs in the exchange offer, grant the Warburg Pincus Funds the series D warrants. The terms of the series D warrants will be determined as follows:

    - the aggregate number of shares of Avaya common stock that the Warburg Pincus Funds will receive upon exercise, in cash, of the series D warrants will be equal to the quotient of (a) the product of (1) $5 million times
      (2) the quotient of (A) the lesser of (i) the Investor Cash Amount, and
      (ii) $50 million, divided by (B) $50 million divided by (b) the Series D Black-Scholes Value;

    - the term of the series D warrants will be between three and five years from the date of issuance as determined by the Warburg Pincus Funds, in their sole discretion; and

    - the per share exercise price of the series D warrants will be between 125% and 150% of the Market Value of a share of Avaya common stock, as determined by the Warburg Pincus Funds in their sole discretion.

In all other respects, the series D warrants will be identical to the series C warrants.

    If the Investor Cash Amount is equal to $0, Avaya will not be obligated to issue any series D warrants to the Warburg Pincus Funds. The following charts set forth representative examples of the terms that series D warrants could have, assuming that the Investor Cash Amount is $25 million and $50 million, respectively, and assuming that the Market Value of a share of Avaya common stock is $1.98, which is the low end of the collar.

                       INVESTOR CASH AMOUNT--$25 MILLION

                                                    EXAMPLE A   EXAMPLE B   EXAMPLE C   EXAMPLE D
                                                    ---------   ---------   ---------   ---------
Term..............................................    3 years     5 years     3 years     5 years

Exercise Price....................................      $2.48       $2.48       $2.97       $2.97

Approximate Number of Shares......................  4,461,000   3,152,000   5,536,000   3,617,000

                   INVESTOR CASH AMOUNT--$50 MILLION OR MORE

                                                   EXAMPLE A   EXAMPLE B   EXAMPLE C    EXAMPLE D
                                                   ---------   ---------   ----------   ---------
Term.............................................    3 years     5 years      3 years     5 years

Exercise Price...................................      $2.48       $2.48        $2.97       $2.97

Approximate Number of Shares.....................  8,922,000   6,304,000   11,073,000   7,234,000

    If the Warburg Pincus Funds purchase LYONs in the exchange offer, Avaya also agreed, effective as of not less than 11 days following the expiration of the exchange offer, to:

    - reduce the per share exercise price of the series A and series B warrants held by the Warburg Pincus Funds to $0.01; and

    - increase the number of shares of Avaya common stock that may be purchased upon exercise, in cash, of the series A and series B warrants to the extent necessary to allow the series A and series B warrants to be exercisable, in cash, for a number of shares of Avaya common stock equal to the sum of (a) the Aggregate Agreed Upon Number of Shares, plus
      (b) the Exercise Price Shares, plus (c) 100,000 shares.

    In consideration of these adjustments, the Warburg Pincus Funds agreed that, until readjusted as described below, they would not exercise the series A and series B warrants to purchase a number of shares of Avaya common stock greater than the sum of (a) the Aggregate Agreed Upon Number of Shares plus (b) the Exercise Price Shares. In addition, following the issuance by Avaya of Avaya common stock upon the exercise of the series A and series B warrants as described under "--The Exercise and Conversion," the per share exercise price of the series A and series B warrants will be readjusted to the level that would have been in effect had the Backstop Agreement not been entered into.

    The adjustments to the series A and series B warrants are intended to allow the Warburg Pincus Funds to purchase, when combined with the number of shares of Avaya common stock into which the LYONs purchased by the Warburg Pincus Funds are converted in accordance with their terms, an aggregate number of shares of Avaya common stock equal to:

    - The sum of the amount of cash provided by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer, plus the amount of cash paid by the Warburg Pincus Funds to us upon exercise of the series A and series B warrants, divided by

    - 90% of the volume-weighted average trading price of a share of Avaya common stock on the NYSE during the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration of the exchange offer, but in no event less than $1.78 or greater than $2.68.

    Accordingly, if the Warburg LYONs Purchase Price is equal to $0, the Agreed Upon Number of Shares and the Exercise Price Shares will be equal to zero, and no adjustments will be made to the number of shares that may be acquired upon exercise of the series A and series B warrants and the Warburg Pincus Funds will not exercise any series A or series B warrants. In addition, if these adjustments to the series A and series B warrants would result in the series A and series B warrants being exercisable for less than 12,004,397 shares of Avaya common stock, the number of shares of Avaya common stock issuable upon exercise of the series A and series B warrants will not be adjusted and the series A and series B warrants will remain exercisable for an aggregate of 12,104,397 shares of Avaya common stock.

    As used above, the following terms have the following meanings:

        "AGGREGATE AGREED UPON NUMBER OF SHARES" means the product of (a) the Agreed Upon Exercise Amount, times (b) the quotient of (i) the total principal amount at maturity of LYONs deemed purchased by the Warburg Pincus Funds in the exchange offer, divided by (ii) $1,000.

        "AGREED UPON EXERCISE AMOUNT" means a number of shares of Avaya common stock equal to the difference of (a) the quotient of (i) the Warburg Pincus LYONs Purchase Price, divided by (ii) the product of (A) the Market Value of a share of Avaya common stock, times (B) 0.90 (PROVIDED, HOWEVER, that, in the event that the product referred to in this clause (ii) shall be less than $1.78, such product shall be deemed to be $1.78, or if such product shall be more than $2.68, such product shall be deemed to be $2.68), minus
    (b) 37.4437.

        "EXERCISE PRICE SHARES" means the quotient of (a) the product of
    (i) the Aggregate Agreed Upon Number of Shares, times (ii) $0.01, divided by
    (b) the product of (i) the Market Value of a share of Avaya common stock, times (ii) 0.90 (PROVIDED, HOWEVER, that, if the product referred to in this clause (b) shall be (A) less than $1.78, such product shall be deemed to be $1.78, or (B) more than $2.68, such product shall be deemed to be $2.68).

        "INVESTOR CASH AMOUNT" means the amount of cash contributed by the Warburg Pincus Funds and used to purchase LYONs in the exchange offer.

        "MARKET VALUE" of a share of Avaya common stock means the volume-weighted average trading price of a share of Avaya common stock on the NYSE for the five NYSE trading days ending at the close of business two NYSE trading days prior to the NYSE trading day on which the exchange offer expires (I.E., if the exchange offer expires at midnight on the 20th NYSE trading day following its commencement, the period would include the 14th, 15th, 16th, 17thand 18th NYSE trading days).

        "SERIES D BLACK-SCHOLES VALUE" means the value, as of the date of the completion of the exchange offer, of the right to purchase one share of Avaya common stock pursuant to the series D warrants, calculated using the Black-Scholes value of such right (determined using the Bloomberg L.P. Warrant Valuation page relating to Avaya common stock), assuming (a) 50% volatility, (b) a risk free rate of

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    return equal to the Treasury rate corresponding to the term of the series D warrants, (c) a 0% dividend yield, and (d) the current value per share of Avaya common stock to be equal to the Market Value of a share of Avaya common stock.

        "WARBURG PINCUS LYONS PURCHASE PRICE" means the quotient of (a) the Investor Cash Amount divided by (b) the quotient of (i) the total principal amount at maturity of LYONs purchased by the Warburg Pincus Funds in the exchange offer, divided by (ii) $1,000.

THE EXERCISE AND CONVERSION

    The Warburg Pincus Funds have agreed:

    - not less than 11 business days following the expiration of the exchange offer, to exercise, for cash, a portion of the series A and series B warrants to purchase an aggregate number of shares of Avaya common stock equal to the sum of (a) the Aggregate Agreed Upon Number of Shares plus
      (b) the Exercise Price Shares; and

    - not less than 11 business days following the expiration of the exchange offer, to convert all LYONs purchased by the Warburg Pincus Funds in the exchange offer into shares of Avaya common stock, in accordance with the provisions of the LYONs.

REPRESENTATIONS AND WARRANTIES

    In the Backstop Agreement, Avaya made a number of customary representations and warranties to the Warburg Pincus Funds, including representations and warranties relating to:

    - the due organization and standing of Avaya and its material subsidiaries;

    - the authorized, issued and outstanding capital stock and other securities of Avaya;

    - the due authorization and enforceability of the Backstop Agreement;

    - the execution, delivery and performance of the Backstop Agreement (a) not conflicting with any applicable law, any contract material to Avaya or any of Avaya's organizational documents, and (b) not requiring any consents, other than those specified, of any governmental body or other person;

    - the accuracy of Avaya's filings with the SEC;

    - the absence of any event that would have a material adverse effect on Avaya since September 30, 2002;

    - Avaya's material contracts;

    - compliance by Avaya with applicable law;

    - compliance by Avaya with its organizational documents;

    - the delivery by Morgan Stanley & Co. Incorporated to Avaya of a fairness opinion in connection with the transactions contemplated by the Backstop Agreement;

    - the tax effects of the transactions contemplated by the Backstop Agreement upon Avaya's spin-off from Lucent;

    - the inapplicability of Section 203 of the Delaware General Corporation Law to the transactions contemplated by the Backstop Agreement; and

    - the treatment of the transactions contemplated by the Backstop Agreement under Avaya's shareholder rights agreement.

    The Warburg Pincus Funds made representations to Avaya relating to:

    - the due organization and standing of the Warburg Pincus Funds;

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    - facts necessary to qualify the issuance of the series C and series D warrants by Avaya to the Warburg Pincus Funds as exempt from registration under the Securities Act;

    - the execution, delivery and performance of the Backstop Agreement (a) not conflicting with any applicable law, any contract material to the Warburg Pincus Funds or any of the Warburg Pincus Funds' organizational documents, and (b) not requiring any consents, other than those specified, of any governmental body or other person;

    - the Warburg Pincus Funds' ability to finance their obligations under the Backstop Agreement;

    - the Warburg Pincus Funds' ownership of Avaya common stock and other securities of Avaya; and

    - facts necessary to preserve the tax treatment of Avaya's spin-off from Lucent.

    In the Dealer Manager Agreement, Avaya made representations to the Warburg Pincus Funds, and the Warburg Pincus Funds made representations to Avaya, and in each case the accuracy of these representations and warranties is a condition to the offerors' obligation to complete the exchange offer. In addition to the representations and warranties substantially similar to those made in the Backstop Agreement, Avaya made representations and warranties regarding:

    - Avaya's compliance with the applicable requirements of the Securities Act and the Exchange Act in connection with the exchange offer;

    - The absence of (1) any material adverse change in the condition, financial or otherwise, results of operations or business affairs of Avaya and its subsidiaries, taken as a whole, (2) Avaya entering into any material transactions, (3) any payment by Avaya of any dividend, in each case, since the dates of which information is provided in this offer to exchange/prospectus;

    - the independence of Avaya's public accountants and the compliance of its financial statements with generally accepted accounting principles;

    - the due authorization, execution and delivery of the Dealer Manager Agreement;

    - the enforceability of the Backstop Agreement;

    - the absence of any material pending or threatened legal proceedings affecting Avaya or any of its subsidiaries;

    - Avaya's ability to finance its obligations under the Backstop Agreement;
      and

    - Avaya's status under the Investment Company Act of 1940.

    The representations and warranties of the Warburg Pincus Funds in the Dealer Manager Agreement are substantially similar to those made in the Backstop Agreement.

COVENANTS

    Avaya and the Warburg Pincus Funds made a number of covenants in the Backstop Agreement. These include customary covenants by each of Avaya and the Warburg Pincus Funds to:

    - use commercially reasonable efforts to cause the conditions set forth in the Backstop Agreement to be satisfied;

    - use commercially reasonable efforts to promptly file reports and other documents that may be required to be filed with the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with the transactions contemplated by the Backstop Agreement and cause the waiting period under the HSR Act to expire as soon as practicable; and

    - use commercially reasonable efforts to obtain any other consents, waivers or authorizations that may required in connection with the transactions contemplated by the Backstop Agreement.

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    In addition to the above-mentioned mutual covenants, Avaya agreed that:

    - from the execution of the Backstop Agreement until the expiration of the exchange offer, it would conduct its business only in the ordinary course, and would not amend its organization documents, declare or pay any dividends, reclassify or split any of its capital stock or take any action that would be expected to cause any condition set forth in the Backstop Agreement to not be satisfied;

    - until the expiration of the exchange offer, it would provide the Warburg Pincus Funds with full access to Avaya's books and records;

    - it would take the actions necessary to cause the adjustments to the series A and series B warrants described under "--The Warrant Grants and Adjustments" to be effective as required;

    - it would use commercially reasonable efforts to cause the shares of Avaya common stock issued to the Warburg Pincus Funds upon exercise of the series A, series B, series C and series D warrants and in conversion of the LYONs to be listed on the NYSE;

    - it would use the proceeds from the Warburg Pincus Funds' exercise of the series A and series B warrants for general corporate purposes;

    - it would cooperate with the Warburg Pincus Funds to ensure the treatment of the Avaya common stock owned by the Warburg Pincus Funds under Avaya's shareholder rights agreement;

    - it would refrain from taking actions that would affect the tax treatment of Avaya's spin-off from Lucent; and

    - it would take all actions required under the distribution agreement with Lucent to be taken in connection with the transactions contemplated by the Backstop Agreement.

    Avaya further agreed that the Warburg Pincus Funds would be entitled to designate one individual for election to Avaya's board of directors, so long as the Warburg Pincus Funds own an aggregate of 26 million shares of Avaya common stock. If the Warburg Pincus Funds contribute at least $25 million for the purchase of LYONs in the exchange offer, Avaya agreed that the Warburg Pincus Funds would be entitled to designate an additional individual, which individual cannot be an affiliate of the Warburg Pincus Funds, for election to Avaya's board of directors, so long as the Warburg Pincus Funds own an aggregate of 26 million shares of Avaya common stock. Avaya has agreed that Joseph P. Landy, Co-President of Warburg Pincus, would be nominated for election to Avaya's board of directors as soon as reasonably practicable, but in any event prior to the next regular or special meeting of Avaya's board of directors (or any committee thereof). On January 6, 2003, Joseph P. Landy was appointed to Avaya's board of directors. Each individual designated by the Warburg Pincus Funds shall be entitled to the compensation paid by Avaya to its other directors and to be covered by identical directors' and officers' insurance.

    In addition, Avaya agreed to provide the Warburg Pincus Funds with customary registration rights with respect to other shares of Avaya common stock owned by the Warburg Pincus Funds, the series A, series B, series C and series D warrants, and the shares of Avaya common stock issuable upon the exercise of those warrants, and the shares of Avaya common stock that the Warburg Pincus Funds acquire upon conversion of the LYONs.

    The Warburg Pincus Funds further agreed with Avaya that:

    - the Warburg Pincus Funds, their controlled affiliates and other affiliated investment funds, would not, prior to August 8, 2005, acquire additional shares of Avaya common stock that, together with shares already owned by them, would exceed the greater of (1) 29.9% of the outstanding Avaya common stock, and (2) the number of shares of Avaya common stock that are beneficially owned by the Warburg Pincus Funds following the completion of the transactions contemplated by the Backstop Agreement;

    - the Warburg Pincus Funds would vote any shares of Avaya common stock in excess of 25% of Avaya's outstanding common stock, but less than 29.9%, in a manner proportionate to all other shares of Avaya common stock voting;

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    - until (a) the occurrence of a "change of control," as defined in the indenture relating to Avaya's senior secured notes, the repayment of Avaya's senior secured notes or the elimination of the provisions allowing holders of Avaya's senior secured notes to require redemption of Avaya's senior secured notes upon a change of control and (b) the earliest to occur of a change of control event specified in Avaya's credit agreement or the elimination or inapplicability of such provision, they would not vote any shares of Avaya common stock in excess of 29.9% of Avaya's outstanding voting power; and

    - the Warburg Pincus Funds would refrain from taking specified actions that would affect the tax treatment of Avaya's spin-off from Lucent.

CONDITIONS

    The obligations of Avaya and the Warburg Pincus Funds to accept LYONs for purchase in the exchange offer and to complete the other transactions contemplated by the Backstop Agreement are subject to a number of conditions that are specified in the Backstop Agreement. These conditions are described under "The Exchange Offer--Conditions to the Exchange Offer."

TERMINATION

    The Backstop Agreement may be terminated at any time prior to the expiration of the exchange offer:

    - by Avaya, in its sole and absolute discretion;

    - upon the mutual agreement of Avaya and the Warburg Pincus Funds;

    - by the Warburg Pincus Funds if any of the conditions to the exchange offer are not satisfied as of the expiration of the exchange offer;

    - by either Avaya or the Warburg Pincus Funds, if the exchange offer is terminated prior to the purchase of LYONs; or

    - by either Avaya or the Warburg Pincus Funds, if a governmental authority has issued a final, non-appealable order prohibiting the completion of the exchange offer or the transactions contemplated by the Backstop Agreement.

INDEMNIFICATION

    Avaya agreed to indemnify and hold harmless the Warburg Pincus Funds and their respective partners, members, officers, directors, employees and controlling persons from any losses arising out of or based upon any material misstatements or omissions in the documents used in the exchange offer, including this offer to exchange/prospectus, and from any decision by Avaya to terminate the exchange offer. Avaya further agreed to reimburse any attorneys' fees incurred by the Warburg Pincus Funds in connection with any claim challenging the exchange offer or any of the other transactions contemplated by the Backstop Agreement.

    The Warburg Pincus Funds agreed to indemnify and hold harmless Avaya and its officers, directors, employees and controlling persons from any losses arising out of or based upon any material misstatements or omissions in information supplied by the Warburg Pincus Funds in writing specifically for inclusion or incorporation into the documents used in the exchange offer, including this offer to exchange/prospectus.

    In each case, these indemnification obligations are subject to customary limitations and conditions.

EXPENSES

    Generally, all costs and expenses incurred by Avaya or the Warburg Pincus Funds in connection with the exchange offer and other transactions contemplated by the Backstop Agreement shall be borne by the party incurring the costs or expenses. However, Avaya has agreed to reimburse the Warburg Pincus Funds for up to $300,000 of out-of-pocket fees and expenses incurred by the the Warburg Pincus Funds and to pay

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any filing fees in respect of the Warburg Pincus Funds' filings under the HSR
Act. In addition, Avaya will bear all filing, printing and mailing costs associated with the exchange offer.

BACKGROUND OF THE RELATIONSHIP BETWEEN AVAYA AND THE WARBURG PINCUS FUNDS

    The Warburg Pincus Funds are substantial stockholders of Avaya and are considered affiliates. As of December 20, 2002, the Warburg Pincus Funds beneficially owned an aggregate of 65,154,397 shares of Avaya common stock, including series A and series B warrants to purchase an aggregate of 12,104,397 shares of Avaya common stock for an exercise price of $34.73 per share. These 65,154,397 shares collectively represented approximately 17.2% of the outstanding Avaya common stock, based on 365,801,780 shares outstanding as of November 29, 2002, as set forth in Avaya's 2002 annual report on Form 10-K. In addition, upon execution of the Backstop Agreement, Avaya granted the Warburg Pincus Funds four year Series C warrants to purchase an aggregate of 7,355,824 shares of Avaya common stock at a per share purchase price of $3.50.

    On August 8, 2000, prior to Avaya's spin-off from Lucent, the Warburg Pincus Funds and Avaya entered into a Preferred Stock and Warrant Purchase Agreement. Under the terms of the Preferred Stock and Warrant Purchase Agreement, Avaya agreed to sell to the Warburg Pincus Funds, and the Warburg Pincus Funds agreed to purchase from Avaya, an aggregate of 4,000,000 shares of Avaya's 6 1/2% Series B Convertible Participating Preferred Stock and warrants to purchase an aggregate of 12,391,079 shares of Avaya common stock, subject to adjustment.

    The series B preferred stock had an initial liquidation preference of $100 per share, which would accrete at 6 1/2% per annum until the tenth anniversary of its issuance, unless Avaya were to pay non-participating dividends on the series B preferred stock. The accretion of the liquidation preference would generally accelerate upon a change of control of Avaya. The holders also had the right to require Avaya to repurchase the series B preferred stock upon a change of control. The series B preferred stock was entitled to participating dividends with Avaya common stock and also had certain additional dividend rights. The series B preferred stock was convertible at any time at the option of the holder into shares of Avaya common stock at an initial conversion price of $26.71 per share, subject to adjustment, and entitled the holders to vote with the holders of Avaya common stock on as converted basis and to limited class voting rights. At any time after the fifth anniversary of its issuance, the series B preferred stock was redeemable at the option of Avaya for cash, and Avaya could require mandatory conversion of the series B preferred stock into Avaya common stock.

    The warrants purchased by the Warburg Pincus Funds in the preferred stock and warrant purchase agreement consisted of series A warrants, which have a four year term and were exercisable for an aggregate of 6,883,933 shares of Avaya common stock, and series B warrants, which have a five year term and were exercisable for an aggregate of 5,507,146 shares of Avaya common stock. The exercise price of each of the series A and series B warrants was $34.73 per share of Avaya common stock. The number of shares of Avaya common stock upon exercise of each of the series A and series B warrants, as well as the per share exercise price, are subject to customary antidilution adjustments.

    In the preferred stock and warrant purchase agreement, Avaya agreed, that, for so long as the Warburg Pincus Funds held a number of shares of Avaya common stock equal to at least 50% of the shares initially issuable upon full conversion of the series B preferred stock, the Warburg Pincus Funds would have the right to designate one individual for election to Avaya's board of directors and one individual to attend board meetings as an observer.

    The Warburg Pincus Funds further agreed to a standstill provision that would be in effect until August 8, 2005 and that would require the Warburg Pincus Funds to keep their aggregate ownership of Avaya common stock below 9.9% of that outstanding.

    The transactions contemplated by the preferred stock and warrant purchase agreement were completed on October 2, 2000.

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    In December, 2000, the Warburg Pincus Funds purchased 50,000 shares of Avaya common stock in open market purchases.

    On March 10, 2002, Avaya and the Warburg Pincus Funds entered into a Conversion and Exercise Agreement and a Stock Purchase Agreement. Under the terms of the Conversion and Exercise Agreement:

    - Avaya agreed to reduce the conversion price of the series B preferred stock;

    - the Warburg Pincus Funds agreed to convert all of their series B preferred stock into an aggregate of 38,329,365 shares of Avaya common stock; and

    - the Warburg Pincus Funds agreed to exercise for cash (1) a portion of the series A warrants for an aggregate of 159,268 shares of Avaya common stock and (2) a portion of the series B warrants for an aggregate of 127,414 shares of Avaya common stock.

    Under the terms of the stock purchase agreement, the Warburg Pincus Funds agreed to purchase an aggregate of 14,383,953 shares of Avaya common stock.

    The conversion and exercise agreement and the stock purchase agreement also contained provisions that would raise the threshold on the standstill provision described above to 19.5% and required that, following completion of the transactions contemplated by the stock purchase agreement, the individual designated by the Warburg Pincus Funds for election to our board of directors be unaffiliated with Warburg Pincus. These provisions have been superceded by the Backstop Agreement.

    On March 21, 2002, the transactions contemplated by the conversion and exercise agreement and the stock purchase agreement were completed.

    On December 19, 2002, prior to the approval by Avaya's board of directors of the exchange offer and the related transactions, the individual that the Warburg Pincus Funds had designated for election to Avaya's board of directors resigned from the board of directors.

    The Warburg Pincus Funds have not engaged in any transactions in Avaya securities within the 60 days preceding the date of this offer to exchange/prospectus. Following completion or termination of the exchange offer, the Warburg Pincus Funds may, subject to the restrictions described under the Backstop Agreement and applicable law, engage in transactions involving Avaya common stock or the LYONs.

BACKGROUND OF THE EXCHANGE OFFER

    As a result of the Warburg Pincus Funds' investment in Avaya, and the continuing review of such investment, the Warburg Pincus Funds, Warburg, Pincus & Co., Warburg Pincus and their respective partners, officers, employees and representatives regularly engage in discussions with Avaya concerning Avaya's business, financial condition, results of operation and strategy.

    In late October 2002, these discussions began to include potential transactions that might help Avaya meet its obligations to repurchase from holders of LYONs any LYONs required to be so repurchased pursuant to their terms in October 2004. These potential transactions included a wide variety of structures, including sales by Avaya of its common stock (including to the Warburg Pincus Funds), purchases by the Warburg Pincus Funds of LYONs and other Avaya securities in the open market, loans to Avaya, joint purchases and exchanges of LYONs and other transactions designed to either provide Avaya with additional cash or reduce the aggregate principal amount at maturity of LYONs outstanding at maturity.

    These discussions continued through December 2002, and culminated in the execution of the Backstop Agreement on December 23, 2002 and the commencement of the exchange offer. On January 13, 2003, Avaya and the Warburg Pincus Funds agreed to increase the value of the mixed consideration and extend the exchange offer until 12:00 midnight on January 27, 2003. On January 21, 2003, the offerors agreed that Avaya's announcement on such date concerning its first fiscal quarter 2003 earnings will not result in an extension of the exchange offer. On January 27, 2003, Avaya and the Warburg Pincus Funds agreed to extend the exchange offer until 5:00 p.m. on January 28, 2003.

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                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of 200 million shares of preferred stock, par value $1.00 per share, and 1.5 billion shares of common stock, par value $0.01 per share. On November 29, 2002, 365,801,780 shares of our common stock and no shares of our preferred stock were outstanding.

OUR COMMON STOCK

    The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, such holders possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders.

WARRANTS

    The Warburg Pincus Funds beneficially owned, as of the date of this offer to exchange/prospectus, series A warrants to purchase an aggregate of 6,724,665 shares of Avaya common stock; series B warrants to purchase an aggregate of 5,379,732 shares of Avaya common stock; and series C warrants to purchase 7,355,824 shares of Avaya common stock. For information concerning the series D warrants that may be issued to the Warburg Pincus Funds, and the adjustment to the exercise price and the number of shares of Avaya common stock that may be purchased upon exercise of the series A and series B warrants upon the completion of the exchange offer, see "Relationship Between Avaya and the Warburg Pincus Funds--The Backstop Agreement."

OUR PREFERRED STOCK

    Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

    - the designation of the series,

    - the number of shares of the series, which number our board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease, but not below the number of shares thereof then outstanding,

    - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or the method for determining the date or dates upon which dividends on the shares of such series shall be cumulative,

    - the redemption rights and price or prices, if any, for shares of the series,

    - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

    - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

    - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of ours or of any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or

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      rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

    - restrictions on the issuance of shares of the same series or of any other class or series,

    - the voting rights, if any, of the holders of the shares of the series, and

    - any other relative rights, preferences and limitations of such series.

    We believe that the ability of our board of directors to establish one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where, subject to certain exceptions, the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

    Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    An aggregate of 7.5 million shares of our Series A junior participating preferred stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A junior participating preferred stock, please see "Rights Agreement."

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    An aggregate of 4 million shares of our Series B convertible participating preferred stock was issued on October 2, 2000 to the Warburg Pincus Funds. In March, 2002, we reduced the conversion price of the Series B convertible participating preferred stock owned by the Warburg Pincus Funds from $26.71 per share to $11.31 per share and the Warburg Pincus Funds converted all of their Series B convertible participating preferred stock into an aggregate of 38,329,365 shares of our common stock. The shares of Series B convertible participating preferred stock that were converted into shares of our common stock have the status of authorized but unissued preferred stock, without designation as to series, subject to reissuance by our board of directors as shares of any one or more other series.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    BOARD OF DIRECTORS. Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively

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pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors are classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2002, another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2003 and another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2004, with each director to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

    Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

    These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board or by our chairman of the board, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

    ADVANCE NOTICE PROCEDURES. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of

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the preceding year's annual meeting, except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such annual meeting and not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

    Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and we make no public announcement naming all of the nominees for director or specifying the size of our increased board at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.

    In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our certificate of incorporation. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    AMENDMENT. Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT

    Our board of directors has adopted a rights agreement, with The Bank of New York as rights agent. The rights agreement has been incorporated by reference as an exhibit to the registration statement of which this offer to exchange/prospectus forms a part. For information on how to obtain a copy of the rights agreement, please see "Where to Find Additional Information Regarding Avaya."

    ANTI-TAKEOVER EFFECTS. The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

    EXERCISABILITY OF RIGHTS. Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one

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one-thousandth of a share of Series A junior participating preferred stock, par value $1.00 per share, at an initial purchase price of $125, subject to customary antidilution adjustments. For a description of the terms of our Series A junior participating preferred stock, see "Series A Junior Participating Preferred Stock" below.

    The rights will not become exercisable until the earliest of:

    - 10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding;

    - 10 business days after we first determine that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding; or

    - such date, if any, as may be designated by the board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 15% or more of our common stock then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

    Additionally, at any time a person or a group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

    For purposes of the rights agreement, the Warburg Pincus Funds are not deemed to be the beneficial owners of any shares of common stock they acquired upon conversion of the series B preferred stock or that they can acquire by exercising the warrants that were issued to them prior to execution of the Backstop Agreement.

    The various features of our rights agreement are described below.

    "FLIP IN" FEATURE. In the event a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A junior participating preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that an exercise price of $125 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 15% or more of our common stock then outstanding, can exercise his or her right by paying us $125 in order to receive from us shares of common stock having a value equal to $250.

    "EXCHANGE" FEATURE. At any time after a person or group becomes the beneficial owner of securities representing 15% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

    "FLIP OVER" FEATURE. In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets and those of our subsidiaries or our earning power and that of our subsidiaries, in each case taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 15% or more of, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

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    REDEMPTION OF RIGHTS.  At any time before the earlier to occur of:

    - public disclosure that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding or

    - our determination that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "Exercisability of Rights" above, will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

    AMENDMENT OF RIGHT. At any time before a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.

    However, if at any time after a person or group beneficially owns securities representing 15% or more, or such lower percentage as may be amended in the existing rights agreement, of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

    TERMINATION OF RIGHTS. If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 7,500,000 shares of Series A junior participating preferred stock.

    We have designed the dividend, liquidation, voting and redemption features of our Series A junior participating preferred stock so that the value of one one-thousandth of a share of our Series A junior participating preferred stock approximates the value of one share of our common stock. Shares of our Series A junior participating preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A junior participating preferred stock:

    - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

    - will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

    - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

    - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

    - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

    The rights of our Series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

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DELAWARE BUSINESS COMBINATION STATUTE

    Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
      66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

    - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

    - the affiliates and associates of any such person.

    Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, for a period of three years following the distribution date, Lucent and its affiliates are excluded from the definition of interested stockholder pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is acting as the transfer agent and registrar for our common stock.

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                              DESCRIPTION OF LYONS

    As of September 30, 2002, $943,632,000 aggregate principal amount at maturity of LYONs were outstanding. The LYONs mature on October 31, 2021. The principal amount at maturity of each LYON is $1,000.

    The LYONs were offered at a substantial discount from their $1,000 principal amount at maturity. The LYONs were issued at an issue price of $487.48 per LYON. We do not make periodic payments of cash interest on the LYONs. However, the LYONs accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and principal amount at maturity of a LYON. Original issue discount has accrued daily at a rate of 3.625% per year, since October 31, 2001. As of September 30, 2002, the accreted value was approximately $504.43 per LYON. The accrual of original issue discount is calculated on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

    Original issue discount will cease to accrue on a LYON upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

RANKING OF THE LYONS

    The LYONs are unsecured obligations and rank equal in right of payment to all of Avaya's other existing and future unsecured and unsubordinated indebtedness. The LYONs are effectively subordinated to any of our secured indebtedness to the extent of the security and to any indebtedness and other liabilities, including trade payables, of our subsidiaries.

    In addition, if a holder requires us to purchase all or a portion of its LYONs and we elect to deliver common stock in satisfaction of our obligation but fail to deliver such common stock, and we become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its LYONs, and a holder's claim may be subordinated to all of our existing and future obligations.

CONVERSION RIGHTS

    A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on October 31, 2021. However, a holder may convert a LYON only until the close of business on the redemption date if we call a LYON for redemption. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYONs may be surrendered for conversion only if such notice is validly withdrawn in accordance with the indenture.

    The conversion rate is 37.4437 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our common stock on the trading day immediately preceding the conversion date.

    On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount.

    If semiannual interest is payable to holders of LYONs due to the occurrence of a Tax Event and such LYONs are converted after a record date and prior to the next interest payment date for the LYONs, holders of such LYONs on the record date will receive the semiannual interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion and such LYONs upon surrender must be accompanied by funds equal to the amount of semiannual interest payable on the restated

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principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

    The conversion rate will not be adjusted for accrued original issue discount. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

    We will adjust the conversion rate for:

    - dividends or distributions on our common stock payable in our common stock or other capital stock of Avaya;

    - subdivisions, combinations or certain reclassifications of our common stock;

    - distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the then current sale price; and

    - distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution).

    In the event we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

    In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution. No adjustment to the conversion rate will be made if holders of LYONs will participate in the transaction without conversion or in certain other cases.

    In addition, the indenture provides that upon conversion of the LYONs, the holders of such LYONs will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing rights agreement and any future rights agreement or plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

    - the issuance of the rights;

    - the distribution of separate certificates representing the rights;

    - the exercise or redemption of such rights in accordance with any rights agreement; or

    - the termination or invalidation of the rights.

    The indenture permits us to increase the conversion rate from time to time.

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    Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

    - a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

    - an increase in the conversion rate at our discretion; or

    - failure to adjust the conversion rate in some instances.

    If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Avaya or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction.

REDEMPTION OF LYONS AT OUR OPTION

    No sinking fund is provided for the LYONs. Prior to October 31, 2004, we cannot redeem the LYONs at our option. Beginning on October 31, 2004, we may redeem the LYONs for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of LYONs. If redeemed at our option, the LYONs will be redeemed at a price equal to the sum of the issue price and accrued original issue discount on such LYONs as of the applicable redemption date. The table below shows the redemption prices of a LYON on October 31, 2004, at each October 31 thereafter prior to maturity and at maturity on October 31, 2021. In addition, the redemption price of a LYON that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount that has accrued on such LYON since the immediately preceding date in the table below.

                                                                       (2)             (3)
                                                         (1)         ACCRUED       REDEMPTION
                                                      LYON ISSUE    ORIGINAL        DISCOUNT
REDEMPTION DATE                                         PRICE      ISSUE PRICE   PRICE (1) + (2)
---------------                                       ----------   -----------   ---------------
October 31:
2004................................................   $487.48       $ 55.47        $  542.95
2005................................................    487.48         75.33           562.81
2006................................................    487.48         95.92           583.40
2007................................................    487.48        117.26           604.74
2008................................................    487.48        139.38           626.86
2009................................................    487.48        162.31           649.79
2010................................................    487.48        186.08           673.56
2011................................................    487.48        210.72           698.20
2012................................................    487.48        236.26           723.74
2013................................................    487.48        262.73           750.21
2014................................................    487.48        290.17           777.65
2015................................................    487.48        318.62           806.10
2016................................................    487.48        348.10           835.58
2017................................................    487.48        378.67           866.15
2018................................................    487.48        410.35           897.83
2019................................................    487.48        443.19           930.67
2020................................................    487.48        477.23           964.71
At stated maturity..................................    487.48        512.52         1,000.00

    If we convert the LYONs to semiannual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date

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of the conversion through the redemption date. However, in no event may the
LYONs or notes be redeemed prior to October 31, 2004. For more information on this optional conversion, see "--Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

    If less than all of the outstanding LYONs are to be redeemed, the trustee will select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONS BY AVAYA AT THE OPTION OF THE HOLDER

    On the purchase dates of October 31, 2004, October 31, 2006, and
October 31, 2011, we may, at the option of the holder, be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not validly withdrawn, subject to certain additional conditions.

    The purchase price of a LYON will be:

    - $542.95 per LYON on October 31, 2004;

    - $583.40 per LYON on October 31, 2006; and

    - $698.20 per LYON on October 31, 2011.

    The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount on such LYONs as of the applicable purchase date.

    We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof.

    If prior to a purchase date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the purchase date. For more information on this optional conversion, see "--Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

    If the purchase price for the LYONs subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such LYONs unless such holder has properly notified us of its election to withdraw the purchase notice.

    Any purchase notice may be validly withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

    If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

    We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.

    The "market price" of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five-day-trading period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

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    The "sale price" of the common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

    Because the market price of our common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website.

    Our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

    - listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

    - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

    - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

    If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will:

    - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    - file Schedule TO or any other required schedule under the Exchange Act.

    Payment of the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made as soon as practicable following the later of the purchase date or the time of delivery of the LYON.

    If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and accrued original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

    No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the purchase price with respect to such LYONs.

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CHANGE IN CONTROL PERMITS PURCHASE OF LYONS BY AVAYA AT THE OPTION OF THE HOLDER

    In the event of a change in control occurring on or prior to October 31, 2004, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

    We will be required to purchase the LYONs as of a date no later than 35 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price and accrued original issue discount on such LYONs on such date of purchase.

    If prior to such date of purchase upon a change in control the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, we will be required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to such date of purchase.

    Payment of the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

    If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, accrued original issue discount on the LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

    Under the indenture, a "change in control" of Avaya is deemed to have occurred at such time as:

    - any person or group, other than Avaya, its subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the then outstanding shares of our common stock, or of the combined voting power of all classes of voting stock of Avaya entitled to vote generally in the election of directors; or

    - there shall have occurred any change in the composition of a majority of our board of directors which is not supported by our incumbent board of directors; or

    - there shall be consummated any reorganization, consolidation, merger, share exchange or similar business combination involving us with any person or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of our assets unless, following the transaction, the persons that beneficially own the voting stock of Avaya immediately prior to the transaction beneficially own, directly or indirectly, a majority of the combined voting power of all classes of voting securities of Avaya or the entity resulting from the transaction or that acquired all or substantially all of our assets immediately after the transaction.

    For purposes of defining a change in control:

    - the term "person" and the term "group" have the meanings given by
      Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

    - the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

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    - the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

    The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

    In connection with any purchase offer in the event of a change in control, we will:

    - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    - file Schedule TO or any other required schedule under the Exchange Act.

    No LYONs may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

COVENANTS

    We have agreed in the indenture governing the LYONs to restrict certain of our activities as long as any LYONs are outstanding. Some of those restrictions are described below. Because several definitions are both specific and complex, we have provided a separate definitions section to help you to understand certain capitalized terms in this section.

    LIMITATIONS ON LIENS. Avaya will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without concurrently providing that the LYONs and any other securities issued under the indenture pursuant to other indenture supplements then outstanding shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if Avaya shall so determine, any other indebtedness of Avaya or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the securities of each series) so long as such Secured Indebtedness shall be outstanding unless such Secured Indebtedness, when added to the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the LYONs and any other applicable securities are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness which is concurrently being retired), would not exceed the greater of $500,000,000 or 15% of Consolidated Net Tangible Assets.

    CONSOLIDATIONS, MERGERS, SALES OR CONVEYANCES. Except as may be provided by the provisions described in "--Change in Control Permits Purchase of LYONs by Avaya at the Option of the Holder," nothing contained in the indenture shall prevent any consolidation of Avaya with, or merger of Avaya into, any other corporation or corporations (whether or not affiliated with Avaya), or successive consolidations or mergers to which Avaya or its successor or successors shall be a party or parties, or shall prevent any sale, transfer, lease or conveyance of the property of Avaya (including stock of subsidiaries) as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Avaya) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia authorized to acquire and own or operate the same; PROVIDED, HOWEVER, that:

    - upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of (and premium, if any) and interest on all of the securities of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by Avaya, shall be expressly assumed, by supplemental indenture, reasonably satisfactory in form to the trustee, executed and delivered to

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      the trustee by the corporation formed by such consolidation, or into which
      Avaya shall have been merged, or which shall have acquired such property;

    - immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Avaya or a Subsidiary as a result of such transaction as having been incurred by Avaya or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

    - either Avaya or the surviving entity delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if required in connection with such transaction, the supplemental indenture comply with the applicable provisions of the indenture.

CERTAIN DEFINITIONS

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total assets of Avaya and its Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

    "PRINCIPAL PROPERTY" means land, land improvements, buildings and associated factory, laboratory and office facilities (excluding all products marketed by Avaya or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by Avaya or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to Avaya and its Restricted Subsidiaries taken as a whole, or in which the interest of Avaya and all its subsidiaries does not exceed 50%.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of Avaya which has substantially all its property in the United States, which owns any Principal Property and in which the investment of Avaya and all its Subsidiaries exceeds 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after the date of the indenture for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of Avaya or any Restricted Subsidiary. Additionally, this definition includes any other Subsidiary designated by Avaya's Board of Directors as a Restricted Subsidiary.

    "SECURED INDEBTEDNESS" means indebtedness of Avaya or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary. However, this definition specifically excludes all indebtedness:

    - that was outstanding on the date of the indenture;

    - incurred after the date of the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction;

    - secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

    - owing to Avaya or any other Restricted Subsidiary;

    - existing at the time a corporation becomes a Restricted Subsidiary;

    - arising out of guarantees by Avaya of Secured Indebtedness of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness of Avaya and any other Restricted Subsidiary;

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    - arising from any sale and leaseback or synthetic lease transaction;

    - incurred to finance the acquisition or construction of property in favor of any country or any political subdivisions; and

    - replacing, extending or renewing of any such indebtedness (to the extent such indebtedness is not increased).

    "SUBSIDIARY" means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Avaya or its Subsidiaries.

EVENTS OF DEFAULT AND ACCELERATION

    The following are events of default with respect to the LYONs:

    - default in the payment of any principal amount (including accrued original issue discount and, if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount) at maturity, redemption price, purchase price, or change in control purchase price due with respect to the LYONs;

    - default in payment of any interest which becomes payable after the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, which default continues for 30 days;

    - our failure to comply with any of our other agreements in the LYONs or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

    - default by Avaya or any Restricted Subsidiary in the payment of more than $100,000,000 of indebtedness at the maturity thereof (after giving effect to any applicable grace period) or indebtedness of more than $100,000,000 shall be accelerated, and such default and acceleration shall not be cured or annulled within 30 days after written notice to Avaya by the trustee or to Avaya and the trustee by the holders of at least 25% in principal amount at maturity of the LYONs then outstanding; or

    - certain events of bankruptcy, insolvency or reorganization affecting
      Avaya.

    If an event of default with respect to any LYON shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the LYONs plus the original issue discount accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTES UPON TAX EVENT

    From and after the date of the occurrence of a Tax Event, we shall have the option to elect to have interest in lieu of future accrued original issue discount accrue at 3.625% per year on a principal amount per LYON equal to the sum of the issue price and accrued original issue discount on such LYON on the date of the Tax Event or the date on which we exercise such option, whichever is later.

    Such interest shall accrue from the date that we exercise our option to pay interest in lieu of accrued original issue discount, and shall be payable semiannually on the interest payment dates of April 30 and October 31 of each year to holders of record at the close of business on the April 15 or October 16 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date we exercise our option to pay interest. In the event

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that we exercise our option to pay interest in lieu of accrued original issue discount, the redemption price, purchase price and change in control purchase price on the LYONs will be adjusted. However, there will be no change in the holder's conversion rights.

    A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of the original issuance of the LYONs, as a result of:

    - any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

    - any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority;

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of the original issuance of the LYONs, there is more than an insubstantial risk that accrued original issue discount payable on the LYONs either:

    - would not be deductible on a current accrual basis; or

    - would not be deductible under any other method;

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

PAYMENT AFTER OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTES

    If we elect to have interest accrue in lieu of future accrued original issue discount from and after the occurrence of a Tax Event as described in "--Optional Conversion to Semiannual Coupon Notes Upon Tax Event," we will make principal and interest payments at the office of the named paying agent or agents or by mailing a check to you at the address we have for you in the register.

MODIFICATION

    We and the trustee may modify or amend the indenture or the LYONs with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to:

    - alter the manner of calculation or rate of accrual of original issue discount or interest on any LYON or change the time of payment;

    - make any LYON payable in money or securities other than that stated in the LYON;

    - change the stated maturity of any LYON;

    - reduce the principal amount at maturity, accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any LYON;

    - make any change that adversely affects the rights of a holder to convert any LYON;

    - make any change that adversely affects the right to require us to purchase a LYON;

    - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; and

    - change the provisions in the indenture that relate to modifying or amending the indenture.

    Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

    - to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

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    - to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

    - to secure our obligations in respect of the LYONs;

    - to cure any ambiguity, defect or inconsistency in the indenture or the LYONs; or

    - to make any change that does not adversely affect the rights of any holder of the LYONs.

    The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of all the holders of all LYONs:

    - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

    - waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or our obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock or any combination thereof (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

    The provisions of the indenture relating to defeasance and covenant defeasance do not apply to the LYONs.

CALCULATIONS IN RESPECT OF LYONS

    We are responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the market prices of our common stock. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of LYONs. We provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a bankruptcy proceeding is commenced in respect of Avaya, the claim of a holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of LYONs will be effectively subordinated in right of payment to our secured indebtedness of ours to the extent of the security and effectively subordinated to any indebtedness and other obligations of our subsidiaries.

GOVERNING LAW

    The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York without giving effect to its conflict of laws principles.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TAX CONSEQUENCES TO LYONS HOLDERS IN THE EXCHANGE OFFER

    The following discussion summarizes certain material U.S. federal income tax consequences to the holders of LYONs participating in the exchange offer. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. The aforementioned authorities are subject to change, including changes which may be retroactive, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion deals only with LYONs and our common stock, if any, received in exchange therefor, held as capital assets within the meaning of
Section 1221 of the Code and does not deal with special situations. For example, it does not specifically address the tax consequences to U.S. Holders (defined below) subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, investors in pass through entities, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, U.S. Holders that hold the LYONs as part of an integrated investment (including a straddle, hedge, constructive sale or conversion transaction) consisting of the LYONs and one or more other positions, U.S. Holders whose functional currency is other than the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax. The discussion below does not address the state, local or foreign tax consequences of the exchange offer, or the estate tax or gift tax consequences of the exchange offer (except to the extent described below under "Non-U.S. Holders").

    You are urged to consult your tax advisors as to the specific tax consequences to you of the exchange offer, including the applicable federal, state, local and foreign tax consequences of the exchange offer in your particular circumstances.

    A U.S. Holder is a beneficial owner of a LYON who or which is:

    - a citizen or resident of the U.S.;

    - a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust, if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

    U.S. HOLDERS

    The U.S. federal income tax consequences to a U.S. Holder participating in the exchange offer will depend, in part, upon whether such holder elects to exchange LYONs for the cash consideration or the mixed consideration.

    U.S. HOLDERS THAT ELECT THE CASH CONSIDERATION

    A U.S. Holder's receipt of cash in exchange for a LYON pursuant to the exchange offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the deductibility of unpaid Original Issue Discount ("OID") below, a U.S. Holder will recognize gain or loss upon such exchange in an amount equal to the difference between the amount of cash received and such holder's "adjusted tax basis" (defined below) in the LYON at the time of the exchange.

    Subject to the market discount rules described below such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the LYON exceeds one

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year. Gain realized on net long term capital gains is subject to a preferential tax rate for certain taxpayers, such as individuals. The deductibility of capital losses is subject to limitations under the Code.

    In general, if a U.S. Holder purchased a LYON from a prior holder at a more than DE MINIMIS discount to its adjusted issue price, such holder is subject to the market discount rules of the Code. Under those rules, assuming that no election has been made to amortize market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of a LYON generally would be characterized as ordinary income to the extent of the accrued market discount on such LYON.

    Generally, a U.S. Holder's adjusted tax basis in a LYON will be equal to the amount paid for the LYON, increased by the amount of the original issue discount ("OID") and (if the election described above has been made) market discount previously includable in such holder's income during its holding period through the consummation of the exchange offer and decreased by any acquisition premium in respect of the LYON taken into account as an offset to OID income for such period. OID generally is the excess of the stated redemption price at maturity of a LYON over its issue price, a ratable daily portion of which is includible in income by a U.S. Holder on a constant yield basis.

    U.S. HOLDERS THAT ELECT THE MIXED CONSIDERATION

    The exchange offer is made up of an integrated series of transactions which Avaya believes and the following discussion assumes should be treated, to the extent the Warburg Pincus Funds provide cash to a holder of a LYON, as if the Warburg Pincus Funds supplied cash to Avaya and Avaya used such cash to purchase LYONs from a holder. If such characterization was incorrect, certain of the U.S. federal income tax consequences of the exchange offer to holders who elect the mixed consideration may be different than described below.

    A U.S. Holder's receipt of cash and our common stock in exchange for a LYON pursuant to the exchange offer will constitute a "recapitalization" for federal income tax purposes. Accordingly, subject to the discussion of the deductibility of unpaid OID below, a U.S. Holder will not recognize loss upon such exchange, but will recognize gain (the difference between the fair market value of the common stock plus the amount of cash received and such U.S. Holder's adjusted tax basis in the LYON at the time of the exchange), if any, to the extent of the cash received. The character of such gain would be determined in accordance with the principles discussed in the preceding section.

    A U.S. Holder's tax basis in our common stock received in the exchange offer will equal such holder's adjusted tax basis in the LYON exchanged, increased by any gain recognized in respect of the exchange of such LYON, and decreased by any cash received with respect to such LYON. In general, a U.S. Holder's holding period for the common stock received will include such holder's holding period for the LYON exchanged. However, the holding period for common stock attributable to accrued OID may likely begin no earlier than the date the OID accrued and may begin as late as the day following the date of the consummation of the exchange offer.

    The Treasury Department is expected to promulgate regulations that will provide that any accrued market discount not treated as ordinary income upon a tax-free exchange (including a recapitalization exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and are applicable to the exchange offer (and, likely, even without the issuance of regulations), any holder of a LYON which has accrued market discount would carry over such accrued market discount to the common stock received pursuant to the exchange offer, such that any gain recognized by the holder upon a subsequent disposition of such stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

    Other than with respect to certain nonrecognition transactions, any sale, exchange, redemption or other disposition of our common stock will generally result in a holder of such common stock recognizing

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taxable gain or loss in an amount equal to the difference between the cash and the fair market value of other property received in exchange for the common stock and the holder's adjusted tax basis in the common stock.

    DEDUCTIBILITY OF UNPAID OID

    The manner in which payments received pursuant to the exchange offer are allocated between the outstanding principal amount of the LYONs exchanged and the accrued OID portion of the outstanding LYONs exchanged is unclear for U.S. federal income tax purposes. If the payment received is first allocated to the outstanding principal amount of the LYONs exchanged, it is possible that a holder may recognize a deductible ordinary loss to the extent any accrued OID was previously included in its gross income and was not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid but accrued OID. Accordingly, by analogy, it is also unclear whether a holder of a LYON who elects the cash consideration would be required to recognize a capital loss rather than an ordinary loss for any previously accrued OID that is not paid in full.

    Each holder is urged to consult its tax advisor regarding the allocation of payments received and the deductibility of accrued OID for tax purposes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments made to a U.S. Holder pursuant to the exchange offer or pursuant to the subsequent receipt of dividends in connection with ownership of our common stock, if any, may be subject to information reporting and backup withholding. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a U.S. Holder will be subject to information reporting and backup withholding if such holder:

    - fails to furnish a taxpayer identification number ("TIN"), which, in the case of a an individual, is ordinarily such holder's social security number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

    - fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that such holder is subject to backup withholding.

    The amount of any reportable payments made to a U.S. Holder (except in the case of an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to such holder and to the IRS for each calendar year.

    To prevent backup withholding, a U.S. Holder should complete the Substitute Form W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that the payments to such holder are not subject to backup withholding. Backup withholding is not an additional tax, and a U.S. Holder may use amounts withheld as a credit against such holder's U.S. federal income tax liability, or may claim a refund, provided that the required information is furnished to the IRS in a timely manner.

    NON-U.S. HOLDERS

    The following discussion is limited to certain U.S. federal income tax consequences to a beneficial owner of a LYON who or which is not a U.S. Holder ("Non-U.S. Holders"). For purposes of the discussion

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below, OID, and dividends with respect to a LYON or common stock, will be considered to be "U.S. trade or business income" if such income or gain is:

    - effectively connected with the conduct of a U.S. trade or business; or

    - in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the U.S.

    NON-U.S. HOLDERS THAT ELECT THE CASH CONSIDERATION

    Non-U.S. Holders will not be subject to U.S. federal income tax with respect to gain or loss realized on the exchange of LYONs for cash, except to the extent:

    - such gain is U.S. trade or business income or constitutes gain realized on the sale of an interest in a "U.S. real property holding corporation" which is treated as income effectively connected with the conduct of a U.S. trade or business under Section 897 of the Code;

    - subject to certain exceptions, the Non-U.S. Holder is an individual who holds the LYONs as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition;

    - the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates; or

    - cash received represents accrued OID, which will be subject to U.S. federal income tax as discussed below under "OID."

    NON-U.S. HOLDERS THAT ELECT THE MIXED CONSIDERATION

    Non-U.S. Holders will not be subject to U.S. federal income tax with respect to gain realized on the exchange of LYONs for cash and stock, except to the extent:

    - gain realized not exceeding cash received is U.S. trade or business income or constitutes gain realized on the sale of an interest in a "U.S. real property holding corporation" which is treated as income effectively connected with the conduct of a U.S. trade or business under Section 897 of the Code;

    - subject to certain exceptions, gain realized not exceeding cash received is received by a Non-U.S. Holder who is an individual who holds the LYONs as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition;

    - the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates; or

    - any cash or common stock received represents accrued OID, which will be subject to U.S. federal income tax as discussed below under "OID.".

A Non-U.S. Holder's basis and holding period in any common stock received in the exchange offer will be computed as set forth above in "--U.S. Holders--U.S. Holders who elect the Mixed Consideration."

    OID. Generally, OID paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such OID is not U.S. trade or business income and is "portfolio interest." Generally, OID will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

    - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

    - is not a controlled foreign corporation with respect to which Avaya is a "related person" within the meaning of the Code;

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    - is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

    - certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder's name and address.

    The gross amount of payments of OID that is U.S. trade or business income will not be subject to U.S. withholding tax but will be taxed at regular graduated U.S. rates rather than a 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. The gross amount of payments of OID that does not qualify for the portfolio interest exception and that is not U.S. trade or business income generally will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

    To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income) or Form W-8 BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of OID. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

    SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK. Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of common stock generally will not be subject to U.S. federal income tax, unless:

    - such gain is U.S. trade or business income or constitutes gain realized on the sale of an interest in a "U.S. real property holding corporation" which is treated as income effectively connected with the conduct of a U.S. trade or business under Section 897 of the Code;

    - subject to certain exceptions, the Non-U.S. holder is an individual who holds the common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition; or

    - the Non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

    We do not believe that we are a U.S. real property holding corporation within the meaning of Section 897 of the Code. If our belief were incorrect, U.S. withholding tax could apply with respect to the amount realized by a Non-U.S. Holder on the sale, exchange or redemption of shares of common stock.

    FEDERAL ESTATE TAX. The common stock held by an individual Non-U.S. Holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each Non-U.S. Holder any OID dividends or other U.S.-source income that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding may apply to such payments even though the requisite certification, as described above, has been received or an exemption otherwise established, if either we or our paying agent have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

    Payments of the proceeds from the sale of the LYONs or common stock to or through a foreign office or broker will not be subject to information reporting or backup withholding, unless the broker is (i) a U.S.

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person, (ii) a foreign person that derives 50% or more of its income for certain periods from activities that are effectively connected with the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation for U.S. federal income tax purposes, or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the U.S. by a foreign office of any broker that is described in
(i), (ii), (iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

    THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE, ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND HOLDING AND DISPOSING OF LYONS AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

TAX CONSEQUENCES TO AVAYA OF THE EXCHANGE OFFER

CANCELLATION OF DEBT INCOME

    We will be required to realize cancellation of debt ("COD") income as a result of the exchange offer to the extent the aggregate accreted value of the LYONs exchanged in the exchange offer exceeds the aggregate fair market value of the cash and/or common stock delivered in the exchange offer. We will be required to include such income in our gross income for U.S. federal income tax purposes. However, we anticipate that we will be able to offset such income by our available net operating loss carryovers or by losses incurred in the taxable year of the exchange offer (subject to applicable alternative minimum tax).

                                 LEGAL MATTERS

    The validity of the common stock to be issued in the exchange offer and certain other legal matters with respect to the exchange offer will be passed upon for the Company by Pamela F. Craven, Esq., Senior Vice President, Secretary and General Counsel, of Avaya Inc. As of December 20, 2002, Pamela F. Craven owned 37,196 shares of common stock, 259,489 restricted stock units of common stock and options to purchase 1,275,000 shares of common stock.

                                    EXPERTS

    The financial statements incorporated in this offer to exchange/prospectus by reference to the Annual Report on Form 10-K of Avaya Inc. for the year ended September 30, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as described in Note 2 to the financial statements and an emphasis of a matter paragraph relating to Avaya's spin-off from Lucent as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               FEES AND EXPENSES

    The exchange agent for the exchange offer is The Bank of New York. The information agent for the exchange offer is Georgeson Shareholder Communications Inc. We will pay the exchange agent and the information agent reasonable and customary compensation for their services in connection with the exchange offer, plus reimbursement for out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

    The dealer manager for the exchange offer is Morgan Stanley & Co. Incorporated. We have also retained Morgan Stanley to act as our financial advisor in connection with, among other things, the exchange offer and the related transactions. We have agreed to pay Morgan Stanley customary compensation for its services as dealer manager and financial advisor to us in connection with the exchange offer and to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with the exchange offer. We and the Warburg Pincus Funds have agreed to indemnify Morgan Stanley against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments which Morgan Stanley may be required to make in respect thereof.

    Morgan Stanley has rendered and may in the future render various investment banking and other advisory services to us and our subsidiaries. Morgan Stanley has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. Morgan Stanley may from time to time hold LYONs and shares of our common stock in its proprietary accounts, and to the extent it owns LYONs in these accounts at the time of the exchange offer, Morgan Stanley may tender these LYONs.

    We have also agreed to compensate the Warburg Pincus Funds for their participation in the exchange offer. For a description of our arrangements with the Warburg Pincus Funds relating to the exchange offer, including our compensation arrangements with the Warburg Pincus Funds, see "Relationship Between Avaya and The Warburg Pincus Funds--The Backstop Agreement."

    We will not pay any fees or commissions to any broker or dealer or any other person, other than Morgan Stanley, for soliciting tenders of LYONs under the exchange offer. Upon request, we will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    We will pay all of our fees and expenses attributable to the exchange offer.

              WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

    Avaya files annual, quarterly, and current reports, proxy statement and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at HTTP://WWW.SEC.GOV.

    The SEC allows us to incorporate by reference the information that we file with them into this offer to exchange/prospectus. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this offer to exchange/ prospectus, except for any information that is modified or superseded by information contained in this offer to exchange/prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this offer to exchange/prospectus. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this offer to exchange/prospectus and prior to the time that we sell the securities offered by this offer to exchange/ prospectus, will be incorporated by reference into this offer to exchange/prospectus and will automatically update and supersede the information in this offer to exchange/prospectus, and any previously filed document.

    The following documents have been filed by Avaya with the SEC (File No. 1-15951) and are incorporated by reference into this offer to exchange/prospectus:

    1.  Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

    2. Proxy Statement on Schedule 14A relating to our 2002 Annual Meeting of Stockholders;

    3.  Current Report on Form 8-K dated December 23, 2002;

    4.  Current Report on Form 8-K dated January 6, 2003;

    5.  Current Report on Form 8-K dated January 9, 2003;

    6.  Current Report on Form 8-K dated January 10, 2003; and

    7.  Current Report on Form 8-K dated January 21, 2003.

    Copies of the above documents, along with exhibits specifically incorporated by reference into this offer to exchange/prospectus may be obtained without charge from the Office of the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

    No person is authorized to give any information or represent anything not contained in offer to exchange/prospectus. We are only offering the securities in places where sales of those securities are permitted. The information contained in this offer to exchange/prospectus, as well as information incorporated by reference, is current only as of the date of that information. Avaya's business, financial condition, results of operations and prospects may have changed since that date.

    DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO THE INFORMATION AGENT, GEORGESON SHAREHOLDER, 17 STATE STREET-10TH FLOOR, NEW YORK, NEW YORK 10022, COLLECT AT (212) 440-9800 OR TOLL-FREE AT 1-866-295-4337. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN JANUARY 17, 2003. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

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    Facsimile copies of the letter of transmittal will be accepted from eligible institutions. The letter of transmittal and any other required documents should be sent or delivered by each holder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent at its address set forth below.

                 The Exchange Agent for the exchange offer is:

                              THE BANK OF NEW YORK

              BY MAIL:                           BY FACSIMILE:                  BY HAND OR OVERNIGHT COURIER
       101 Barclay Street, 7E           (for eligible institutions only)             101 Barclay Street
      New York, New York 10286                   (212) 298-1915               Corporate Trust Services Window
    Attention: Carolle Montreuil                                                        Ground Level
                                          FOR CONFIRMATION TELEPHONE:             New York, New York 10286
                                                 (212) 815-5920                 Attention: Carolle Montreuil

                The Information Agent for the exchange offer is:

                                   [GRAPHIC]

                           17 State Street-10th Floor
                            New York, New York 10004
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll-Free:
                                 1-866-295-4337

                 The Dealer Manager for the exchange offer is:

                                 MORGAN STANLEY
                                 1585 Broadway
                               New York, NY 10036
                          Attention: Nathan McMurtray
                                 (212) 761-5409

    Additional copies of this offer to exchange/prospectus, the letter of transmittal or other tender offer materials may be obtained from the information agent or the exchange agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent or the exchange agent.

    Questions and requests for information regarding the terms of the exchange offer should be directed to the dealer manager.